                                                FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-12163

                               2,000,000 Shares
                     Brilliant Digital Entertainment, Inc.               [LOGO]
                                 Common Stock
                               ($.001 par value)

                                 ------------

  All of the shares of Common Stock,  par value $.001 per share (the "Common
    Stock"), of Brilliant Digital  Entertainment, Inc. ("Brilliant" or the
       "Company") offered hereby (the "Offering") are being sold by  the
         Company. Prior  to the  Offering, there  has been  no public market  for the Common  Stock. For  information relating
              to  the  factors  considered  in  determining   the
                initial  offering  price  to the  public,  see
                  "Underwriting."

 The Common Stock has been approved for listing on the American Stock Exchange under the symbol "BDE," subject to notice of issuance.

                                 ------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" ON PAGE 8 HEREIN.

                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION  PASSED
     UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions   Company(1)
                                            ------------- ------------- -------------
Per Share..................................     $5.00         $.375        $4.625
Total (2)..................................  $10,000,000    $750,000     $9,250,000

(1) Before deduction of expenses payable by the Company, estimated at $1,045,000.
(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 300,000 additional shares to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will be $11,500,000, Underwriting Discounts and Commissions will be $862,500, and Proceeds to the Company will be $10,637,500.

                                 ------------

  The shares of Common Stock are offered by the several Underwriters, when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of Common Stock will be ready for delivery on or about November 27, 1996, against payment in immediately available funds.

CS First Boston                                                  Cruttenden Roth
                                                                  Incorporated

               The date of this Prospectus is November 22, 1996.

                                  [PICTURES]

 First Color Page:

  [Enlarged strip of film with images of Cyberswine, a mummy with the caption "The Mummy Who Wouldn't Die" below and the Yakadoos.]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

 Inside Two Page Color Fold Out:

EIGHT STEPS TO MAKING MULTIPATH MOVIES

SCRIPTING

  [The scripting graphic is a montage of graphics illustrating how the ScriptNav tool is used to develop the multipath script and "view" the Multipath Movie in a narrative format.]

  ScripNav, one of the Company's proprietary software tools, assists scriptwriters in developing their Multipath Movie scripts. These scripts focus on the moods and personalities of the central characters as in traditional movies. Users interact with Multipath Movies by influencing these moods and personalities which generate multiple branching plotlines.

CREATIVE DESIGN

  [The creative design image depicts various sketches at different angles and positions of Sara and Cyberswine superimposed on a background screen capture of the SCuD tool.]

  Talent, character design, set design, props, sound and music are all elements of the creative design process. Hand illustrations, notes and preliminary concepts form the foundation of the Multipath Movie's appeal.

VOICE/SOUND

  [The sound image is made up of several screen captures from the LipSync tool. It shows a dialogue wave file being processed in the LipSync tool and the mouth shapes that are generated as the wave file is processed.]

  Voice actors produce the dialogue tracks for each branch of the story. All dialogue is then processed by the Company's proprietary LipSync software tool, which accurately coordinates each character's lip movements with the dialogue track. Music and sound effects are added.

MODEL/WORLD BUILDING

  [The character modelling image is made up of a screen capture of a scene being modelled in 3D Studio MAX with an image of Cyberswine superimposed on the 3D Studio MAX background. The image of Cyberswine shows half of his body texture mapped with the other half wire framed.]

  Creating new characters, particularly those resembling human beings, requires talented graphic artists and 3-D modelers. These characters are created using software modeling packages like 3D MAX and SoftImage.

TEXTURING/LIGHTING

  [This graphic uses SCuD as a background image with a wire frame view of a city scene and four texture mapped images added and montaged over the SCuD screen. All textures and lighting effects have been created in Photoshop and assembled in 3D Studio MAX.]

  Texturing is the process of adding pattern, texture, finish and color to the sets and characters to give them realistic features and make them life-like. Lighting is also added during this process before capturing the motion on camera.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM
RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information (including "Risk Factors" and the Consolidated Financial Statements and notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to Brilliant or the Company include its wholly owned Australian subsidiary, "BII Australia."

                                  THE COMPANY

  Brilliant is a production and development studio introducing a new generation of digital entertainment to be distributed over the Internet, on CD-ROM, as television programming and for home video. Using its proprietary, state-of-the-art software tools, the Company is developing Multipath Movies, which are three-dimensional digitally animated stories each with hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. The Company has the ability to produce Multipath Movies with seamless interactivity where the plot and graphics are uninterrupted by the user's decisions. Furthermore, the Company believes that its studio can produce a Multipath Movie in multiple formats in a single cost-efficient production process. The Company is developing a system that will permit real time distribution of, and user interaction with, its Multipath Movies over the Internet. Under a three-year marketing agreement, the Company intends to launch Internet distribution of the Multipath Movie through Packard Bell NEC's Planet Oasis World Wide Web site by bundling Internet-enabled CD-ROMs on up to six million PCs shipped by Packard Bell NEC. Through additional strategic relationships, the Company has secured quality content for its Multipath Movies from a number of proven sources such as Morgan Creek Productions, Crawford Productions and Bantam Doubleday Dell Books.

  The Company's Multipath Movies are designed to combine the best qualities of traditional filmed entertainment--story and plot, with the best of the traditional computer game--its interactivity. The Company's Multipath Movies are designed to appeal to the entire home PC and game console markets, including both the core gamer and the much larger segment of PC users not currently served by traditional game developers. The Company plans to produce a variety of Multipath Movies tailored to various demographic groups, such as comedies, adventures, romances, science fiction stories and children's stories. In order to produce digital entertainment products with wide appeal, the Company has developed a number of features that it believes represent significant technical enhancements over existing digital entertainment. For example, animated characters created using the Company's tools appear human-like and have realistic features, facial expressions and mouth movements. Multipath Movies also allow users to control characters' moods as opposed to only their actions. In addition, a typical Multipath Movie will encourage viewers to influence or interact with the story on average every 30 to 45 seconds, without interrupting the flow of the story or its graphical presentation. The Company intends to release its first Multipath Movie, Cyberswine, in the fall of 1997 through its distribution arrangement with Packard Bell NEC. The Company also is developing the Storyteller Series of Multipath Movies in which an animated Storyteller will narrate engaging interactive stories targeted at children eight to twelve years of age. The Storyteller Series will be based upon existing published children's fiction books and original scripts, such as Bantam Doubleday Dell Books' popular Choose Your Own Adventure series.

  The Company plans to release certain of its Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. The Company intends to segment such Multipath Movies into three 30-minute episodes and, by packaging together thirteen episodes, can create a season-length series for the broadcast market. Similarly, the Company intends to produce 90- to 120-minute animated features for the home video market. The Company believes that it can produce Multipath Movies for television programming and home video features at costs substantially below typical industry costs. The Company has entered into a production joint venture with Crawford Productions, an Australian television production company, through which the Company and Crawford Productions will jointly develop and distribute broadcast and cable versions of two Multipath Movie scripts in the United States and internationally.

  The Company develops Multipath Movies in a single process utilizing its proprietary software tools in conjunction with the Company's digital production and layup skills. The Company has four proprietary software tools: (i) ScripNav, a software tool that enables a script writer to write, review and correct branching multipath scripts; (ii) LipSync, a software tool used to synchronize facial expressions and mouth movements to voice soundtracks automatically; (iii) SCuD Engine, a software system which collects and integrates the output from all of the component tools to produce the Multipath Movie; and (iv) DigitalProjector, the tool that contains all the necessary elements to load and play a Multipath Movie. Utilizing its proprietary software tools, the Company can produce multiple formats from each title in a single cost-efficient production process, enabling the Company to amortize its production costs across the revenue streams from each format. In addition, the Company's LipSync tool allows for low-cost modification of Multipath Movies to other languages without the awkward appearance of dubbed movies. The Company's proprietary software tools and production process are designed to emulate traditional film writing and production techniques and allow screenwriters, directors and producers to develop Multipath Movies without any detailed knowledge of computer programming or significant assistance from expensive programming teams. As an example, the Company has entered into an agreement through which Morgan Creek Productions will provide the Company certain creative, direction and film development assistance on two motion picture scripts. The Company believes that the utilization of existing entertainment resources will enable it to generate high-quality digital entertainment at a low cost.

  In addition to developing a new genre of multipath entertainment, the Company produces and sells interactive CD-ROM titles primarily for children, including the KidStory Series. Since shipment of its first CD-ROM title in January, 1995, the Company has developed 16 traditional CD-ROM titles. Examples of its titles include Flipper and The Yukadoos, which received a 1996 Newsweek Editor's Choice Award. The Company has licensed the rights to over 40 additional titles for development of KidStory Series products. In addition, the Company recently acquired the interactive CD-ROM rights to the Popeye characters. The KidStory Series is a profitable value-for-price product category that is not dependent upon the production of hit titles.

       ACQUISITION FROM RELATED PARTY OF SEGA AUSTRALIA NEW DEVELOPMENTS

  The Company acquired Sega Australia New Developments ("SAND") on September 30, 1996 from Sega Ozisoft Pty. Limited ("Sega Ozisoft") in exchange for a $1,500,000 promissory note convertible into 780,001 shares of the Common Stock of the Company. SAND is a "skunk works" research and development operation for leading edge software tools which had commenced development of the Multipath Movie. Mark Dyne and Kevin Bermeister, the Chairman of the Board and Chief Executive Officer, and the President of the Company, respectively, were instrumental in the formation of SAND in their role as joint managing directors and are significant minority shareholders of Sega Ozisoft. See "Certain Relationships and Related Transactions." The terms of the transaction, including the purchase price, were determined through negotiations conducted between the Board of Directors of Sega Ozisoft, with Messrs. Dyne and Bermeister not participating, and Brilliant Interactive Ideas Pty. Ltd. See "The Company."

  The Company is a Delaware corporation, was formed in July 1996 and is the parent of Brilliant Interactive Ideas Pty. Ltd., a corporation formed under the laws of New South Wales, Australia in September 1993. Its executive offices are located at 6355 Topanga Canyon Boulevard, Suite 513, Woodland Hills, California 91367, and its telephone number is (818) 346-3653.

                                  THE OFFERING

 Common Stock offered.........................  2,000,000 shares
 Common Stock outstanding after the Offering..  7,200,001 shares (1)
 Use of Proceeds..............................  Production of Multipath Movies,
                                                development of a new production
                                                studio, software tool
                                                enhancement and development,
                                                acquisition of licenses,
                                                repayment of related party
                                                loans and other indebtedness
                                                and for general corporate
                                                purposes. See "Use of
                                                Proceeds."
 American Stock Exchange Symbol...............  BDE

-------
(1) Excludes 910,222 shares of Common Stock subject to outstanding options and warrants as of November 18, 1996.

                         SUMMARY FINANCIAL INFORMATION

                                                                 THREE MONTHS
                               FISCAL YEARS ENDED JUNE 30, (1)       ENDED
                               --------------------------------  SEPTEMBER 30,
                                    1995             1996            1996
                               ---------------  ---------------  -------------
                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues................ $       842,796  $     2,053,877   $   281,170
Gross profit..................         186,857        1,315,035       141,299
Total operating expenses......         566,284          804,748     2,657,667
Income (loss) from
 operations...................        (379,427)         510,287    (2,516,368)
Net income (loss).............        (423,853)         553,412    (2,536,838)
Net income (loss) per share
 (2).......................... $         (0.09) $          0.12   $     (0.56)
Common shares used in
 computing net income (loss)
 per share (2)................       4,508,423        4,557,000     4,503,960
Pro forma net loss per share
 (3)..........................                  $         (0.15)  $     (0.48)
Common shares used in
 computing pro forma net loss
 per share (3)................                        5,337,001     5,283,961

                                                        SEPTEMBER 30, 1996
                                                    ----------------------------
                                                            (UNAUDITED)
                                                      ACTUAL     AS ADJUSTED (4)
                                                    -----------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.......................... $    85,941    $ 7,390,507
Total current assets...............................     722,330      8,026,896
Total assets.......................................   1,198,394      8,502,960
Total current liabilities..........................   2,753,149        352,715
Total stockholders' equity (deficiency)............  (1,554,755)     8,150,245

--------
(1) The Company intends to change its fiscal year end from June 30 to December 31, effective December 31, 1996.
(2) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of net income (loss) per share.
(3) Pro forma net loss per share for the fiscal year ended June 30, 1996 reflects the acquisition by the Company of SAND, in exchange for the SAND Note. Of the $1,500,000 purchase price, $150,000 was allocated to certain assets and $1,350,000 was charged to operating expenses as in-process research and development costs. This resulted in a pro forma net loss of $796,588. The pro forma net loss per share for the fiscal year ended June 30, 1996 also reflects the conversion of the SAND Note into 780,001 shares of Common Stock upon the closing of the Offering. Pro forma net loss per share for the three months ended September 30, 1996 reflects the conversion of the SAND Note into 780,001 shares of Common Stock upon the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus.
(4) As adjusted to reflect (i) the sale of 2,000,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $5.00 per share after deducting underwriting discounts and commissions and estimated offering expenses, (ii) the conversion of the SAND Note into 780,001 shares of Common Stock upon the closing of the Offering, and (iii) the repayment of $900,434 of short-term obligations. See "Use of Proceeds."

  Except as otherwise indicated, all information in this Prospectus (i) has been adjusted, where applicable, to reflect the 4.42-for-1 stock split effected by the Company on September 13, 1996; (ii) reflects the incorporation of the Company and the subsequent exchange of 100,000 outstanding shares of Brilliant Interactive Ideas, Pty. Ltd. ("BII Australia") for 1,000,000 shares of the Company; (iii) reflects the acquisition on September 30, 1996 by the Company of SAND in exchange for a $1,500,000 principal amount one-year 8% convertible promissory note payable (the "SAND Note") to Sega Ozisoft; (iv) reflects the conversion of the SAND Note into 780,001 shares of the Company's Common Stock upon the closing of the Offering; (v) with respect to information subsequent to September 30, 1996 set forth in this document, reflects the conversion rate at September 30, 1996 of Australian Dollars to United States Dollars of 1:0.791; and (vi) assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

  Brilliant is a production and development studio introducing a new generation of digital entertainment to be distributed over the Internet, on CD-ROM, as television programming and for home video. The Company, headquartered in the United States, was incorporated during July 1996. The Company has been formed through the combination of two businesses: Brilliant Interactive Ideas, Pty. Ltd. ("BII Australia"), an entertainment software developer and producer; and Sega Australia New Developments ("SAND"), a "skunk works" research and development operation for leading edge software tools. BII Australia became a wholly-owned subsidiary of the Company through the exchange of all 100,000 outstanding shares of BII Australia for 1,000,000 shares of Common Stock of the Company. In addition, on September 30, 1996 the Company acquired SAND. SAND was established during the second quarter of 1994 by Sega Ozisoft Pty., Limited ("Sega Ozisoft"), one of the largest publishers and distributors of entertainment software products in Australia and New Zealand, the predecessor of which was co-founded by Mark Dyne and Kevin Bermeister.

  Since its founding in September 1993, BII Australia has developed and sold interactive education and entertainment CD-ROM titles primarily for children. As a result of his experience in the software industry, Mark Miller, Managing Director of BII Australia, identified BII Australia as a promising software developer and, during December 1994, Mark Miller, through Pacific Interactive Education Pty. Limited ("PIE"), and Reefknot Limited ("Reefknot"), a passive single purpose investment company, purchased a controlling interest in BII Australia. Under the direction of Mr. Miller, BII Australia has pursued a strategy of producing profitable value-for-price software entertainment product that is not dependent upon the production of hit titles.

  Sega Ozisoft was built by Messrs. Dyne and Bermeister, each of whom currently serve on its Board of Directors, and is majority-owned by Sega Enterprises of Japan ("Sega"). Sega Ozisoft has been an entertainment CD-ROM publisher and distributor since 1982. As a leading publisher and distributor of interactive software products for the Australian market, Sega Ozisoft has operated as the local representative for leading software developers and achieved expertise in product positioning, associated marketing programs, customer service support and other related functions. Sega Ozisoft has represented over 100 United States and European based software publishers and successfully launched more than 4,000 products. Through Sega Ozisoft Messrs. Dyne and Bermeister have had broad exposure to the types of entertainment software introduced throughout the past decade, the distribution and retail strategies followed by various industry participants, the advantages and disadvantages of various multimedia business models and the numerous participants within the multimedia software and various related industries. As a result of this experience, Messrs. Dyne and Bermeister began to identify certain opportunities within the entertainment software industry that were not being addressed. Traditional software games are directed at a demographic audience comprised primarily of young males, ages eight to 21, who prefer high adventure, fast action games and who are willing to spend substantial time on this activity. Other potential market segments, such as females and adult males over 21, typically have not been targeted by developers. Additionally, Messrs. Dyne and Bermeister recognized that consumers were seeking additional entertainment applications for their computers. Messrs. Dyne and Bermeister conceptualized a new genre of entertainment, the Multipath Movie, that would address these underserved market segments as well as the traditional gamers and could be offered at acceptable price points.

  Accordingly, Sega Ozisoft established SAND as a stand-alone research and development division to develop leading edge digital entertainment technology. SAND has been responsible for developing the suite of proprietary software tools and low-cost production process that are the foundation for the Company's new generation of animated digital entertainment.

  Sega Ozisoft and BII Australia began working together during November of 1994 to jointly continue the development of SAND's software tools. BII Australia's core capabilities in software product development and production processes were recognized as valuable in developing commercial digital entertainment product applications utilizing SAND's software tools. BII Australia provided consulting advice regarding integration of individual tool components, the required functionality of the tool suite and technical issues impacting the use of text, sound, graphics and other special effects in the development of an interactive digital entertainment product. BII Australia and Sega Ozisoft formalized their relationship on January 17, 1996 with an agreement through which BII Australia provided continued technical assistance for the enhancement of SAND's software tools and in the development of the first Multipath Movie product, which is based on the Australian comic strip character "Cyberswine."

  With the evolution of the SAND software tools and the realization of the potential commercial application of associated digital entertainment products, Sega Ozisoft began developing a business plan to successfully exploit the commercial potential of products produced with the SAND software tools. Accordingly, it was determined that the most effective way to accelerate development of SAND's software tools was to form a separate entity that could properly oversee and manage the ongoing software tool development and the product launch of the various business lines generated with SAND's software tools. Messrs. Dyne and Bermeister developed a plan to (i) acquire a substantial interest in the Company and for BII Australia to serve as the production development platform for the new entity, and (ii) acquire SAND. In June, 1996, Messrs. Dyne and Bermeister reached agreement with Reefknot to purchase stock of the Company from Reefknot. Pursuant to their agreement with Reefknot, Messrs. Dyne and Bermeister have since each acquired 15.3% of the outstanding shares of Common Stock of the Company from Reefknot for an aggregate cash purchase price of $2,982,000. See "Principal Stockholders." Pursuant to a Memorandum of Understanding dated June 12, 1996, and superseded by an Asset Purchase Agreement dated September 12, 1996, the Company acquired SAND on September 30, 1996 from Sega Ozisoft in exchange for a $1,500,000 promissory note convertible into 780,001 shares of the Common Stock of the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results or experience could differ significantly from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in this section as well as those discussed elsewhere in this Prospectus.

ACCEPTANCE OF MULTIPATH MOVIE CONCEPT; SUCCESSFUL DEVELOPMENT OF MULTIPATH
 MOVIES WITH APPEALING CREATIVE CONTENT

  The success of the Company's Multipath Movie products will depend to a significant extent on acceptance by the market of the Multipath Movie concept. The market for entertainment software is emerging and is dependent upon a number of variables, including consumer preferences, the installed base of personal computers and a sufficient number of entertainment software titles to stimulate market development. Any competitive, technological or other factor materially adversely affecting the introduction or sale of personal computers or entertainment software would have a material adverse effect on the Company. Because the market for entertainment software is relatively small in comparison with the overall market for consumer software products, it is impossible to predict with any degree of certainty the future rate of growth, if any, and the size of the market for the Company's products.

  Each Multipath Movie will be an individual artistic work, and its commercial success primarily will be determined by user reaction, which is unpredictable. The Company has not yet introduced its first Multipath Movie. The commercial success of the Company's Multipath Movies will depend on its ability to predict the type of content that will appeal to a broad audience and to develop stories and characters that capture the attention and imagination of the market. In addition, the success of the Company's Multipath Movies will depend upon the Company's ability to develop popular characters and to license recognized characters and properties from third parties for its software titles. There can be no assurance that the Company will be able to develop or license popular stories or characters. The success of a Multipath Movie also depends upon the effectiveness of the Company's marketing and successful introduction of the first Multipath Movie through the Company's bundling relationship with Packard Bell NEC, as well as the quality and acceptance of other competing programs released into the market at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. There can be no assurance that the Company will be able to successfully introduce the Multipath Movie through its bundling relationship with Packard Bell NEC or otherwise. Accordingly, there exists substantial risk that some or all of the Company's Multipath Movies will not be commercially successful, resulting in certain costs not being recouped or anticipated profits not being realized. Further, the success of the Multipath Movie genre will substantially depend on the market's reception of the first Multipath Movie. The failure of the Company's initial Multipath Movie to achieve commercial success would damage the ability of the Company to introduce additional titles. Accordingly, the failure of any of the Company's Multipath Movies, and especially its first Multipath Movie, to achieve commercial success, could have a material adverse affect on the business, operating results and financial condition of the Company.

FLUCTUATING OPERATING RESULTS

  The Company intends to generate a substantial majority of its future revenue from the development and production of Multipath Movies and other three-dimensional digitally created entertainment. The first of its Multipath Movies, Cyberswine, is expected to be released in the fall of 1997. The first product in the Storyteller Series is not expected to be released until late 1997. The Company's annual and quarterly revenue will depend upon the successful development, timing and market acceptance of its interactive products and upon the costs to distribute and promote these products. Specifically, the revenues derived from the production and distribution of the Company's Multipath Movies will depend primarily on the acceptance by the market of the Multipath Movie concept and the underlying content of the Multipath Movie, neither of which can be predicted nor necessarily bear a direct correlation to the production or distribution costs incurred. See "--Acceptance of Multipath Movie Concept; Successful Development of Multipath Movies with Appealing Creative Content," and "--Dependence on Development of Additional Multipath Movies." The commercial success of a film also depends upon promotion and marketing, production costs, impact of competition and other factors. See "-- Competition." Accordingly, the Company's annual and quarterly revenues are and will continue to be extremely difficult to forecast. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's expense levels are, to a large extent, fixed. The Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. As a result, any significant shortfall in revenue from the Company's Multipath Movies would have an immediate material adverse effect on the Company's business, operating results and financial condition. The Company plans to increase its operating expenses to fund greater levels of Multipath Movie and traditional CD-ROM development, research and development, increased marketing operations and expansion of its distribution channels. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Historically, the Company has experienced significant fluctuations in its operating results from quarter to quarter and it expects these fluctuations to continue in the future. Factors that may influence the Company's quarterly operating results include customer demand for the Company's products, introduction or enhancement of products by the Company and its competitors, the timing of releases of new products or product enhancements by the Company and its competitors, introduction or availability of new hardware, market acceptance of the Multipath Movies and other new products, development and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold, mix of products sold, product returns, the timing of orders from major customers, order cancellations, delays in shipment and other developments and decisions including the timing and extent of development expenditures, management's evaluation and judgement regarding a title's acceptance, other unanticipated operating expenses and general economic conditions. Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, the Company's revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters. The Company's revenues both domestically and internationally have varied significantly between monthly and quarterly periods. Therefore, in the future, the operating results for any quarter should not be taken as indicative of the results for any quarter in subsequent periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The entertainment software business is highly seasonal. Typically, net revenues are highest during the fourth calendar quarter (which includes the holiday buying season), decline in the first calendar quarter and are lowest in the second and third calendar quarters. This seasonal pattern is due primarily to the increased demand for entertainment software products during the year-end holiday buying season. As a result, a disproportionate share of the Company's net revenues historically have been generated in the second quarter of the Company's fiscal year. The Company expects its revenues and operating results will continue to reflect these seasonal factors.

  The entertainment industry historically has been subject to substantial cyclical variation, with consumer spending for entertainment products tending to decline during recessionary periods. There can be no assurance that the Company will be able to adjust its anticipated product development expenditures and other expenses in the event of an economic downturn during such development. Accordingly, if a recessionary period occurs, tending to result in decrease sales of the Company's products, product development expenses likely will remain constant and the Company's business, operating results and financial condition could be adversely affected. See "--Rapid Technological Change; Changing Product Platforms and Formats."

  Due to all of the foregoing factors, it is also likely that in some future periods the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Fluctuating Operating Results."

SOFTWARE TOOLS AND PRODUCT DEVELOPMENT

  The suite of software tools that will enable the Company to create its Multipath Movie has been developed over the past two years and additional refinement of these tools may be necessary in order to create the Multipath Movie. The Company believes that its future success depends in large part upon the continuous enhancement of the software tools necessary to create the Multipath Movie. If problems in the development of the Company's software tools arise, no assurance can be given that the Company will be able successfully to remedy these problems. Even if the Company can remedy these potential problems, the creation, and consequently the distribution, of the Multipath Movie may be significantly delayed or could become significantly more expensive. Any such delay or increase in cost would have a material adverse affect on the business, operating results and financial condition of the Company.

  For the foreseeable future, the Company expects to be significantly dependent upon the success of the Multipath Movie. The Multipath Movie is still in the development stage. The Company expects to release its first product in the Multipath Movie product line in the fall of 1997. There can be no assurance that these products will be successfully developed at all, or if successfully developed, will be released during these periods. If the Company is unable to timely produce and develop these products and subsequent digital entertainment products that meet with broad market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

  Also, entertainment products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. The Company has in the past discovered software errors in certain of its new products and enhancements after their introduction. Although the Company has not experienced material adverse effects resulting from any such errors to date, there can be no assurance that errors or defects will not be found in new products or releases after commencement of commercial shipments, resulting in adverse product reviews and a loss of or delay in market acceptance, which would have a material adverse effect upon the Company's business, operating results and financial condition.

DEPENDENCE ON DEVELOPMENT OF ADDITIONAL MULTIPATH MOVIES

  The Company's success will depend largely upon its ability in the future to continuously develop new, commercially-successful Multipath Movie titles and to replace revenues from Multipath Movie titles in the later stages of their life cycles. If revenues from new products or other activities fail to replace declining revenues from existing products, the Company's business, operations and financial condition could be materially adversely affected. In addition, the Company's success will depend upon its ability to develop popular characters and to license recognized characters and properties from third parties for its digital entertainment products. If the Company is unable to develop popular characters or if the cost of licensing characters and properties from third parties becomes prohibitive, the Company's business, operating results and financial condition could be adversely affected. Also, pursuant to certain of its licensing arrangements, the Company historically has, and may continue to, prepay royalties to third parties. There can be no assurance that the sales of products associated with these royalties will equal or exceed the amount of the prepayment. See "--Acceptance of Multipath Movie Concept; Successful Development of Multipath Movies with Appealing Creative Content," "--Recovery of Prepaid Royalties and Guarantees" and "Business--Sales and Marketing."

LIMITED OPERATING HISTORY; UNCERTAIN PROFITABILITY

  The Company was founded in September 1993, and shipped its initial CD-ROM product in November 1994. The Company has not introduced its first Multipath Movie and has only recently acquired the software tools necessary to produce a Multipath Movie. Accordingly, the Company has only a limited operating history in the case of CD-ROM development and no operating history in the case of Multipath Movies upon which an evaluation of the Company and its prospects can be based. There can be no assurance that the revenues of the Company will continue at their current level or will increase, or that the Company will be able to achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  In the quarter ending September 30, 1996, the Company incurred certain charges and non-recurring expenses. In connection with the Company's acquisition of SAND consummated on September 30, 1996, the Company expensed approximately $1,350,000 attributable to in-process research and development. This charge for in-process research and development was determined based upon an independent valuation study made of the various research and development projects included in the assets acquired in the SAND acquisition. Also, the Company has recently entered into strategic relationships with Morgan Creek Interactive, Inc. ("Morgan Creek"), and Packard Bell NEC, Inc. ("Packard Bell NEC"). The Company has issued to Packard Bell NEC and Morgan Creek warrants to purchase 600,000 and 85,000 shares of Common Stock, respectively. See "Business--Strategic Relationships." Issuance of the warrants to Packard Bell NEC and Morgan Creek resulted in a $1,096,000 operating expense and a corresponding credit to equity, based on the value of the warrants issued.

  As a result of the foregoing, the Company incurred a significant loss in the quarter ended September 30, 1996. In the quarter ending December 31, 1996, the Company expects to incur a compensation expense of approximately $260,000 in connection with the repricing of outstanding director and employee options in November 1996. In addition, the Company expects to incur significant operating expenses and development costs as it completes development, and commences marketing, of its Multipath Movies and expands in anticipation of growth. The Company expects that these expenses and development costs will result in losses in the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997, and that the Company could incur quarterly losses thereafter.

SUBSTANTIAL DEPENDENCE UPON THIRD PARTIES

  The Company depends substantially upon third parties for several critical elements of its business including the development and licensing of content and the distribution of its products.

  Dependence Upon Strategic Relationships

  The Company has entered into strategic relationships with Packard Bell NEC, Crawford Productions Pty., Ltd. ("Crawfords") and Morgan Creek, as well as licensing arrangements with numerous additional companies that own the stories underlying and/or characters in many of the Company's products. The Company's business strategy is based largely on its strategic relationships with these and other companies. In each of these relationships, mutual agreement of the parties is required for significant matters, or approval of the strategic partner or both parties is required to release products or to commence distribution of products. For example, the Company will rely on Packard Bell NEC to distribute CD-ROMs to purchasers of certain Packard Bell NEC computers as a significant element of the Company's launch of the Multipath Movie genre. Packard Bell NEC's obligation to distribute such CD-ROMs will depend upon Packard Bell NEC's acceptance of master CD-ROMs complying with the Company's specifications. Consequently, Packard Bell NEC may, in the exercise of its approval rights, delay the introduction of the Company's first Multipath Movie. Also, Morgan Creek and Crawfords have various creative controls and approval rights pursuant to their joint venture agreements with the Company. These creative controls and approval rights allow Morgan Creek or Crawfords to reject or delay the Multipath Movie productions of the respective joint ventures. There can be no assurance that the Company will not be subject to delays resulting from disagreements with or an inability to obtain approvals from its strategic partners or that the Company will achieve its objectives in respect of any or all of its strategic relationships or continue to maintain and develop these or other strategic relationships, or that licenses between the Company and any such third party will be renewed or extended at their expiration dates. Any such delays or the Company's failure to renew or extend a key license or maintain any of its strategic relationships could materially and adversely affect the Company's business, operating results and financial condition. In addition, under certain key license agreements, the Company must obtain approval on a timely basis from the licensor in order to ship products it develops under the license. There can be no assurance that the Company will obtain such approval and failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Strategic Relationships."

  Use of Independent Software Developers and Content Providers

  In addition to internally developing software and creating content, the Company uses entertainment software created by independent software developers as well as content developed by third parties. The Company has less control over the scheduling and the quality of the software generated by independent contractors than over that developed by its own employees. Additionally, the Company may not be able to secure the services of talented content developers. The Company's business and future operating results will depend in part on the Company's continued ability to maintain relationships with skilled independent software developers and content providers, and to enter into and renew product development agreements with such developers. There can be no assurance that the Company will be able to maintain such relationships or enter into and renew such agreements.

RISKS ASSOCIATED WITH INTERNET DELIVERY

  The Company intends to distribute its Multipath Movies via an Internet site to be established by the Company. The Company also intends to distribute certain of its Multipath Movies through a link connecting Packard Bell NEC's "Planet Oasis" Web site to the Company's Internet site. Accordingly, any system failure that causes interruption or an increase in response time on the Company's Internet site or the Planet Oasis Web site could result in less traffic to and distribution of Multipath Movies via the Company's Internet site and, if sustained or repeated, could reduce the attractiveness of the Company's products. The Company is also dependent upon Web browsers and Internet and online service providers to ensure user access to its products. User acceptance with respect to payment methods over the Internet may also create barriers to distribution of the Company's products through the Internet. Any disruption in the Internet access provided to the Company's Internet site provided by Planet Oasis, Internet and online service providers or Web browsers or any failure by the Company's Internet site to handle higher volumes of transactions could have a material adverse effect on the Company's business, operating results and financial condition.

  The seamless appearance of Multipath Movies delivered via the Internet requires that while a scene is being viewed, succeeding scenes must be downloaded. This requires the use of 28.8 kilobits per second or faster modems, computers equipped with high-speed Pentium (or equivalent) microprocessors, 24 megabytes of random access memory and appropriately configured operating systems. These requirements generally are not satisfied by the majority of the base of currently installed PCs. There can be no assurance that adequately equipped and configured computers will become widespread prior to release of the Company's Multipath Movies. Users of computers with less sophisticated PCs may experience noticeable latencies or "lag times" between scene changes. Additionally, the performance characteristics of Multipath Movies delivered via the Internet may not equal those of Multipath Movies delivered solely on CD-ROMs, particularly with respect to perceived seamlessness and sound quality. Moreover, communications between the user and an Internet site delivering Multipath Movies may require routing of Multipath Movie instructions through several servers and may result in brief but noticeable lag times. Noticeable lag times or negative comparisons to Multipath Movies distributed on CD-ROM may reduce the attractiveness of online versions of the Multipath Movies.

COMPETITION

  The markets for the Company's digital entertainment products are intensely competitive, subject to rapid change and characterized by constant demand for new product features at reduced prices and pressure to accelerate the release of new products and product enhancements. The primary competitive areas for the Company are identified below.

  Computer Graphics Special Effect Firms. The Company expects to compete with computer graphics special effects firms, including Pixar, Industrial Light & Magic Inc. ("ILM"), an affiliate of Lucasfilm Ltd. ("Lucasfilm"), Digital Domain, Sony ImageWorks, Pacific Data Images, Rhythm & Hues and Boss Film Studios, Inc. These computer graphics special effects firms are capable of creating their own three-dimensional computer animated feature films and may produce three-dimensional computer animated feature films for movie studios that compete with the Company. Pixar already has produced and successfully released an animated feature film, Toy Story, and ILM has created and produced three-dimensional character animation used for the ghosts in the live action film Casper. These firms, each of which have greater financial and marketing resources than the Company, are expected to compete intensely with the Company in the production of animated digital products.

  CD-ROM Publishers. The CD-ROM industry is intensely competitive and consumer demand for particular software products may be adversely affected by the proliferation of competitive products. The Company believes that the primary competitive factors in the market for CD-ROM products include creative content, product quality, technological capabilities, pricing, breadth of features, marketing and distribution resources and customer service and support. The Company will compete primarily against companies offering entertainment software and related products. The Company's competitors in this area will include several large companies with substantially greater name recognition, financial, technical, marketing and other resources, including Broderbund Software, Inc. ("Broderbund"), 7th Level, Inc. ("7th Level"), GT Interactive Software, Inc. ("GT Interactive"), Electronic Arts, Softkey International, Inc. ("Softkey"), Sierra On-Line, Inc. ("Sierra On-Line") and Davidson & Associates Inc. ("Davidson"). Moreover, large corporations, such as the Walt Disney Company ("Disney") and Microsoft, with substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for CD-ROM entertainment products.

  Movie Studios and Production Companies. The Company's Multipath Movies will compete with traditional feature films and television programming produced by major movie studios, including Disney, Warner Bros. Inc. ("Warner Bros."), Twentieth Century Fox Film Corporation ("Twentieth Century Fox"), Paramount Pictures ("Paramount"), Sony Pictures, Inc. ("Sony"), Lucasfilm, Universal City Studios, Inc. ("MCA Universal") and MGM/UA, as well as numerous other independent motion picture and television production companies. Several movie studios already have developed and released animated feature films and the Company expects additional competition in the animated feature film market from these and other movie studios. Other movie studios have announced their intention to enter the animated feature film market, including DreamWorks SKG, a studio formed in 1994 which is expressly targeting the animated film market. The Company's broadcast and home video products will compete with the films of these movie studios for audience acceptance and exhibition over broadcast/cable and home video channels. In addition, the Company will compete with movie studios for the acquisition of literary properties, production financing, the services of performing artists, and the services of other creative and technical personnel, particularly in the fields of animation and technical direction. Most of the movie studios with which the Company will compete have significantly greater name recognition and significantly greater financial, technical, creative, marketing, and other resources than does the Company. Due to their substantially greater resources, these movie studios likely will be able to enter into more favorable distribution arrangements and to promote their films and television programming more successfully than the Company.

  Several movie studios, including Disney and Lucasfilm (through its affiliate
ILM), have developed their own internal computer animation capability and have created computer animation for special effects in animated films. Other movie studios may internally develop, license or sub-contract three-dimensional animation capability. Further, the Company believes that continuing enhancements in computer hardware and software technology will lower barriers to entry for studios or special effects companies which intend to produce computer animated feature films or other products.

  In response to all of these competitive forces, the Company will be required to make a high level of investment in content and tool development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to make such investments or, even if they are made, that the Company's products will be competitive. Additionally, present or future competitors may be able to develop products comparable or superior to those offered by the Company or adapt more quickly than the Company to new technologies or evolving customer requirements. The Company's competitors also may increase their efforts to gain and retain market share through competitive pricing or product giveaways. These competitive pressures may necessitate price reductions by the Company, thus reducing the Company's profit margins. In addition, as the number of competitors increases and competition for scarce consumer time available to be devoted to the products such as those of the Company and equally scarce retail shelf space becomes more intense, the Company may need to increase marketing expenditures to maintain sales and product differentiation. Also, as competition for popular titles and themes that may be used in entertainment software increases, the cost of acquiring such titles and properties is likely to increase, resulting in reduced margins. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. See "Business--Competition."

RAPID TECHNOLOGICAL CHANGE; CHANGING PRODUCT PLATFORMS AND FORMATS

  The entertainment software market and the personal computer industry in general are characterized by rapid and significant technological developments and frequent changes in computer operating environments. To compete successfully in these markets, the Company must continually improve and enhance its existing products and technologies and develop new products and technologies that incorporate technological advances while remaining competitive in terms of performance and price. The Company's success also will depend substantially upon its ability to anticipate the emergence of, and to adapt its products to, popular platforms for consumer software.

  The Company has designed its Multipath Movies for use with the IBM-compatible PC and the Sega Saturn game console. The Company intends to design future products for use with new platforms which will require substantial investments in research and development. Generally, such research and development efforts must occur one to two years in advance of the widespread release or use of the platforms in order to introduce products on a timely basis following the release of such platforms. The research and development efforts in connection with games for certain advanced and emerging platforms may require greater financial and technical resources than currently possessed by the Company. In addition, there can be no assurance that the new platforms for which the Company develops products will achieve market acceptance and, as a result, there can be no assurance that the Company's development efforts with respect to such new platforms will lead to marketable products or products that generate sufficient revenues to offset the research and development costs incurred in connection with their development. Failure to develop products for new platforms that achieve significant market acceptance would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that technological developments will not render certain of the Company's existing products obsolete, that the Company will be able to adapt its products or technologies to emerging hardware platforms, that the Company has chosen to support platforms that ultimately will be successful or that the Company will be able successfully to create software titles for such platforms in a timely manner, or at all. See "--Software Tools and Product Development."

DEPENDENCE ON KEY PERSONNEL

  The Company's success has and will continue to depend to a significant extent upon certain key management, product development and technical personnel, many of whom would be difficult to replace, particularly Mark Dyne, its Chairman and Chief Executive Officer and Kevin Bermeister, its President. Although the Company has entered into employment agreements with certain officers, such agreements are terminable upon 30 days notice by either party. Accordingly, there can be no assurance that such employees will continue to be available to the Company. The loss of the services of one or more of these key employees could have a material adverse effect on the Company and the Company's future success will depend in large part upon its ability to attract, retain and motivate personnel with a variety of technical and managerial skills, including software development and programming expertise. Significant competition exists for such personnel and the companies with which the Company competes are often larger and more established than the Company. Additionally, there is currently an industry-wide shortage of technical personnel which makes it more difficult to attract and retain such personnel. There can be no assurance that the Company will be able to retain and motivate its managerial and technical personnel or attract additional qualified members to management or technical staff. The inability to attract and retain necessary technical and managerial personnel could have a material and adverse effect upon the Company's business, operating results and financial condition. See "Business--Employees" and "Management."

SHARED RESPONSIBILITIES AND OTHER EMPLOYMENT COMMITMENTS OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

  The Company's Chief Executive Officer and Chairman, Mark Dyne and its President, Kevin Bermeister, also serve as joint managing directors of Sega Ozisoft, Sega Enterprises (Australia) Pty., Ltd. ("Sega Enterprises") and other businesses. Although Messrs. Dyne and Bermeister are active in the management of the Company, they are not required to spend a certain amount of time at the Company nor are they able to devote their full time and resources to the Company. Further, the Company does not have employment agreements with either of Messrs. Dyne or Bermeister. There can be no assurance that the inability of Messrs. Dyne and Bermeister to devote their full time and resources to the Company will not adversely affect the Company's business, operating results or financial condition. See "Management."

CONFLICTS OF INTEREST

  Certain of the Company's directors and officers are directors or officers of potential competitors and/or strategic partners of the Company. These relationships may give rise to conflicts of interest between the Company, on the one hand, and one or more of the directors, or officers and/or their affiliates, on the other hand. The Company's Certificate of Incorporation provides that Mark Dyne and Kevin Bermeister are required to present to the Company any corporate opportunities for the development of any type of digital entertainment with the exception of opportunities for (i) minority participation in the development of digital entertainment and
(ii) participation in the development by others of digital entertainment where publishing and distribution rights for the product to be developed are offered to Messrs. Dyne and/or Bermeister solely for Australia, New Zealand and/or Southern Africa. See "Certain Relationships and Related Transactions." The Company's Certificate of Incorporation provides that Messrs. Dyne and Bermeister are not required to present to the Company any other opportunities which potentially may be of benefit to the Company.

NEW PRODUCTION STUDIO

  The Company's current production facility located in Manly, Australia, does not provide adequate space to house the necessary equipment and personnel to develop the quantity of Multipath Movies intended to be produced by the Company in the next several years. The Company intends to use approximately $2.0 million of the net proceeds from the Offering to equip a production studio in Australia. It is expected that the creation of this studio will require a substantial time commitment of certain members of management in order to facilitate an uninterrupted and efficient transition of current operations to the new facility and could result in delays in production. There can be no assurance that the Company will be able to equip the production studio at the budgeted price. Additionally, there can be no assurance that the facility will be available on time or that the Company will be successful in timely hiring and training new content developers and software programmers necessary to conduct the additional operations in which event the development, and consequently the release, of the Company's products may be delayed. See "--Software Tools and Product Development." Any such delay would have a material adverse effect upon the Company's business, operating results and financial condition.

MANAGEMENT OF BUSINESS CHANGES; POTENTIAL GROWTH; POTENTIAL ACQUISITIONS

  Implementation of the Company's business plan, including introduction of the Company's Multipath Movies, management of the Company's joint ventures with Morgan Creek and Crawfords, management of the Company's strategic relationship with Packard Bell NEC, the establishment of a new production studio in Australia, and the general strains of the Company's new role of a public company will require that the Company significantly expand its operations in all areas. This growth in the Company's operations and activities will place a significant strain on the Company's management, operational, financial and accounting resources. Successful management of the Company's operations will require the Company to continue to implement and improve its financial and management information systems. In addition, the restructuring of the Company and resulting management and reporting of Australian operations and financial results from the United States, as well as other aspects of the process of preparing the Company for the Offering have placed and will continue to place an additional strain on the Company's accounting and information systems resources. The Company's ability to manage its future growth, if any, will also require it to hire and train new employees, including management and technical personnel, and motivate and manage its new employees and integrate them into its overall operations and culture. The Company recently has made additions to its management team and is in the process of expanding its accounting staff and modifying its internal procedures to adapt to its new role as a public company, a process which is expected to continue following the Offering. The Company's failure to manage implementation of its business plan and the changes made to structure and prepare for the Offering would have a material adverse effect on the Company's business, operating results and financial condition.

  In the future, the Company may acquire complementary companies, products or technologies, although no specific acquisitions currently are pending or under negotiation. Acquisitions involve numerous risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities.

LIMITED PROPRIETARY PROTECTION

  The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company currently intends to file United States patent applications relating to certain components of its proprietary technology. The Company also relies on trademark, trade secret and copyright laws to protect its technology, with the source code for the Company's proprietary software being protected both as a trade secret and as a copyrighted work. Also, it is the Company's policy that all employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products and does not copy-protect its software, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. Although the Company is not aware of unauthorized copying of its products, if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected. Furthermore, policing unauthorized use of the Company's products is difficult and costly, and software piracy can be expected to be a persistent problem. If litigation is necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws and the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

  The Company believes that its products, including its suite of software tools, do not infringe any valid existing proprietary rights of third parties. Since the software tools used to create the Multipath Movies were developed by SAND, a division of Sega Ozisoft, the Company relies entirely on the representations of Sega Ozisoft contained in the SAND Acquisition Agreement between BII Australia and Sega Ozisoft that, to Sega Ozisoft's best knowledge, the SAND technology and software acquired by the Company does not infringe the proprietary rights of others. Additionally, although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that the Company would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Proprietary Rights."

RECOVERY OF PREPAID ROYALTIES AND GUARANTEES

  The Company may from time to time, enter into agreements with licensors of intellectual property that involve advance payments of royalties and guaranteed minimum royalty payments. If the sales volumes of products subject to such arrangements are not sufficient to recover such advances and guarantees, the Company will be required to write off unrecovered portions of such payments. If the Company is required to write off a material portion of any advances, or ultimately accrue for the guarantees, its business, operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTERNATIONAL BUSINESS

  In fiscal 1995 and 1996, international sales, principally in Australia, accounted for approximately 20%, and 40%, respectively, of the Company's revenues. The Company expects that international sales will continue to account for a significant portion of the Company's total revenue. The Company's international business is subject to numerous risks, including the need to comply with a wide variety of foreign and U.S. export and import laws, changes in export or import controls, tariffs and other regulatory requirements, the imposition of governmental controls, political and economic instability, trade restrictions, the greater difficulty of administering business overseas and general economic conditions. Although the Company's international sales are denominated principally in United States dollars, sales to international customers may also be affected by changes in demand resulting from fluctuations in interest and currency exchange rates. In addition, the laws of certain foreign countries may not protect the Company's intellectual property to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY EXISTING STOCKHOLDERS

  Immediately following the Offering, the Company's officers and directors and Sega Ozisoft, of which Messrs. Dyne and Bermeister are directors and stockholders, will own approximately 40.2% of the Company's outstanding shares (approximately 38.5% assuming the full exercise of the Underwriters' over allotment option). As a result, these stockholders will be able to control the Company and its operations, including the election of at least a majority of the Company's Board of Directors and thus, the policies of the Company. The voting power of these stockholders could also serve to discourage potential acquirors from seeking to acquire control of the Company through the purchase of the Common Stock, which might have a depressive effect on the price of the Common Stock. See "Management," "Principal Stockholders" and "Description of Capital Stock."

MANAGEMENT'S DISCRETION AS TO USE OF PROCEEDS

  The net proceeds to the Company from the sale of Common Stock offered hereby are estimated to be approximately $8.2 million. The Company expects to use approximately $2.0 million of such proceeds to fund the establishment of a production studio in New South Wales, Australia, approximately $1.0 million for ongoing software tool development, approximately $0.5 million to acquire content licenses and $1.1 million to repay the principal and interest accrued on related party and other indebtedness. However, the Company may change the allocation of these proceeds in response to developments in the entertainment and information technology industries and changes in the Company. Accordingly, Company management will have broad discretion as to the application of the net proceeds of the Offering. See "Use of Proceeds."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company's future capital requirements will depend on many factors, including but not limited to, the quantity of Multipath Movies developed, the cost of content development, marketing and distribution, the size and timing of future acquisitions, if any, and the availability of additional financing. To the extent that existing resources and future earnings are insufficient to fund the Company's activities, the Company may need to raise additional funds through debt or equity financings. No assurance can be given that such additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders. In addition, any equity financing could result in dilution to the Company's stockholders. The Company's inability to obtain adequate funds would adversely affect the Company's operations and ability to implement its strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price is substantially higher than the book value per outstanding share of Common Stock. Specifically, investors will sustain immediate dilution of $3.87 per share based on the net tangible book deficit of the Company at September 30, 1996 of $1,554,755. Investors in the Offering therefore will bear a disproportionate part of the financial risk associated with the Company's business while effective control will remain with existing stockholders and management. Additional dilution may occur upon the exercise of outstanding stock options and warrants. See "Dilution" and "Principal Stockholders."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; ARBITRARY
 DETERMINATION OF OFFERING PRICE

  Prior to the Offering, there has been no public market for the Common Stock. Although the Company's Common Stock has been approved for listing on the American Stock Exchange, there can be no assurance that an active trading market for the Common Stock will develop as a result of the Offering or, if a trading market does develop, that it will continue. In the absence of such a market, investors may be unable readily to liquidate their investment in the Common Stock. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements relating to the Company's business (including technological innovations or new product introductions by the Company or its competitors), changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company as well as other developments affecting the Company or its competitors. In addition, the market for equity securities in general has been volatile and the trading price of the Common Stock could be subject to wide fluctuations in response to general market trends, changes in general conditions in the economy, the financial markets or the technology industry and other factors which may be unrelated to the Company's performance. The public offering price of the shares of Common Stock has been determined by negotiations between the Company and the Underwriter and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or any other established criteria of value. There can be no assurance that the shares offered hereby will trade at market prices in excess of the initial public offering price. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of Common Stock by existing stockholders could adversely affect the prevailing market price of the Company's Common Stock and the Company's ability to raise capital in the equity markets. Upon completion of the Offering, the Company will have 7,200,001 shares of Common Stock outstanding. Of those shares, the 2,000,000 shares of Common Stock offered hereby (2,300,000 if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"). The remaining 5,200,001 shares of Common Stock outstanding are "restricted securities," as that term is defined by Rule 144, or otherwise subject to volume limitations of Rule 144 because they are held by affiliates of the Company. Upon expiration of lock-up provisions, 2,322,131 shares of Common Stock will become eligible for sale 180 days following the date of this Prospectus, subject to compliance with the volume limitations of Rule 144. Under the lock-up provisions, the officers, directors and securityholders of the Company will have agreed that they will not, directly or indirectly, sell, assign or otherwise transfer any shares of Common

Stock owned by them for a period of 180 days, and in the case of Mr. Dyne and Mr. Bermeister, one year, after the effective date of this Prospectus, without the prior written consent of the Representatives of the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

  The Company intends to file a registration statement under the Securities Act to register the shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan"). See "Management--Stock Option Plan." This registration statement will become effective immediately upon filing. As of November 18, 1996, options to purchase 185,000 shares of Common Stock had been granted under the 1996 Plan. The availability for sale, as well as actual sales, of currently outstanding shares of Common Stock, and shares of Common Stock issuable upon the exercise of options and warrants, may depress the prevailing market price for the Common Stock and could adversely affect the terms upon which the Company would be able to obtain additional equity financing.

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. Following the Offering, no shares of Preferred Stock of the Company will be outstanding, and the Company has no present intention to issue any shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Anti-Takeover Provisions."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock being offered by the Company hereby at an initial public offering price of $5.00 per share, after deducting the estimated underwriting discounts and offering expenses, are estimated to be approximately $8.2 million ($9.6 million if the over-allotment option is exercised in full).

  The principal purposes of the Offering are to increase the Company's working capital and equity base and to create a public market for the Company's Common Stock. The Company intends to use approximately $2.0 million of the net proceeds to fund the establishment of a production studio in New South Wales, Australia, approximately $1.0 million for ongoing software tool development and approximately $0.5 million to acquire content licenses. In addition, the Company intends to use $1.1 million of the net proceeds from the Offering to repay the principal and interest accrued on certain indebtedness (including $900,000 outstanding as of September 30, 1996 and $200,000 incurred subsequent to September 30, 1996), consisting of $701,000 and $350,000 to PIE (the "PIE Loan") and Reefknot (the "Reefknot Loans"), respectively, both shareholders of the Company and an additional $49,000 to Andwhen Pty. Limited (the "Andwhen Indebtedness"). See "Certain Relationships and Related Transactions" and "Principal Stockholders." The PIE Loan, which was incurred to fund product development, is due on the earlier of the closing of the Offering or December 31, 1996 and bears interest at the rate of 12.5% per annum. The Reefknot Loans, which were incurred to pay certain costs relating to the Offering, are due on the earlier of the closing of the Offering or the first anniversary of the date of issuance of each note and bear interest at the rate of 10% per annum. The Andwhen Indebtedness, one half of which is due upon a change of ownership of the Company with the balance due in equal monthly installments of approximately $4,500 was incurred in connection with the repurchase of certain equipment and bears no interest. In addition, the Company will use a portion of the proceeds of the Offering to repay to Sega Ozisoft non-interest bearing advances of operating expenses for the period subsequent to July 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The balance of the net proceeds of the Offering will be used to fund development of digital entertainment products, for working capital and general corporate purposes.

  The Company intends to maintain flexibility with respect to the use of these funds and the amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including the progress of the Company's research and development and marketing programs, technological advances, determinations as to the commercial potential of the Company's products and the status of competitive products. Accordingly, management reserves the right to reallocate the proceeds of the Offering as it deems appropriate. The Company may also use a portion of the net proceeds to acquire businesses, products or technologies; however, it currently has no commitments or agreements with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment grade, interest bearing securities.

                                DIVIDEND POLICY

  The Company has never paid, and has no current intention to pay dividends on its Common Stock and intends to follow a policy of retaining earnings to finance the growth of its business. Any future determination to pay dividends will be at the discretion of the Board of Directors of the Company and will be dependent on the Company's results of operations, financial condition, contractual and legal restrictions and other factors deemed relevant by the Board of Directors at that time.

                                   DILUTION

  The net tangible book value of the Company's Common Stock as of September 30, 1996, was a deficit of $1,554,755 or $(0.35) per share. Net tangible book value per share is equal to the total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby (at the initial public offering price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses), the conversion of the SAND Note into 780,001 shares of Common Stock and the repayment of $900,434 of short-term debt obligations, the net tangible book value for the Company as of September 30, 1996 would have been $8,150,245 or $1.13 per share. This represents an immediate increase in net tangible book value of $1.48 per share to existing stockholders and an immediate dilution of $3.87 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution:

   Initial public offering price................................         $5.00
     Net tangible book value per share as of September 30,
      1996...................................................... $(0.35)
     Increase attributable to new investors.....................   1.48
                                                                 ------
   Net tangible book value per share after the Offering.........          1.13
                                                                         -----
   Dilution to new investors....................................         $3.87
                                                                         =====

  The following table summarizes, with respect to existing holders of Common Stock and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration, the percentage of total consideration and the average price per share.

                         SHARES OF COMMON STOCK
                                ACQUIRED           TOTAL CONSIDERATION  AVERAGE
                         ----------------------    -------------------   PRICE
                            NUMBER      PERCENT    AMOUNT (1)  PERCENT PER SHARE
                         ------------- ----------- ----------- ------- ---------
All existing
 stockholders...........     5,200,001       72.2% $ 1,515,810   13.2%   $0.29
New investors...........     2,000,000       27.8   10,000,000   86.8     5.00
                         -------------  ---------  -----------  -----
                             7,200,001      100.0% $11,515,810  100.0%
                         =============  =========  ===========  =====

--------
(1) Includes, with respect to the total consideration paid by all existing stockholders, $15,810 paid by the original stockholders and $1,500,000 additional value resulting from the conversion of the SAND Note upon the closing of the Offering.

  The foregoing tables and calculations assume no exercise of outstanding options or warrants. At November 18, 1996, 725,222 shares of Common Stock were subject to outstanding warrants at a weighted average exercise price of $4.69 per share and 185,000 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $4.00 per share. To the extent options and warrants are exercised, there will be further dilution to new investors. See "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth the actual short-term debt and capitalization of the Company as of September 30, 1996 and the as adjusted short-term debt and capitalization of the Company after giving effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby (at the initial public offering price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses), the conversion of the SAND Note into 780,001 shares of Common Stock and the repayment of $900,434 of debt. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related notes contained therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                        SEPTEMBER 30, 1996
                                                      ------------------------
                                                        ACTUAL     AS ADJUSTED
                                                      -----------  -----------
                                                      (UNAUDITED)
Short-term debt...................................... $ 2,400,434  $       --
                                                      ===========  ===========
Stockholders' equity (deficiency) (1):
 Preferred Stock, $0.001 par value; 1,000,000 shares
  authorized; no shares issued or outstanding........ $       --   $       --
 Common Stock, $0.001 par value; 30,000,000 shares
  authorized; 4,420,000 shares issued and outstanding
  actual; 5,200,001 shares issued and outstanding pro
  forma; 7,200,001 shares issued and outstanding pro
  forma as adjusted..................................       4,420        7,200
 Additional paid-in capital..........................   1,106,163   10,808,383
 Accumulated deficit.................................  (2,656,759)  (2,656,759)
 Cumulative translation adjustment...................      (8,579)      (8,579)
                                                      -----------  -----------
Total stockholders' equity (deficiency)..............  (1,554,755)   8,150,245
                                                      -----------  -----------
  Total capitalization............................... $(1,554,755) $ 8,150,245
                                                      ===========  ===========

--------
(1) Excludes 1,080,000 shares of Common Stock available for issuance pursuant to the 1996 Plan, of which 185,000 shares were subject to outstanding options as of November 18, 1996 at a weighted average exercise price of $4.00 per share. Also excludes 725,222 shares of Common Stock issuable upon exercise of outstanding warrants issued subsequent to June 30 at a weighted average exercise price of $4.69 per share. See "Management--Stock Option Plan."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following selected historical and unaudited pro forma financial data have been derived from the Company's consolidated financial statements. The data should be read in conjunction with the Consolidated Financial Statements and related notes thereto, the Unaudited Pro Forma Financial Information and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                             PERIOD FROM     FISCAL YEARS ENDED       THREE MONTHS ENDED
                          SEPTEMBER 2, 1993     JUNE 30, (1)            SEPTEMBER 30,
                           (INCEPTION) TO   ----------------------  -----------------------
                            JUNE 30, 1994      1995        1996        1995        1996
                          ----------------- ----------  ----------  ----------  -----------
                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues
 Royalties from
  licensing
  arrangements..........     $   10,977     $  752,108  $1,291,015  $   47,286  $    35,255
 Development fees.......            --          88,800     585,743      94,069      244,031
 Software sales.........            --           1,888     177,119         --         1,884
                             ----------     ----------  ----------  ----------  -----------
 Total revenues.........         10,977        842,796   2,053,877     141,355      281,170
Cost of revenues........        211,712        655,939     738,842     235,352      139,871
                             ----------     ----------  ----------  ----------  -----------
 Gross profit (loss)....       (200,735)       186,857   1,315,035     (93,997)     141,299
                             ----------     ----------  ----------  ----------  -----------
Operating expenses:
 Sales and marketing....          2,100        116,435     163,038      11,396      968,755
 General and
  administrative........         19,458        223,470     365,491      86,227      139,861
 Research and
  development...........         14,594        183,000     174,395      61,163    1,518,337
 Depreciation...........          9,816         43,379     101,824      22,769       30,714
                             ----------     ----------  ----------  ----------  -----------
 Total operating
  expenses..............         45,968        566,284     804,748     181,555    2,657,667
                             ----------     ----------  ----------  ----------  -----------
  Income (loss) from
   operations...........       (246,703)      (379,427)    510,287    (275,552)  (2,516,368)
Other income (expense),
 net....................         (2,777)       (44,426)     43,125      (6,479)     (20,470)
                             ----------     ----------  ----------  ----------  -----------
  Income (loss) before
   income taxes.........       (249,480)      (423,853)    553,412    (282,031)  (2,536,838)
Provision for income
 taxes..................            --             --          --          --           --
                             ----------     ----------  ----------  ----------  -----------
  Net income (loss).....     $ (249,480)    $ (423,853) $  553,412  $ (282,031) $(2,536,838)
                             ==========     ==========  ==========  ==========  ===========
Net income (loss) per
 share (2)..............     $    (0.06)    $    (0.09) $     0.12  $    (0.06) $     (0.56)
                             ==========     ==========  ==========  ==========  ===========
Common shares used in
 computing net income
 (loss) per share (2)...      4,503,960      4,508,380   4,557,000   4,557,000    4,503,960
                             ==========     ==========  ==========  ==========  ===========
Pro forma net loss per
 share (3)..............                                $    (0.15)             $     (0.48)
                                                        ==========              ===========
Common shares used in
 computing pro forma net
 loss per share (3).....                                 5,337,001                5,283,961
                                                        ==========              ===========

                                          JUNE 30,
                               --------------------------------  SEPTEMBER 30,
                                 1994       1995        1996         1996
                               ---------  ---------  ----------  -------------
                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..... $  17,471  $  49,283  $   53,061   $    85,941
Total current assets..........    17,471     55,669     717,474       722,330
Total assets..................    68,509    227,567     915,746     1,198,394
Total current liabilities.....   306,200    874,519   1,045,179    (2,753,149)
Total stockholders' equity
 (deficiency).................  (237,691)  (646,952)   (129,433)   (1,554,755)

-------
(1) The Company intends to change its fiscal year end from June 30 to December 31, effective December 31, 1996.
(2) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of net income (loss) per share.
(3) Pro forma net loss per share for the fiscal year ended June 30, 1996 reflects the acquisition by the Company of SAND, in exchange for the SAND Note. Of the $1,500,000 purchase price, $150,000 was allocated to certain assets and $1,350,000 was charged to operating expenses as in-process research and development costs. This resulted in a pro forma net loss of $796,588. The pro forma net loss per share for the fiscal year ended June 30, 1996 also reflects the conversion of the SAND Note into 780,001 shares of Common Stock upon the closing of the Offering. Pro forma net loss per share for the three months ended September 30, 1996 reflects the conversion of the SAND Note into 780,001 shares of Common Stock upon the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Brilliant is a production and development studio introducing a new generation of digital entertainment to be distributed over the Internet, on CD-ROM, as television programming and for home video. The Company, headquartered in the United States, was incorporated during July 1996. The Company has been formed through the combination of two businesses: Brilliant Interactive Ideas, Pty. Ltd. ("BII Australia"), an entertainment software developer and producer; and Sega Australia New Developments ("SAND"), a "skunk works" research and development operation for leading edge software tools. BII Australia became a wholly-owned subsidiary of the Company through the exchange of all 100,000 outstanding shares of BII Australia for 1,000,000 shares of Common Stock of the Company. In addition the Company acquired SAND on September 30, 1996. SAND was established during the second quarter of 1994 by Sega Ozisoft Pty., Limited ("Sega Ozisoft"), one of the largest publishers and distributors of entertainment software products in Australia and New Zealand, the predecessor of which was co-founded by Mark Dyne and Kevin Bermeister.

  The Company's historical operations discussed in this section reflect only the operations of BII Australia. Since its founding in September 1993, BII Australia has developed and sold interactive education and entertainment CD-ROM titles primarily for children. With the completion of the acquisition of SAND, the nature of the Company's business will change significantly. SAND was responsible for developing the Multipath Movie suite of proprietary software tools, production process and first Multipath Movie product. While the Company will continue to produce traditional interactive CD-ROM titles, the Company also plans to continue development of the Multipath Movie tools and production process, as well as the commercialization of the Multipath Movie genre. As a result of this change in the Company's business, the following discussion may not be representative of its future operations. See "--Accounting Treatment for Development Costs and Research Expenditures." The Company intends to change its fiscal year end from June 30 to December 31, effective December 31, 1996.

  The Company intends to generate a substantial majority of its future revenue from the development and production of Multipath Movies and other three-dimensional digitally created entertainment. The first of its Multipath Movies, Cyberswine, is expected to be released in the fall of 1997. The first product in the Storyteller Series is not expected to be released until late 1997. The Company's annual and quarterly revenue will depend upon the successful development, timing and market acceptance of its interactive products and upon the costs to distribute and promote these products. Specifically the revenues derived from the production and distribution of the Company's Multipath Movies will depend primarily on the acceptance by the market of the Multipath Movie concept and the underlying content of the Multipath Movie, neither of which can be predicted nor necessarily bear a direct correlation to the production or distribution costs incurred. See "Risk Factors--Acceptance of Multipath Movie Concept; Successful Development of Multipath Movies with Appealing Creative Content," and "Risk Factors-- Dependence on Development of Additional Multipath Movies." The commercial success of a film also depends upon promotion and marketing, production costs, impact of competition and other factors. See "Risk Factors--Competition--Movie Studios and Production Companies." Accordingly, the Company's annual and quarterly revenues are and will be extremely difficult to forecast.

  In the quarter ending September 30, 1996, the Company incurred certain charges and non-recurring expenses. In connection with the Company's acquisition of SAND, consummated on September 30, 1996, the Company expensed approximately $1,350,000 attributable to in-process research and development. Also, the Company recently has entered into strategic relationships with Packard Bell NEC and Morgan Creek. The Company has issued to Packard Bell NEC and Morgan Creek warrants to purchase 600,000 and 85,000 shares of Common Stock, respectively. See "Business--Strategic Relationships." Issuance of the warrants to Packard Bell NEC and Morgan Creek resulted in $1,096,000 of operating expenses and a corresponding credit to equity, based on the value of the warrants issued.

  As a result of the foregoing, the Company incurred a significant loss in the quarter ended September 30, 1996. In the quarter ending December 31, 1996, the Company expects to incur a compensation expense of approximately $260,000 in connection with repricing of outstanding director and employee options in November 1996. In addition, the Company expects to incur significant operating expenses and development costs as it completes development, and commences marketing, of its Multipath Movies and expands in anticipation of growth. The Company expects that these expenses and development costs will result in losses in the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997, and that the Company could incur quarterly losses thereafter.

RESULTS OF OPERATIONS

  Three Months Ended September 30, 1996 as Compared to Three Months Ended September 30, 1995

  Revenues. The Company historically has derived its revenues from royalties, development fees and software sales. Brilliant licenses its CD-ROM software products to publishers and distributors in exchange for non-refundable advances, and royalties based on product sales. Royalties based on product sales are due only to the extent revenues exceed any associated non-refundable royalty advance. Royalties related to non-refundable advances are recognized when the CD-ROM master is delivered to the licensees. Royalty revenues in excess of non-refundable advances are recognized upon notification by the distributor that a royalty has been earned by the Company. Development fees are paid by customers in exchange for the Company's development of software packages in accordance with customer specifications. The software development agreements generally specify certain "milestones" which must be achieved throughout the development process. As these milestones are achieved, the Company recognizes the portion of the development fee allocated to each milestone. Software sales revenues are recognized upon shipment of product. See Note 2 of Notes to Consolidated Financial Statements. Revenues increased from $141,355 for the three months ended September 30, 1995 to $281,170 for the three months ended September 30, 1996. This represents an increase of $139,815, or 99%, mainly attributable to increased development fees revenue arising from the development of software for third parties.

  Cost of revenues. Cost of revenues related to royalties consists primarily of royalty obligations to third parties. Cost of revenues related to development fees consists primarily of salaries, benefits and overhead associated with the development of specific software products to customer specifications, as well as costs of outside contractors engaged from time to time in creating aspects of software products such as animation, voice recording and music. Cost of revenues related to software sales consists primarily of royalties to third parties and the direct costs and manufacturing overhead required to reproduce and package software products. Cost of revenues decreased from $235,352 for the three months ended September 30, 1995 to $139,871 for the three months ended September 30, 1996. This represents a decrease of $95,481, or 41%. Cost of revenues in the 1995 quarter included costs associated with development of the Company's own titles. In the 1996 quarter, many of the costs associated with the development of software for third parties were paid directly by the third parties.

  Sales and marketing. Sales and marketing expenses include primarily costs for advertising, promotions, brochures, travel and trade shows. Sales expenses also include costs for marketing consultants hired primarily to support and assist the Company's sales efforts. Sales and marketing expenses increased from $11,396 for the three months ended September 30, 1995 to $968,755 for the three months ended September 30, 1996. This increase is attributable to the value of the warrants ($960,000) granted to Packard Bell NEC. The agreement with Packard Bell NEC requires Packard Bell NEC to provide certain promotional services to the Company. Accordingly, the expense associated with the warrants has been recorded as a sales and marketing expense.

  General and administrative. General and administrative expenses include primarily salaries and benefits of management and administrative personnel, rent, insurance costs and professional fees. General and administrative expenses increased from $86,227 for the three months ended September 30, 1995 to $139,861 for the three months ended September 30, 1996. This represents an increase of $53,634 or 62%, associated with increased accounting and consulting services provided to the Company.

  Research and development. Research and development expenses include primarily salaries and benefits of personnel conducting research and development for licensed software products. Research and development costs also include costs associated with creating the Company's traditional CD-ROM software tools. Research and development expenses increased from $61,163 for the three months ended September 30, 1995 to $1,518,337 for the three months ended September 30, 1996. Of this increase, $1,350,000 is attributable to the in-process research and development costs incurred in connection with the SAND Acquisition. As of the date of the Company's acquisition of SAND, technological feasibility of the acquired technology had not been established. In addition, the Company has identified no future alternative uses for the acquired technology. Therefore, in accordance with Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), the results of operations for the three months ended September 30, 1996 include in research and development expenses the software development costs incurred as a result of the acquisition of SAND. See "--Accounting Treatment for Development Costs and Research Expenditures." An additional increase of $136,000 is attributable to the value of the warrants granted to Morgan Creek. The agreement with Morgan Creek provides for Morgan Creek to deliver certain creative material for products being developed by the Company. Accordingly, the expense associated with the warrants has been recorded as a research and development expense.

  The Company estimates that it will spend approximately $750,000 in order to reach technological feasibility of its software development tools by completing its first Multipath Movie. These funds will be spent over the next four months primarily for software tool development, production and direction of the Multipath Movie, scripting, voice production and music.

  Depreciation. Depreciation expense relates to depreciation of fixed assets such as computer equipment and cabling, furniture and fixtures. These fixed assets are depreciated over their estimated useful lives (up to three years) using the straight-line method. Depreciation expense increased from $22,769 for the three months ended September 30, 1995 to $30,714 for the three months ended September 30, 1996. This increase is attributable to additional computer equipment in place during 1996.

  Other income and expense. Other income includes interest income and gains on foreign exchange transactions. Interest expense relates mainly to interest on the Company's loan from PIE, a significant shareholder. Interest expense decreased from $23,417 for the three months ended September 30, 1995 to $20,881 for the three months ended September 30, 1996. This decrease is due to a lower average balance outstanding on the PIE loan in the quarter ended September 30, 1996 as compared to the quarter ended September 30, 1995.

  Pro forma net loss per share. Net loss per share for the quarter ended September 30, 1996 is computed using the weighted average number of shares of Common Stock outstanding, including common equivalent shares from stock options and warrants. Common equivalent shares issued during the twelve-month period prior to the Offering at prices below the Offering price have been included in the calculation as if they were outstanding for the entire period. Pro forma net loss per share for the quarter ended September 30, 1996 reflects the conversion of the SAND Note into 780,001 shares of Common Stock of the Company.

  Fiscal Year Ended June 30, 1996 as Compared to Fiscal Year Ended June 30,
  1995

  The Company experienced significant growth in fiscal year 1996. Contracts with Packard Bell NEC and Ocean of America Inc. provided substantial revenues in 1996, and the Company also entered into new agreements in 1996 to develop software for other companies. In addition, the Company entered into new marketing agreements for wider domestic and international sales of its products. The Company's growth in 1996 resulted in increases in operating expenses, although with the increased level of activity, the Company realized certain operating efficiencies and economies of scale.

  Revenues. Revenues increased from $843,000 for the year ended June 30, 1995 to $2,054,000 for the year ended June 30, 1996. This represents an increase of $1,211,000 or 144%. Royalties increased by $539,000, attributable to a greater number of completed software titles. Development fees increased by $497,000 as a result of more software products being developed. Software sales revenues increased by $175,000, also as a result of the greater number of completed titles.

  Cost of Revenues. Cost of revenues increased from $656,000 for the year ended June 30, 1995 to $739,000 for the year ended June 30, 1996. This represents an increase of $83,000 or 13%, mainly attributable to a greater number of titles in development. Although revenues almost doubled, costs of revenues increased only slightly. The Company's gross profit margin increased from 22% in 1995 to 64% in 1996, attributable to economies of scale and increased operating efficiencies.

  Sales and Marketing. Sales and marketing expenses increased from $116,000 for the year ended June 30, 1995 to $163,000 for the year ended June 30, 1996. This represents an increase of $47,000 or 41%, attributable primarily to increases in the Company's sales and marketing efforts.

  General and Administrative. General and administrative expenses increased from $223,000 for the year ended June 30, 1995 to $365,000 for the year ended June 30, 1996. This represents an increase of $142,000 or 64%, attributable primarily to increased staff and overhead to support the higher level of production and sales activity.

  Research and Development. Research and development expenses decreased slightly from $183,000 for the year ended June 30, 1995 to $174,000 for the year ended June 30, 1996. This represents a decrease of $9,000 or 5%. The decrease is due to the fact that the Company incurred lower development expenses in 1996 to enhance software tools that were developed in 1995.

  Depreciation. Depreciation expense increased from $43,000 for the year ended June 30, 1995 to $102,000 for the year ended June 30, 1996. This is due to increased computer equipment in place during 1996.

  Other Income and Expense. In fiscal year 1996, other income includes $122,000 which represents an export market development grant paid to BII Australia by the Australian Trade Commission for BII Australia's participation in certain export activities. Interest expense relates mainly to interest on the Company's loan from PIE, a significant shareholder. Interest expense increased from $45,000 for the year ended June 30, 1995 to $95,000 for the year ended June 30, 1996. This represents an increase of $50,000 or 111%, resulting from higher average outstanding borrowings from PIE in 1996 as compared to 1995.

  Pro forma net income (loss) per share. Pro forma net loss per share for the fiscal year ended June 30, 1996 reflects the acquisition by the Company of SAND in exchange for a $1,500,000 convertible promissory note. The purchase price has been allocated between in-process research and development ($1,350,000) and other assets ($150,000) in accordance with SFAS No. 86. This resulted in a pro forma charge to research and development expenses of $1,350,000, including the pro forma consolidation of the operations of SAND. Pro forma net loss per share for the fiscal year ended June 30, 1996 also reflects the conversion of the SAND Note into 780,001 shares of Common Stock of the Company. The unaudited consolidated pro forma financial data may not represent the results of operations or financial position which actually would have been obtained if those transactions had been completed as of the date indicated or which may be obtained in the future.

  Fiscal Year Ended June 30, 1995 as Compared to the Period from September 2, 1993 (inception) through June 30, 1994

  The Company experienced significant growth in fiscal year 1995. The Company completed development of six titles and commenced development of ten additional titles in fiscal year 1995. The sales and marketing efforts of the Company also increased in 1995 with the release of new products.

  Revenues. Revenues increased from $11,000 for the period from September 2, 1993 through June 30, 1994 to $843,000 for the year ended June 30, 1995. The Company's operations did not begin until March 1994, therefore no significant revenues were recognized during the period from September 2, 1993 through June 30, 1994.

  Cost of revenues. Cost of revenues increased from $212,000 for the period from September 2, 1993 through June 30, 1994 to $656,000 for the year ended June 30, 1995, primarily attributable to increased production activity. Any gross profit comparison between the ten months ended June 30, 1994 and fiscal year 1995 is not relevant due to partial year activity during 1994.

  Sales and marketing. Sales and marketing expenses increased from $2,000 for the period from September 2, 1993 through June 30, 1994 to $116,000 for the year ended June 30, 1995, attributable primarily to the general growth of the Company and an increased sales and marketing effort.

  General and administrative. General and administrative expenses increased from $19,000 from the period from September 2, 1993 through June 30, 1994 to $223,000 for the year ended June 30, 1995, attributable primarily to increased staff and overhead to support the increased production and sales activity of the Company.

  Research and development. Research and development expenses increased from $15,000 for the period from September 2, 1993 through June 30, 1994 to $183,000 for the year ended June 30, 1995, primarily attributable to the Company's increased research and development efforts relating to its traditional CD-ROM software tools in 1995.

  Depreciation. Depreciation expense increased from $10,000 for the period from September 2, 1993 through June 30, 1994 to $43,000 for the year ended June 30, 1995. This increase is due to significant purchases of computer equipment in 1995.

  Other income and expense. Interest expense increased from $3,000 for the period from September 2, 1993 through June 30, 1994 to $45,000 for the year ended June 30, 1995, attributable primarily to higher average outstanding borrowings from PIE in 1995 as compared to 1994.

FLUCTUATING OPERATING RESULTS

  The Company's expense levels are, to a large extent, fixed. The Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. As a result, any significant shortfall in revenue from the Company's Multipath Movies would have an immediate material adverse effect on the Company's business, operating results and financial condition. The Company plans to increase its operating expenses to fund greater levels of Multipath Movie and traditional CD-ROM development, research and development, increased marketing operations and expansion of its distribution channels. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

  Historically, the Company has experienced significant fluctuations in its operating results from quarter to quarter and it expects these fluctuations to continue in the future. Factors that may influence the Company's quarterly operating results include customer demand for the Company's products, introduction or enhancement of products by the Company and its competitors, the timing of releases of new products or product enhancements by the Company and its competitors, introduction or availability of new hardware, market acceptance of the Multipath Movies and other new products, development and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold, mix of products sold, product returns, the timing of orders from major customers, order cancellations, delays in shipment and other developments and decisions including the timing and extent of development expenditures, management's evaluation and judgement regarding a title's acceptance, other unanticipated operating expenses and general economic conditions. Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, the Company's revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters. The Company's revenues both domestically and internationally have varied significantly between monthly and quarterly periods. Therefore, in the future, the operating results for any quarter should not be taken as indicative of the results for any quarter in subsequent periods.

  The entertainment software business is highly seasonal. Typically, net revenues are highest during the fourth calendar quarter (which includes the holiday buying season), decline in the first calendar quarter and are lowest in the second and third calendar quarters. This seasonal pattern is due primarily to the increased demand for entertainment software products during the year-end holiday buying season. As a result, a disproportionate share of the Company's net revenues historically have been generated in the second quarter of the Company's fiscal year. The Company expects its revenues and operating results will continue to reflect these seasonal factors.

  The entertainment industry historically has been subject to substantial cyclical variation, with consumer spending for entertainment products tending to decline during recessionary periods. There can be no assurance that the Company will be able to adjust its anticipated product development expenditures and other expenses in the event of an economic downturn during such development. Accordingly, if a recessionary period occurs, tending to result in decreased sales of the Company's products, product development expenses likely will remain constant and the Company's business, operating results and financial condition could be adversely affected. See "Risk Factors--Rapid Technological Change; Changing Product Platforms and Formats."

ACCOUNTING TREATMENT FOR DEVELOPMENT COSTS AND RESEARCH EXPENDITURES

  The Company's current accounting policy follows SFAS No. 86, which provides for the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever results in the greater amortization amount. Prior to the establishment of technological feasibility, these costs are expensed as incurred. In the future, if the Company incurs costs to develop digital entertainment products for distribution as home video features or television programming, such discrete costs may be capitalized and amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received, in accordance with Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films."

  Equipment and other assets purchased exclusively for use in the Company's research and development efforts are charged directly to research and development expenses.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed a substantial part of its operations through loans from a significant shareholder, PIE. PIE has provided loans to the Company of approximately $126,000, $1,021,000, $746,000 and $29,000 during the fiscal years ended June 30, 1994, 1995 and 1996 and the quarter ended September 30, 1996, respectively. In the fiscal years ended June 30, 1995 and 1996 and the quarter ended September 30, 1996, the Company repaid $541,000, $680,000 and $0, respectively. As of September 30, 1996, $701,000 remains due and payable, including accrued interest.

  Between September and November 1996, the Company executed three promissory notes in favor of Reefknot in the principal amounts of $150,000, $50,000 and $150,000 to fund certain costs in connection with the Offering. These notes bear interest at the rate of 10% per annum and are due and payable on the earlier of the closing of the Offering or the first anniversary of the date of issuance of each note.

  Net cash used in operating activities during each of the 1994 and 1995 fiscal years was primarily attributable to a net loss. Net cash provided by operating activities in the year ended June 30, 1996 and in the three months ended September 30, 1996 was primarily attributable to net income resulting from development fees of $586,000 and $244,000, respectively and royalties of $1,291,000 in the year ended June 30, 1996. Net cash used in investing activities in each of the fiscal years ended June 30, 1994, 1995 and 1996 was due primarily to the purchase of computer equipment. Cash flows provided by financing activities in each of the fiscal years ended June 30 1994, 1995 and 1996 were primarily attributable to the cash infusions from PIE.

  The Company expects to incur capital expenditures of approximately $2,000,000 to fund the establishment of a production studio in New South Wales, Australia, including approximately $1,300,000 for Multipath Movie production equipment, and approximately $300,000 for digital video equipment. The remaining funds will be used for additional KidStory production and other equipment, and to furnish the facility.

  As of November 11, 1996, the Company's material commitments consisted of the $701,000 payable to PIE, the $350,000 due to Reefknot, and an advance from a customer for software development of $213,000. The note payable to PIE bears interest at a rate of 12.5% per annum and is due on the earlier of the closing of the Offering or December 31, 1996. The notes payable to Reefknot bear interest at a rate of 10% per annum and are due on the earlier of the closing of the Offering or the first anniversary of the date of issuance of each note. The Company expects to use a portion of the net proceeds from the Offering to repay these notes in full. The customer advance will be repaid from proceeds from the sales of the completed software. See Note 5 of the Notes to Consolidated Financial Statements.

  Pursuant to the SAND Acquisition Agreement, Sega Ozisoft has agreed to fund certain development expenses of the Company prior to the closing of the Offering; and the Company has agreed to reimburse Sega Ozisoft from the proceeds of the Offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,175 per month advanced by Sega Ozisoft for August, September and October of 1996. As of September 30, 1996, the Company had incurred a total obligation of $36,605 pursuant to this agreement. See "Certain Relationships and Related Transactions."

  Under its agreement with Crawford Productions, the Company is obligated to contribute up to one half of the costs incurred to develop and produce each project selected by the parties, if any, for development into Multipath Movies, which total cost per title is anticipated to be approximately $789,000. Under its agreement with Morgan Creek, the Company is obligated to fund entirely the development of two Multipath Movies.

  The Company believes that the net proceeds from the Offering combined with the Company's current resources will be sufficient to enable the Company to meet its operating and capital needs as required by its present business plan for approximately 12 months. In the event the Offering is not consummated, the Company will be unable to complete its research and development programs, commercialize its technologies, or finance the planned growth of the Company's business.

                                   BUSINESS

GENERAL

  Brilliant is a production and development studio introducing a new generation of digital entertainment to be distributed over the Internet, on CD-ROM, as television programming and for home video. Using its proprietary, state-of-the-art software tools, the Company is developing Multipath Movies which are three-dimensional digitally animated stories, each with hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. The Company has the ability to produce Multipath Movies with seamless interactivity where the plot and graphics are uninterrupted by the user's decisions. Furthermore, the Company believes that its studio can produce a Multipath Movie in multiple formats in a single cost-efficient production process. The Company is developing a system that will permit real time distribution of, and user interaction with, its Multipath Movies over the Internet. Under a three-year marketing agreement, the Company intends to launch Internet distribution of the Multipath Movie through Packard Bell NEC's Planet Oasis World Wide Web site by bundling Internet-enabled CD-ROMs on up to six million PCs shipped by Packard Bell NEC. Through additional strategic relationships, the Company has secured quality content for its Multipath Movies from a number of proven sources such as Morgan Creek Productions, Crawford Productions and Bantam Doubleday Dell Books.

  The Company's Multipath Movies are designed to combine the best qualities of traditional filmed entertainment--story and plot, with the best of the traditional computer game--its interactivity. The Company's Multipath Movies are designed to appeal to the entire home PC and game console markets, including both the core gamer and the much larger segment of PC users not currently served by traditional game developers. The Company plans to produce a variety of Multipath Movies tailored to various demographic groups, such as comedies, adventures, romances, science fiction stories and children's stories. In order to produce digital entertainment products with wide appeal, the Company has developed a number of features that it believes represent significant technical enhancements over existing digital entertainment. For example, animated characters created using the Company's tools appear human-like and have realistic features, facial expressions and mouth movements. Multipath Movies also allow users to control characters' moods as opposed to only their actions. In addition, a typical Multipath Movie will encourage viewers to influence or interact with the story on average every 30 to 45 seconds, without interrupting the flow of the story or its graphical presentation. The Company intends to release its first Multipath Movie, Cyberswine, in the fall of 1997 through its distribution arrangement with Packard Bell NEC. The Company also is developing the Storyteller Series of Multipath Movies in which an animated Storyteller will narrate engaging interactive stories targeted at children eight to twelve years of age. The Storyteller Series will be based upon existing published children's fiction books and original scripts, such as Bantam Doubleday Dell Books' popular Choose Your Own Adventure series.

  The Company plans to release certain of its Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. The Company intends to segment such Multipath Movies into three 30-minute episodes and, by packaging together thirteen episodes, can create a season-length series for the broadcast market. Similarly, the Company intends to produce 90- to 120-minute animated features for the home video market. The Company believes that it can produce Multipath Movies for television programming and home video features at costs substantially below typical industry costs. The Company has entered into a production joint venture with Crawford Productions, an Australian television production company, through which the Company and Crawford Productions will jointly develop and distribute broadcast and cable versions of two Multipath Movie scripts in the United States and internationally.

  The Company develops Multipath Movies in a single process utilizing its proprietary software tools in conjunction with the Company's digital production and layup skills. The Company has four proprietary software tools:
(i) ScripNav, a software tool that enables a script writer to write, review and correct branching multipath scripts; (ii) LipSync, a software tool used to synchronize facial expressions and mouth movements to voice soundtracks automatically; (iii) SCuD Engine, a software system which collects and integrates the output from all of the component tools to produce the Multipath Movie; and (iv) DigitalProjector, the tool that contains all the necessary elements to load and play a Multipath Movie. Utilizing its proprietary software tools, the Company can produce multiple formats from each title in a single cost-efficient production process, enabling the Company to amortize its production costs across the revenue streams from each format. In addition, the Company's LipSync tool allows for low-cost modification of Multipath Movies to other languages without the awkward appearance of dubbed movies. The Company's proprietary software tools and production process are designed to emulate traditional film writing and production techniques and allow screenwriters, directors and producers to develop Multipath Movies without any detailed knowledge of computer programming or significant assistance from expensive programming teams. As an example, the Company has entered into an agreement through which Morgan Creek Productions will provide the Company with certain creative, direction and film development assistance on two motion picture scripts. The Company believes that the utilization of existing entertainment resources will enable it to generate high-quality digital entertainment at a low cost.

  In addition to developing a new genre of multipath entertainment, the Company produces and sells interactive CD-ROM titles primarily for children, including the KidStory Series. Since shipment of its first CD-ROM title in January, 1995, the Company has developed 16 traditional CD-ROM titles. Examples of its titles include Flipper and The Yukadoos, which received a 1996 Newsweek Editor's Choice Award. The Company has licensed the rights to over 40 additional titles for development of KidStory Series products. In addition, the Company recently acquired the interactive CD-ROM rights to the Popeye characters. The KidStory Series is a profitable value-for-price product category that is not dependent upon the production of hit titles.

THE DIGITAL ENTERTAINMENT MARKET

  Digital entertainment combines the best elements of filmed entertainment, creative artistry and engaging plotlines, in a multimedia format complete with high-quality stereo sound, graphics and animation to produce a realistic experience. Digital entertainment is created, stored and can be distributed electronically. Examples of current digital entertainment products include high-end computer games, virtual reality attractions, and computer-animated television programs and feature films. Traditionally, digital entertainment has been distributed on CD-ROM and game console cartridges. Leading edge digital entertainment products are now also being released online to capitalize on the tremendous current interest in the Internet and the World Wide Web. In addition, digital entertainment products have recently been released as broadcast television and cable programming, home videos, and even full length feature movies, although on a limited basis.

  TECHNOLOGY AND DIGITAL ENTERTAINMENT

  The market for digital entertainment evolved and has grown dramatically with the increasing proliferation and sophistication of personal computers and game playing consoles, and with the widespread use of the Internet. Sales of personal computers to home users have increased in recent years as a result of declining prices and increased functionality of PCs. The number of multimedia PCs used in homes worldwide is expected to grow from 40 million in 1996 to 67 million in 2000. These enhanced processing, graphics, sound, storage and transmission capabilities have enabled PC users to more easily operate multimedia software and digital entertainment products. A large market has also developed for interactive digital entertainment on a new generation of 32- and 64-bit game consoles, including the Sega Saturn and Sony Playstation, with advanced technical capabilities previously available only on PCs. In addition, technological advances have enabled millions of consumers and businesses to utilize the Internet, particularly the World Wide Web. Dataquest estimates that the worldwide Internet population of individual consumers will grow from approximately 10 million subscribers in 1995 to approximately 170 million in 1999. Widespread use of the Internet has become possible with technological improvements in data transmission, such as the development of more powerful data servers and faster modems.

  The Company believes that the demand for digital entertainment will continue to grow given the increasing multimedia capability of today's PCs and game consoles, the growing popularity of the Internet and the expected improvements in accessing the Internet. Despite the technological advances that have been made in producing, processing and delivering digital entertainment, the Company believes that the consumer will expect digital entertainment products to have increasingly sophisticated features, including more realistic graphics and special effects, user control of more complicated or subtle character movements and real time interactivity.

  Brilliant's Technological Advantages. The Company believes that its technological capabilities will position the Company as a leader in producing digital entertainment that appeals to the growing expectations of consumers. Utilizing proprietary software tools, the Company is developing Multipath Movies with features that it believes represent significant technical enhancements over existing digital entertainment. For example, animated characters created using the Company's tools appear human-like and have realistic features, facial expressions and mouth movements. Multipath Movies will also allow users to control characters' moods and actions. In addition, the Company is developing a system that will enable users to interact in real time with its digital entertainment products over the Internet.

  THE COST OF DIGITAL ENTERTAINMENT

  Advances in technology have dramatically improved the ability to produce digital entertainment, but have also driven up the overall cost of producing interactive games and other forms of digital entertainment. Competitive pressures to produce differentiated product has increased due to the proliferation of game cartridges and CD-ROM entertainment titles. The demand for continuing product enhancements and differentiation has caused digital entertainment producers to rely heavily upon scarce and expensive teams of talented programmers. To produce interactive plot-driven digital entertainment using currently available techniques, a programming team is critical throughout the development process to integrate plot, graphic and sound elements and to control the flow of the action. Although the costs of programming are less significant in the development of products with simple plots and a few pages of script, such as arcade style games, programming costs can become prohibitively expensive for the complex, script-intensive products that are increasingly demanded by consumers.

  Brilliant's Cost Advantages. The Company believes that its proprietary software tools and object-oriented production process will enable the Company to avoid much of the high programming cost associated with the development of complex, interactive scripts. The Company intends to utilize existing entertainment industry resources rather than expensive programmers to generate high-quality digital entertainment at a low cost. The Company believes that its proprietary software tools and processes will allow screenwriters, directors and producers to develop Multipath Movies without any detailed knowledge of computer programming or significant assistance from expensive programming teams. The Company also intends to utilize the entertainment industry as a primary resource for scripts. As an example, the Company has entered into an agreement through which Morgan Creek Productions will provide the Company with certain creative, direction and film development assistance on two Multipath Movie scripts to be released in CD-ROM and via the Internet. In addition, the Company believes that it will be able to utilize a single script and one production process to produce digital interactive entertainment that can be delivered in multiple formats, such as CD-ROM, the Internet, television broadcast/cable programming and home video features. Consequently, the Company will be able to amortize its production costs across a number of revenue streams. The Company believes that its ability to manage production budgets is in part due to its lower operating costs in Australia as compared to the United States.

  THE UNDERSERVED PC MARKET FOR DIGITAL ENTERTAINMENT

  The Company believes that there is a significant segment of the home PC user population that currently does not use interactive PC-based entertainment products. Much of PC-based and game console digital entertainment to date has been developed for the dedicated computer game player, typically an eight to 21 year-old male with substantial free time and spending money. Traditional developers of computer games have continually enhanced and improved the game playing experience by adding complexity, graphics and other features to their games in order to keep the core gamer interested. The typical PC user, however, is frustrated by the difficulty of many computer games and the amount of scarce leisure time that is required to complete the experience. A well conceived game has also been expensive to produce, causing retail price points to be high relative to competing entertainment products. As a result of the industry focus on the limited core gamer segment, the fundamentals of interactive multimedia have remained relatively static over the past decade and have been centered on game design characterized by arcade, adventure, role playing, strategy and simulation themes. Although the installed base of game consoles and multimedia PCs is growing, the penetration rate of a typical game product remains relatively low.

  Brilliant's Broad Target Market. The Company's digital entertainment products are designed to appeal to the entire home PC and game console markets, including both the core gamer and the much larger segment of PC users not currently served by traditional game developers. The Company's Multipath Movie represents a new genre of interactive digital entertainment that can be experienced in less than two hours and will utilize content intended to appeal to a wider audience than the traditional gamer. The Company plans to produce a variety of Multipath Movie titles tailored to various demographic groups, such as comedies, adventures, science fiction stories and children's stories.

  DIGITAL ENTERTAINMENT FOR TELEVISION BROADCAST/CABLE AND HOME VIDEO

  The television and cable programming industries generally are highly speculative and involve a substantial degree of development risk. The success of an individual television or cable series depends upon unpredictable and changing factors, such as public tastes, viewer preferences and the availability of other activities competing for consumers' leisure time, all of which create substantial risks that development costs for any particular program may not be recouped. Additionally, while the risks associated with television and cable programming are high, the costs to develop any individual series are also high. Due to the industry's continuing dependence upon large production crews and high-cost, on-screen talent, production costs continue to rise rapidly. At the same time, however, demand for well-priced broadcast, cable television and home video content remains strong as a result of the increasing number of available broadcast and cable channels, the strong international interest in American-based content and delivery of television and cable into emerging markets. In addition, recently enacted federal legislation requires broadcasters to offer children's programming for at least three hours per week. Although an increasing number of digitally animated broadcast programs have achieved commercial acceptance and success, the Company believes that a lack of technical capability has prevented the motion picture industry from producing commercially viable plot-based interactive digital entertainment on a broader scale.

  Brilliant's Products for the Television Broadcast/Cable and Home Video Markets. The Company believes that the strong demand for television programming and home video features will provide a ready market for the low-cost, animated digital entertainment that the Company plans to produce. Utilizing its proprietary tools, the Company is able to produce digital entertainment suitable for television and home video, as well as distribution on CD-ROM and over the Internet, in one integrated production process. This enables the Company to amortize its production costs across a number of revenue streams. Accordingly, the incremental costs allocated to the production of television programming and home video features will be substantially below typical industry costs. The Company has entered into a production joint venture with Crawford Productions, an Australian television and motion picture production company, through which the Company and Crawford Productions will jointly develop two Multipath Movies for distribution as broadcast and cable programming scripts.

BUSINESS STRATEGY

  The Company's objective is to become a leading producer of animated digital entertainment by utilizing its proprietary technology base, strategic relationships and experienced management team. Specific elements of the Company's strategy are to: (i) address market opportunities with a new genre of digital entertainment; (ii) leverage the Company's proprietary software development capabilities to produce low-cost, high-value, digital entertainment products in multiple formats; (iii) utilize the existing entertainment industry talent base for content development; (iv) maintain a strong in-house research and development program; and (v) leverage management's experience and continue building strategic relationships within the entertainment and computer software industries.

  ADDRESS MARKET OPPORTUNITIES WITH THE MULTIPATH MOVIE--A NEW GENRE OF DIGITAL ENTERTAINMENT

  The Company believes that its Multipath Movies will have wide appeal to the PC user and also serve as television broadcast/cable programming and home video features. The Company is designing its Multipath Movies to capitalize on underserved segments of the home PC market with stories that can be experienced in less than two hours and utilize content intended to appeal to a wider audience than the traditional gamer. The

Company plans to produce a variety of Multipath Movies tailored for various demographic groups, including comedies, adventures, romances, science fiction stories and children's stories. Through its integrated production process for Multipath Movies, the Company has the ability to produce three 30-minute episodes for the broadcast/cable television market and a 90- to 120-minute animated feature for the home video market. The Company believes that its low-cost integrated production process will enable the Company to offer broadcast/cable television programming and home video features at attractive prices.

  LEVERAGE PROPRIETARY SOFTWARE TOOLS AND PRODUCTION CAPABILITIES TO DEVELOP
   LOW-COST, HIGH-VALUE, DIGITAL ENTERTAINMENT PRODUCTS IN MULTIPLE FORMATS

  The Company intends to maximize the product output of each Multipath Movie. Utilizing its proprietary software tools and object-oriented production process, the Company believes that it can produce Multipath Movies in multiple delivery formats, including CD-ROM, the Internet, television broadcast/cable programming and home video. By managing the specific sound, graphics, layup and other production elements associated with each format on an integrated basis from the beginning, the Company can produce multiple formats from each title during one production process. This enables the Company to amortize its production costs across the revenue stream associated with each format. Consequently, the Company believes that it will be able to offer high-quality digital entertainment at competitive prices. In addition, the Company's proprietary lip synchronization software tool allows for low-cost modificaton of the Multipath Movies to any language without the awkward appearance of dubbed movies. The Company also believes that its proprietary software tools and object-oriented production process enable it to inexpensively develop digital entertainment content that is readily adaptable for a variety of different hardware platforms, such as the PC and Sega Saturn game console. Accordingly, the Company expects to have greater flexibility in commercializing its products without being constrained by consumer platform choices.

  UTILIZE THE EXISTING ENTERTAINMENT INDUSTRY TALENT BASE FOR CONTENT
   DEVELOPMENT

  The Company has designed its proprietary software tools and object-oriented production process with the objective of emulating traditional film writing and production techniques. In addition to being in greater supply, and therefore, often available at lower cost than typical game programmers, entertainment industry professionals possess the creativity, maturity and experience needed to produce plot-based interactive entertainment. The Company believes that its technology will allow screenwriters, directors and producers retained by the Company to develop Multipath Movies without any detailed knowledge of computer programming or significant assistance from expensive programming teams.

  MAINTAIN A STRONG IN-HOUSE RESEARCH AND DEVELOPMENT PROGRAM

  The Company intends to maintain its strong in-house technology development programs in order to be on the leading edge of technologies for the production and delivery of digital entertainment. The Company has a core group of software tool developers in Australia exclusively dedicated to continually enhancing existing and developing additional software tools and their applications, and intends to build upon this base with a continued investment in research and development. The Company anticipates that online distribution will become increasingly important in the digital entertainment industry as faster modems and other new technologies improve online access and decrease latency or "lag time." An important element of the Company's strategy is to continue to adjust to changing technological conditions to stay at the forefront of content delivery.

  LEVERAGE MANAGEMENT'S EXPERIENCE AND CONTINUE BUILDING STRATEGIC
   RELATIONSHIPS WITHIN THE ENTERTAINMENT AND COMPUTER SOFTWARE INDUSTRIES

  The Company's management team has built and operated a number of successful businesses in industries that are strategically related to developing digital entertainment, including PC sales, CD-ROM publishing, and entertainment software development. Over the past 14 years, the Company's management team has developed a broad range of relationships with content developers, game console manufacturers, motion picture production companies, film and television distributors and software distributors. Management has capitalized upon these relationships by forming strategic arrangements with Packard Bell NEC, Morgan Creek Productions and Crawford Productions. See "--Strategic Relationships." The Company believes that these arrangements will provide the Company with significant content development and distribution advantages.

PRODUCTS

  Utilizing its proprietary, state-of-the-art software development tools, the Company is developing a new genre of digital entertainment, the Multipath Movie. In addition to developing Multipath Movies, the Company produces and sells traditional interactive CD-ROM titles primarily for children.

  ANIMATED DIGITAL MULTIPATH MOVIES

  The Company's Multipath Movies combine the best qualities of traditional filmed entertainment--story and plot, with the best of the traditional computer game--its interactivity. The Multipath Movie is a three-dimensional, digitally animated story with many plot alternatives, or paths, that are influenced by user interaction throughout the story. The Company is targeting a larger market than users of traditional computer games for its Multipath Movie products; Multipath Movies will be less than two hours long so that users can enjoy them within a single sitting and will utilize content that is designed to appeal to a wide variety of audiences.

  The Multipath Movie is unlike any other entertainment product known to the Company. In contrast to existing compressed video interactive movies, the action of a Multipath Movie does not stop while a user makes decisions. A user's decisions are implemented seamlessly because the Company's proprietary DigitalProjector that plays the movie on the screen has the technical ability to form and manipulate streams of complex three-dimensional animated images in real time sequentially for the duration of the movie. A Multipath Movie provides the user with hundreds of plot branches leading to a number of different conclusions. Users interact with Multipath Movies by responding with a mouse, joystick, keyboard or remote control device to prompts that manipulate the moods and personality profiles of the main characters, which in turn produce new plot directions and story lines. A typical Multipath Movie will prompt users for a decision approximately every 30 to 45 seconds. The opening scenes of each Multipath Movie, however, will require limited interaction, which is intended to introduce users to the story in a manner that builds user empathy with the lead characters and teaches the user how to interact with the Multipath Movie. Further into the Multipath Movie, the level of prompted interactivity will increase and prompts are designed to become less direct and more intuitive. Users' responses to prompts determine a character's actions and affect the character's "mood," thereby influencing its future decisions. If the user elects not to respond at any given prompt, the collective impact of the user's previous responses on the character's mood will drive subsequent branching decisions. For instance, if a user elects aggressive options in response to prompts, subsequent branching decisions will be made automatically as if an aggressive response was given by the user.

  The Multipath Movie will allow the user to jump forward or reverse to previously viewed scenes and will allow the user, if desired, to select a different decision path. The user can view the Multipath Movie from the perspective chosen by the director or elect an almost infinite number of alternative camera angles. The user can also control camera angles to search for information or clues that might prove valuable in later scenes. In addition, users or their parents can select an appropriate age rating (such as "G," "PG," or "R") and thereby limit certain camera angles or scenes. Multipath Movies can also include a feature enabling more than one user to interact with its characters of the Multipath Movie.

  The Company's first Multipath Movie in development is called "Cyberswine," which is based on an Australian science fiction comic strip series. The Company currently intends to release Cyberswine in the fall of 1997 through a bundling relationship with Packard Bell NEC. Packard Bell NEC has agreed to "bundle" Multipath Movies on up to a total of six million of its multimedia equipped computers shipped over a three-year period. See "--Strategic Relationships." By releasing Cyberswine through Packard Bell NEC, the Company believes it will generate broad market exposure to the Multipath Movie format. The Company has certain royalty obligations on revenues derived from Cyberswine. See "Certain Transactions."

  Although the Company's first Multipath Movie is an action-oriented science fiction drama, the Company plans to produce additional Multipath Movies, such as comedies, adventures, romances, science fiction stories and children's stories, in order to appeal to a wide variety of audiences. The Company intends to release additional titles during late 1997 following the bundled introduction of the Company's first Multipath Movie title through Packard Bell NEC. The Company is considering various scripts to be used as the basis of its late 1997 product introduction and marketing campaign. The Company has content agreements with Morgan Creek Productions and Crawford Productions of Australia to provide the Company with scripts for additional Multipath Movies. See "-- Strategic Relationships."

  The Company is also developing the Storyteller Series, which is a series of Multipath Movies targeting children eight to twelve years of age. The Storyteller Series will feature an animated Storyteller that will "morph" and undergo voice changes appropriate to the story line and script of each Storyteller title. The Storyteller Series will be based upon published children's books and original stories. The Company has secured from Bantam options to acquire exclusive rights to develop interactive products based upon Bantam's popular children's series, Choose Your Own Adventure, currently comprised of over 150 titles, and Choose Your Own Nightmare, currently comprised of 15 titles. See "--Strategic Relationships." Each of these book series is written in a branching format, in which the reader will skip to different pages or chapters of the book depending upon responses to questions posed in the story. Because of the branching nature of the Choose Your Own Adventure and Choose Your Own Nightmare series, the Company believes that these stories are ideally suited to the multipath format of the Storyteller Series. The Company anticipates introducing the Storyteller Series in late 1997. The Company believes that it will be able to obtain additional high-quality, suitably-priced children's fiction for the continued development of Storyteller Series titles.

  The Company plans to release Multipath Movies in the following formats:

  CD-ROM Titles. The Company intends to produce each Multipath Movie in traditional CD-ROM format for use on personal computers and game consoles.

  CD-ROM Titles with Online Capability. The Company is developing a system that will enable users to interact in real time with Multipath Movies over the Internet through various online delivery systems. To date, low data transmission rates have precluded real-time video viewing of digital entertainment over the Internet. The Company's system involves producing a CD-ROM, which consumers would buy at retail locations or receive bundled with hardware as in the Packard Bell NEC arrangement, containing a preview or first episode of a Multipath Movie series. The CD-ROM would also contain the architecture necessary for accessing the Internet and future episodes of the series would be purchased and downloaded over the Internet. The CD-ROM will also contain most of the data necessary for viewing the Multipath Movie and future online sequels, including a library of characters, scenes, graphics, sound and other components. Accordingly, a low-bit rate data stream can be delivered via the Internet to provide the animation and storyline for future episodes.

  Television Broadcast/Cable Programming and Home Video. The Company also plans to release certain of its Multipath Movie titles, in non-interactive format, as television broadcast/cable programming and as home videos. The Company intends to segment such Multipath Movies into three episodes for sale into the 30-minute broadcast and cable series market. By packaging together thirteen episodes, the Company can create a season-length series. Similarly, the Company plans to produce features from certain Multipath Movies by selecting a predetermined plot ending and to market these 90- to 120-minute features to home video publishers.

  TRADITIONAL CD-ROM PRODUCTS

  In addition to developing Multipath Movies, the Company currently develops and sells interactive CD-ROM titles primarily for children, including the KidStory Series, and a number of other titles based on licensed characters or content.

  KidStory Series titles are aimed at young learners between the ages of three and seven. These interactive stories are designed to help children develop good motor and coordination skills, cognitive skills and reading and spelling skills. Children can either have a Kidstory Series title read to them or move through the story at their own pace. Each title also features a series of games and activities, such as spelling bee; print, color and create pages; annotation pages providing factual and educational information; "spot the difference" puzzles in which the child must differentiate images; jigsaws; memory games; and hidden word games. This series includes The Yukadoos, which received a 1996 Newsweek Editor's Choice Award. The Company has licensed the rights to over 40 additional books for development of KidStory Series products.

  In addition to the KidStory Series, the Company has produced a number of CD-ROM titles on a contract basis, including Flipper, based on the MCA Universal film and 1960s television show; Dream Machines and Designers, based on the award winning Beyond 2000 television series; 101 Ways to Save the Planet, also based on the Beyond 2000 Series; and the Craftpax Series. The Flipper CD-ROM title includes various interactive games and activities. The Beyond 2000 Series is based upon the Beyond 2000 weekly television infotainment program made in Australia and viewed worldwide, including on the Discovery Channel in the United States. The Craftpax Series is a unique and informative collection providing children with simple but detailed instructions for a wide range of craft activities. In addition, the Company recently acquired the interactive CD-ROM rights to Popeye.

  The Company's traditional CD-ROM products are developed on a value-for-price model, which does not rely upon the production of hit titles. The Company's strategy is to provide distributors and retailers with products that deliver high value relative to cost and sell well at the retail level. The Company believes that its profitability on traditional CD-ROM products is a result of this value-for-price strategy.

THE PRODUCTION OF MULTIPATH MOVIES

  THE MULTIPATH MOVIE PRODUCTION PROCESS

  The production process for Multipath Movies consists of eight phases: scripting, creative design, voice and sound, model and world building, texturing and lighting, blocking/camera editing, special effects animation and the generation of rendered output.

                [THE MULTIPATH MOVIE PRODUCTION PROCESS CHART]

  Scripting                Scripting is the process in which the story and
                           its characters are created and developed. The scripting process includes generating the story concept, completing its treatment and outline and final delivery.

  Creative Design          Creative Design includes conceptualizing and
                           designing the look, feel and style of the title; also includes sketching characters, wardrobes, props and sets.

  Voice and Sound          The Voice and Sound phase includes recording
                           voices for the characters and developing and recording the musical score and sound effects.

  Model and World
  Building Model Building involves creating digitized models of each character by defining their shapes in three dimensions (height, width and depth) and by adding animation control points through various techniques that allow the model to be moved or animated. World Building is similar to model building except that it involves environments and sets rather than characters.

  Texturing and Lighting   Texturing is the process of adding
                           characteristics such as pattern, texture, finish and color to the "world" and its models.
                           Lighting is also added during this process.

  Blocking, Camera and
  Editing In Blocking, the models are animated, or "brought to life," in three dimensions to create a motion sequence. Blocking is performed by defining the points in a "world" around which a particular character will move. Once the character's movements are blocked, cameras are positioned in virtual space and the action is captured using traditional camera techniques. The director can view each scene immediately following this process and edit by adjusting the cameras and action.

  Special Effects
  Animation                In this phase, any necessary special effects
                           are added, which may include special sound or visual effects.

  Rendered Output          All of the data for script, sound, graphics and
                           special instructions generated by ScripNav,
                           LipSync and SCuD Engine are gathered by
                           DigitalProjector and played in sequential order to output the Multipath Movie in either real time or frame by frame depending upon the output format required.

  The production of a Multipath Movie is very similar to the production of a traditional film. Just as the traditional film director identifies locations, builds sets and chooses actors, the digital Multipath Movie developer builds "worlds" and "models". In the same way that traditional filmed entertainment directors give actors wardrobes and props, the Multipath Movie developer "textures" the models.

  The Multipath Movie production process, however, differs from the traditional movie process in three important ways. First, the traditional process is substantially more labor intensive, requiring large crews, artisans and technicians to produce a final product. Once scenes are filmed and edited, any reshoots require the re-assembling of actors and crews, which is not only costly but often not feasible. Second, filming and editing in the traditional film process are two separate functions that cannot be performed simultaneously. Through digital production, a scene, or group of scenes, can be blocked, animated and edited at the same time. As a result, the producer can immediately view the scene and make any necessary changes while avoiding substantial costs and logistical problems. Finally, the digital Multipath Movie process allows the producer to easily substitute models and worlds, alter texturing and lighting, alter the blocking and editing process and alter special effects. By clicking the mouse, the director/scriptwriter can preview entire scenes, add/delete characters and plots, and automatically change the appearance of a character or object. Because the characters and sets are all digitally produced and then animated by the Company's tools, set components (such as language on storefronts and vehicles) and personal features such as skin tone and hair color only need to be changed once to effect the desired change throughout the Multipath Movie.

  TECHNOLOGY; BRILLIANT'S SOFTWARE TOOLS AND PRODUCTION CAPABILITIES

  The Company has developed four proprietary software tools that enable it to produce high-quality Multipath Movies: (i) ScripNav, which enables scriptwriters to write complex multipath scripts; (ii) LipSync, which synchronizes a character's lip movements with the dialogue track; (iii) SCuD Engine, which collects and integrates source files from the ScripNav, graphics, sound and LipSync tools and then prepares them for layup and editing and the DigitalProjector; and (iv) DigitalProjector, the tool that contains all the necessary elements to load and play the final product.

  ScripNav. ScripNav was developed specifically for the writing of complex Multipath Movie scripts. A scriptwriter will use ScripNav to compose, edit and finalize a script using a commercially available word processing package. Then, the scriptwriter will insert various subplots into scenes in order to adapt the script to the Multipath Movie format; the alternative subplots, or paths, are based upon different temperaments of the lead character. For example, if the character is angry, the character will approach the other characters and the events in the scene in a much more aggressive and hostile manner, which will, in turn, send the plot in the appropriate direction. By inserting directional guides throughout the script, the scriptwriter is able to create a script with multiple paths and endings based on a character's moods and his or her interactions with the other characters. Once the script has been developed in the Multipath Movie style, ScripNav enables the scriptwriter to read, review and correct the script. ScripNav then corrects for syntax and branching errors and allows the scriptwriter to review the multiple plots produced. Lastly, ScripNav produces statistics that allow the scriptwriter to identify scenes that either cannot or are unlikely to be reached through the plot's development and, therefore, should be excluded from the final Multipath Movie product.

  LipSync. LipSync automatically synchronizes a character's lip movements with corresponding dialogue tracks by examining wave files and generating output files that contain references to the appropriate mouth shapes. The Company believes that LipSync is a more efficient and cost effective way to incorporate voice into Multipath Movies than other existing sound tools. In addition, LipSync allows for low cost modification of the Multipath Movies to any language without the awkward appearance of dubbed movies.

  SCuD Engine. SCuD Engine is the centerpiece of the Multipath Movie development and production process. SCuD Engine is an object-oriented database environment that collects and integrates source files from ScripNav, graphics, sound and LipSync tools and makes them available for layup and editing. SCuD Engine provides a multi-window editing environment in which the developer can preview, analyze and edit the final product. When a previously unedited scene is opened, SCuD Engine retrieves the text for the scene from the script text file of ScripNav and places the text in on-screen blocks or slots. The layup artist can then view the descriptive or dialogue text while attaching imported graphics, sound and other source material to that line of script.

  DigitalProjector. DigitalProjector contains all the necessary components to load and play the final Multipath Movie product. DigitalProjector is the software engine for any system that is being used to play the Multipath Movie and is generally the only software tool that the Company must modify to permit the Multipath Movie to be adapted to new platforms. The Company has developed DigitalProjector for IBM-compatible PCs, is developing DigitalProjector for the Sega Saturn game console, and may develop DigitalProjector for the Sony PlayStation, the Macintosh, and other platforms.

  In addition to its proprietary software tools and engines, the Company uses certain commercially available sound and graphics tools in the Multipath Movie production process:

  Sound Tools. The Company utilizes other non-proprietary sound tools that enable producers to incorporate wave files from standard sound files generated by almost any sound-editing package. Because wave files are generally not compressed, the Company then uses other non-proprietary tools to compress and prepare these files for use in DigitalProjector.

  Graphics Tools. Graphics tools enable producers to convert the graphics created by existing commercially available packages into a format that is compatible with SCuD Engine and DigitalProjector. In addition, producers of digital animation use graphics tools in the model and world building phase. Producers create digitized models by defining their shapes in three dimensions (height, width and depth) and by adding control points. The number of control points is determined by the number of polygons that are used to create the model. "Polygons" are multi-sided objects that can be colored or textured and moved as single entities in computer graphics, allowing for three-dimensional digital animation.

  The Company's proprietary tools used in conjunction with commercially available tools allow the developer to produce a high quality Multipath Movie from the initial scripting stage to the generation of title output. The chart below depicts the digital Multipath Movie production process discussed previously and the phases of the process enabled by each tool.

              [SOFTWARE TOOLS AND PRODUCTION CAPABILITIES CHART]

  COMPARISON OF MULTIPATH MOVIE FORMATS

  The specifications of the formats for video, the PC and online differ substantially. While each format will run for a total of 90 to 120 minutes, the length of any individual scene will vary depending upon the extent of its interactivity. While content produced for the PC will be user interactive, video will not. The most significant difference between formats is the number of polygons per character and per scene required to create the models and worlds. Due to processing capacity constraints of current PCs, the Company's Multipath Movie for CD-ROM and the Internet will use a limited number of polygons. Because polygon counts are scaleable, the Company creates its models and worlds with high polygon counts suitable for broadcast/cable or video markets, and then reduces the number of polygons in order to adapt the Multipath Movie for the PC and online markets. To date, digital entertainment for home video and the PC have been produced separately. As a result, the models and worlds developed for one format would not be used in other format types. By combining the development of multiple products into one process, the Company can cost effectively build models and worlds that can be utilized over multiple product formats.

--------------------------------------------------------------------------------------------
                                            BROADCAST/
                           HOME VIDEO          CABLE               PC/          INTERNET/
     CRITERIA               FEATURE           SERIES          GAME CONSOLE       ONLINE
--------------------------------------------------------------------------------------------
  Movie duration          90-120 mins  Three 22-min episodes 90-120 mins     90-120 mins
  Polygons per character  Unlimited    Unlimited             500             500
  Polygons per scene      Unlimited    Unlimited             3,000           3,000
  Special effects         All          All                   Limited         Limited
  Interactivity           None         None                  Plot branching  Plot branching
                                                             Camera angle    Camera angle
                                                             Real time moods Real time moods
  Output method           Pre-rendered Pre-rendered          Real time       Real time
                           video        video                 3D graphics     3D graphics
  Distribution media      D1 tape      D1 tape               CD-ROM          Internet
--------------------------------------------------------------------------------------------

SALES AND MARKETING

  The Company's sales and marketing efforts will be designed to broaden product distribution, increase the number of first-time and repeat customers, promote ongoing recognition of its products and properly position, package and merchandise its products. The Company will focus on three primary channels in attempting to build broad distribution of its product formats: (i) traditional software publishers and distributors for CD-ROM titles, (ii) the Internet and online services, and (iii) for television broadcast/cable programming buyers and home video publishers. To support sales through these channels, the Company plans to utilize various sales and marketing techniques designed to promote product awareness and maximize exposure, including cooperative advertising, incentives, selective bundling arrangements, trade show representation and other customary practices. The Company believes that its ability to produce quality digital entertainment products at low costs will allow it to negotiate favorable deals with publishers, distributors and buyers, create strong demand for its online products, and establish and maintain a strong market position. In addition, the Company believes that its management's direct experience in related industries provides the Company with a working knowledge of sales and distribution strategies and strong relationships with key software publishing executives.

  CD-ROM Titles. The Company will follow one of two distribution models with respect to the Company's traditional CD-ROM products and Multipath Movie products it produces on CD-ROM. In the first model, which is primarily used for the licensing of the Company's traditional CD-ROM products, the Company contracts to develop and produce titles for third parties on a fixed rate basis without retaining any rights to the products. In such situations, any future royalty streams to which the Company may be entitled would be minimal. In the second model, the Company negotiates an affiliated publishing arrangement for a designated title. Under this arrangement, the Company covers all production costs and costs of goods sold and then retains a certain percentage of the gross revenues generated according to a predetermined pricing formula. The publisher retains a portion of gross revenues to cover downstream marketing costs and distributor profit. In both contract and affiliate publishing arrangements, the publisher will broadly distribute the CD-ROM titles through retail outlets such as software, computer and book stores.

  Multipath Movie CD-ROM Titles with Online Capability. The Company anticipates that online users of its Multipath Movies distributed over the Internet will either be billed a fee for each online Multipath Movie downloaded or will be charged a fee based on online user time. In the case of the Company's first Multipath Movie launch through a bundling arrangement with Packard Bell NEC, it is anticipated that the user will be charged a per use fee by the Company through Packard Bell NEC's Planet Oasis Web Site. When a user views the opening window on the Packard Bell NEC computer screen, an icon will appear directing the user to the Multipath Movie. By inserting the CD-ROM and clicking on the icon, the user will be presented a free preview of the Multipath Movie title that has been bundled. Following the free preview, a screen prompt will encourage the user to purchase a "ticket" for further viewing of the Multipath Movie. If the user selects this option, the user will be connected by modem to the Multipath Movie location within the Planet Oasis site and charged for a movie ticket either through a major credit card account or an "E-Cash" account. If the Multipath Movie is being distributed through an online service or an independent Internet service provider, the Company will negotiate individual billing arrangements with each such entity. The Company is exploring the possibility of establishing a proprietary web site through which Multipath Movies can be promoted. As part of its arrangement with the Company, Packard Bell NEC has agreed to provide marketing for the Multipath Movies on Packard Bell NEC's computer packaging, point-of-sale materials and screen displays.

  One of the Company's principal sales and marketing initiatives will be the formal launch of the Multipath Movie format, which will follow the bundled introduction of the Company's first Multipath Movie through Packard Bell NEC. In order to introduce the new genre and generate the consumer awareness necessary to promote sustained interest, the Company is developing a sales and marketing campaign to begin during late 1997. The Company anticipates that this campaign will culminate in the commercial introduction of selected Multipath Movies, which will be supported by various trade and consumer promotional programs. The Company expects that launch costs will be covered through direct spending by the Company, promotional funds provided by software publishers marketing the product and/or other sponsor-related sales programs. See "Strategic Relationships."

  Television Broadcast/Cable Programming and Home Video. The Company currently anticipates that it will begin to market its Multipath Movies as television programming and home video features in 1998. Following the launch of the Multipath Movie genre during late 1997, and assuming that the Company has acquired the necessary television or video rights for any of its underlying content, the Company anticipates preparing certain Multipath Movie content for these markets. In the television broadcast/cable market, the Company will work to prepare series product primarily for direct placement in the syndicated television market or with one of the various cable channels. In order to be competitive in this market it is necessary to be prepared to place at least 13 episodes. Cable and syndicated programming is typically marketed to domestic and international buyers during January of each year at the National Association of Television Program Executives trade show. With respect to the home video market, the Company anticipates that it will market home video features through established distribution channels.

INTERNATIONAL SALES AND MARKETING

  The Company's international sales and marketing strategy will be managed from the United States and will be executed through a combination of domestic and offshore efforts. The majority of the Company's sales of traditional CD-ROM products are currently in the United States but management anticipates increased penetration in various international markets. In addition to U.S. sales, the KidStory Series product line is currently sold through various arrangements in Australia, New Zealand and parts of Asia and Europe. Recently, the Company entered into an agreement with Fujitsu pursuant to which titles within the KidStory Series are being adapted for output in Japanese.

  With respect to both traditional and Multipath Movie CD-ROM products, the Company's strategy for international distribution is to utilize exclusive arrangements for specific countries or dedicated territories with distributors, which in management's opinion, are best suited to direct the commercial launch and ongoing marketing support of products in that country or territory. The Company believes that it will be able to continue to capitalize on management's extensive network of international relationships and background in the international distribution of CD-ROM products. The Company does not currently foresee establishing operations in foreign territories to oversee or manage international sales and marketing efforts.

  Given the global nature of the World Wide Web, the Company believes that international markets represent a significant opportunity for its Multipath Movies delivered over the Internet. Utilizing its proprietary LipSync technology, the Company believes it can deliver Multipath Movies in foreign languages without significant logistical or cost issues. Because the lip movements of the characters are automatically synchronized to the dialogue track of the Multipath Movie, the Company has the ability to downstream foreign-language versions to international online users of Multipath Movies.

RESEARCH AND DEVELOPMENT

  The Company's research and development program is focused on: (i) enhancing the Company's software tools, (ii) developing enhanced Internet delivery capabilities for Multipath Movies, (iii) improving the Company's proprietary object-oriented database to enhance facial expressions and mouth movements of Multipath Movie characters, and (iv) increasing the efficiency of its object-oriented production process. The Company's research and development program includes development of a proprietary object-oriented database, known as "Rodeo," intended to give Multipath Movie producers ready access to the Company's database of objects, such as sets, props and characters, and thereby increase production efficiencies. The Company is expending substantial resources in its "skunk works" research and development program in Australia, where it maintains a staff in a separate facility devoted exclusively to advancing the Company's technology and software tools. Because the Company anticipates that online distribution will become increasingly important in the digital entertainment industry, the Company intends to prepare the Company to take advantage of changing Internet delivery technologies.

  The Company intends to continue to improve the look and feel of the Multipath Movies with the objective of achieving the look and feel of motion pictures. The realization of this objective will be dependent upon the development of narrowband and broadband technologies as well as increases in microprocessor speed. The Company will work to continuously enhance its software tools to take advantage of these new technologies.

  The Company incurred research and development costs in connection with the development and improvement of the Company's traditional CD-ROM software tools of $14,594, $183,000, $174,395 and $1,518,337 for the period from September 2,
1993 to June 30, 1994 and the fiscal years ended June 30, 1995 and 1996 and the three months ended September 30, 1996, respectively. The amount for the quarter ended September 30, 1996 includes $1,350,000 of in-process research and development costs incurred in connection with the acquisition of SAND. (Through the date of the SAND Acquisition, SAND had incurred research and development costs in connection with the development of the Multipath Movie software tools of $1,563,000.)

STRATEGIC RELATIONSHIPS

  The Company has entered various strategic relationships to assist in the development, production and distribution of Multipath Movies. It is anticipated that strategic relationships will be an integral element in the execution of the Company's business strategy.

  Packard Bell NEC. The Company has entered into an agreement with Packard Bell NEC for Packard Bell NEC to bundle CD-ROM software for a Multipath Movie title with 80% of the first 7.4 million multimedia equipped personal computers shipped by Packard Bell NEC in the United States, the United Kingdom, Australia, New Zealand and South Africa over a three-year period (the "Shipping Period") beginning when the Company ships and Packard Bell NEC accepts a master CD-ROM for a Multipath Movie. The master CD-ROM is a disk to be used by Packard Bell NEC to duplicate enabling CD-ROMs for distribution with Packard Bell NEC computers. The disk will allow the user to download Multipath Movies from an Internet site to be established by the Company. The disk will contain a brief preview of a Multipath Movie title, which is initially anticipated to be the Cyberswine title and will also contain a library of characters, scenes, graphics, sound and other components for viewing of future episodes of the title. The Company has the ability to periodically substitute other Multipath Movie titles for the title initially bundled by Packard Bell NEC. For a period ending two years following the expiration of the Shipping Period, Packard Bell NEC has agreed to provide point of sale retail advertising for the Multipath Movies distributed through Packard Bell NEC, and to create a prominently displayed icon on the Packard Bell NEC screen display which, when clicked, will enable the user to view a preview of the Multipath Movie and purchase the entire Multipath Movie through a link to Packard Bell NEC's Web site. Packard Bell NEC's Web site, Planet Oasis, is formatted as a 3-D Internet city providing users with a simple, user friendly tool through which a user can explore the World Wide Web. When the site is accessed, a

3-D version of the city appears containing skyscrapers, enchanted forests, parks and museums. Users cruise through the virtual city using the computer's mouse to click on different images, representing different topics and information sites. One of the destinations within the virtual city will be a theater in which Multipath Movies can be purchased through a link to the Company's Internet site. Under the terms of the agreement, the Company will be entitled to all revenues that are derived from Multipath Movies distributed pursuant to the Agreement. Packard Bell NEC will receive warrants to purchase 600,000 shares of the Company's Common Stock. See "Description of Capital Stock--Warrants."

  Morgan Creek Productions. The Company has entered into an agreement to form a joint venture with Morgan Creek Interactive, a subsidiary of Morgan Creek Productions. Morgan Creek is a principal developer and distributor of feature films; past features include "Ace Ventura: Pet Detective," and "Ace Ventura:
When Nature Calls." The agreement provides that Morgan Creek will contribute to the joint venture a nonexclusive license to two motion picture scripts for use in the development of Multipath Movies to be distributed on CD-ROM for the IBM-compatible, Macintosh and game console platforms and over the Internet. The rights granted by Morgan Creek under the agreement do not extend to broadcast/cable television programming. Morgan Creek will also provide certain creative, direction and film development assistance to the Company. The Company will be responsible for all development costs of the Multipath Movies but will be entitled to recover such costs before Morgan Creek will participate in any revenues generated from the Multipath Movies created by the joint venture. The Company will also contribute to the joint venture a nonexclusive license to the Company's DigitalProjector software tool solely for use in connection with two Multipath Movies to be produced by the joint venture. In exchange for the contribution of development content, Morgan Creek will receive, following the Company's recovery of production costs and the Company's recovery of its investment in the joint venture, a designated percentage of the joint venture's revenues as well as warrants to purchase 85,000 shares of the Company's Common Stock. See "Description of Capital Stock--Warrants." The agreement provides that Morgan Creek will own all intellectual property related to the content used in the Multipath Movies created by the joint venture and will have the right to exploit such content for other uses without any royalty obligation to the joint venture or the Company, although the Company will retain all rights to the licensed software tool.

  Crawford Productions. The Company has entered into a production joint venture with Crawford Productions Pty., Ltd. ("Crawfords"), an Australian television and production company, to develop two Multipath Movies. The Company anticipates that each of the two Multipath Movies will have production budgets of up to $1 million. Pursuant to the joint venture, Crawfords and the Company will each fund one-half of the development budget of the joint venture. Crawfords will be responsible for distributing broadcast and cable versions of the two Multipath Movies and the Company will distribute the Multipath Movies in interactive computer-based formats. Crawfords and the Company will equally divide all proceeds from exploitation of the two Multipath Movies created by the joint venture.

  Bantam Doubleday Dell Books for Young Readers. The Company has entered into an agreement (the "Bantam Agreement") with Bantam providing the Company with an option to acquire exclusive worldwide interactive rights to Bantam's "Choose Your Own Nightmare" and "Choose Your Own Adventure" series of interactive books. The Company's option covers over 170 titles, plus any additional titles in each series published by Bantam. The Company's rights include rights to adapt the licensed titles to interactive format only and to deliver the products on CD-ROMs and via the Internet. By exercising its option, the Company will be required to acquire no less than 18 titles during the seven-year term of the Bantam Agreement. Bantam will be entitled to receive a portion of the net proceeds from sales of the licensed titles. Upon the Company's election of each of the first 16 titles, in batches of 4 titles, the Company is required to pay Bantam a non-refundable advance against which royalties will be applied.

COMPETITION

  The markets for the Company's digital entertainment products are intensely competitive, subject to rapid change and characterized by constant demand for new product features at reduced prices and pressure to accelerate the release of new products and product enhancements. The primary competitive areas for the Company are identified below.

  Computer Graphics Special Effect Firms. The Company expects to compete with computer graphics special effects firms, including Pixar, ILM, Digital Domain, Sony ImageWorks, Pacific Data Images, Rhythm & Hues and Boss Film Studios, Inc. These computer graphics special effects firms are capable of creating their own three-dimensional computer animated feature films or may produce three-dimensional computer animated feature films for movie studios that compete with the Company. Pixar has already produced and successfully released an animated feature film, Toy Story, and ILM has created and produced three-dimensional character animation used for the ghosts in the live action film Casper. These firms, each of which have greater financial and marketing resources than the Company, are expected to compete intensely with the Company in the production of animated digital products.

  CD-ROM Publishers. The CD-ROM industry is intensely competitive and consumer demand for particular software products may be adversely affected by the proliferation of competitive products. The Company believes that the primary competitive factors in the market for CD-ROM products include creative content, product quality, technological capabilities, pricing, breadth of features, marketing and distribution resources and customer service and support. The Company will compete primarily against companies offering entertainment software and related products. The Company's competitors in this area will include several large companies with substantially greater name recognition, financial, technical, marketing and other resources, including Broderbund, 7th Level, GT Interactive, Electronic Arts, Softkey, Sierra On-Line and Davidson. Moreover, large corporations, such as Disney and Microsoft, with substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for CD-ROM entertainment products.

  Movie Studios and Production Companies. The Company's Multipath Movies will compete with traditional feature films and television programming produced by major movie studios, including Disney, Warner Bros., Twentieth Century Fox, Paramount, Sony, Lucasfilm, MCA Universal and MGM/UA, as well as numerous other independent motion picture and television production companies. Several movie studios already have developed and released animated feature films and the Company expects additional competition in the animated feature film market from these and other movie studios. Other movie studios have announced their intention to enter the animated feature film market, including DreamWorks SKG, a studio formed in 1994 which is expressly targeting the animated film market. The Company's broadcast and home video products will compete with the films of these movie studios for audience acceptance and exhibition over broadcast/cable and home video channels. In addition, the Company will compete with movie studios for the acquisition of literary properties, production financing, the services of performing artists, and the services of other creative and technical personnel, particularly in the fields of animation and technical direction. Most of the movie studios with which the Company will competes have significantly greater name recognition and significantly greater financial, technical, creative, marketing, and other resources than does the Company. Due to their substantially greater resources, these movie studios likely will be able to enter into more favorable distribution arrangements and to promote their films and television programming more successfully than the Company.

  Several movie studios, including Disney and Lucasfilm (through its affiliate
ILM), have developed their own internal computer animation capability and have created computer animation for special effects in animated films. Other movie studios may internally develop, license or sub-contract three-dimensional animation capability. Further, the Company believes that continuing enhancements in computer hardware and software technology will lower barriers to entry for studios or special effects companies which intend to produce computer animated feature films or other products.

  In response to all of these competitive forces, the Company will be required to make a high level of investment in content and tool development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to make such investments or, even if they are made, that the Company's products will be competitive. Additionally, present or future competitors may be able to develop products comparable or superior to those offered by the Company or adapt more quickly than the Company to new technologies or evolving customer requirements. The Company's competitors also may increase their efforts to gain and retain market share through competitive pricing or product giveaways. These competitive pressures may necessitate price reductions by the Company, thus reducing the Company's profit margins. In addition, as the number of competitors increases and competition for scarce consumer time available to be devoted to the products such as those of the Company and equally scarce retail shelf space becomes more intense, the Company may need to increase marketing expenditures to maintain sales and product differentiation. Also, as competition for popular titles and themes that may be used in entertainment software increases, the cost of acquiring such titles and properties is likely to increase, resulting in reduced margins. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition.

PROPRIETARY RIGHTS

  The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company currently intends to file United States patent applications relating to certain components of its proprietary technology. The Company also relies on trademark, trade secret and copyright laws to protect its technology, with the source code for the Company's proprietary software being protected both as a trade secret and as a copyrighted work. Also, it is the Company's policy that all employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products and does not copy-protect its software, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. Although the Company is not aware of unauthorized copying of its products, if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected. Furthermore, policing unauthorized use of the Company's products is difficult and costly, and software piracy can be expected to be a persistent problem. If litigation is necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws and the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

  The Company believes that its products, including its suite of software tools, do not infringe any valid existing proprietary rights of third parties. Since the software tools used to create the Multipath Movies were developed by SAND, a division of Sega Ozisoft, the Company relies entirely on the representations of Sega Ozisoft contained in the SAND Acquisition Agreement between BII-Australia and Sega Ozisoft that, to Sega Ozisoft's best knowledge, the SAND technology and software acquired by the Company does not infringe the proprietary rights of others. Additionally, although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that any such licenses would be available on acceptable terms, if at all, or that the Company would prevail in any such litigation. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

BACKLOG

  The Company generally ships products upon receipt of orders from distributors. Accordingly, the Company operates with little backlog.

EMPLOYEES

  At September 30, 1996 the Company had 27 full-time employees (including six employees of SAND): ten engaged in research and development, 14 in production and three in general administration and finance. None of the employees of the Company is covered by a collective bargaining agreement. The Company considers its relationship with its employees to be good. The Company currently utilizes the services of three independent software developers pursuant to contractual relationships.

  The Company intends to hire additional key personnel in the near future. The Company's expansion may significantly strain the Company's management, financial and other resources. Any failure to expand these areas in an efficient manner could have a material adverse effect on the Company's operating results.

  The Company believes its future success will depend in large part on the Company's ability to recruit and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing systems and the development of new systems and processes. The competition for such personnel is intense. There can be no assurances that the Company will be successful in retaining or recruiting key personnel. Three of the Company's employees, the Chairman and CEO, the CFO and the Director of Licensing, are based in Los Angeles, California. All other employees operate out of facilities located in Mascot and Woollahra, both suburbs of Sydney, Australia.

PROPERTIES

  The Company's production facilities, consisting of approximately 1,800 square feet, are located in Manly, Australia and the research and development facilities occupied by SAND consisting of approximately 900 square feet are located in Woollahra, Australia. The leases for these facilities are month-to-month. The current annual rental under the Manly lease is $24,617 and under the Woollahra lease is $13,009. The Company also leases an office in Woodland Hills, California for rent of approximately $18,000 per annum.

  The Company anticipates using up to $2.0 million of the proceeds raised in the Offering to equip a new digital production studio ("New Studio") to be located in or near Sydney, Australia. It is contemplated that the current production offices located in Manly, Australia will be closed and all of those operations will be integrated into the new facilities. The software tool development facilities occupied by SAND located in Woollahra, Australia will be kept at their current location. The Company intends to equip the New Studio to meet all of the Company's production needs for both the KidStory Series product line as well as the Multipath Movie product line. Certain production capabilities will remain external, including voice recording, scripting, music recording and certain director and producer services. The Company believes that such services can be provided on a more cost effective basis, thereby focusing the Company's internal production efforts on the digital production components. It is anticipated that the New Studio will have the internal capabilities to provide all other production requirements such as three-dimensional modeling, digital animation and rendering, camera direction and editing, sound production, texture animation, digital video services and overall title production control. The Company intends to lease additional space in or near Sydney, Australia, as the site of its new production facilities. The Company has not reached an agreement in principle with respect to the lease of any space for the New Studio.

LEGAL PROCEEDINGS

  The Company is not involved in any litigation.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Information with respect to the directors and executive officers as of November 18, 1996 is as follows:

   NAME                      AGE                        POSITION
   ----                      ---                        --------
   Mark Dyne...............   35 Chairman of the Board of Directors and
                                 Chief Executive Officer
   Kevin Bermeister........   36 President and Director
   Mark Miller.............   37 Vice President, Production and Operations and Director
   Anthony Rose............   32 Vice President, Technology
   Diana Maranon (1).......   38 Secretary and Director
   Michael Ozen............   42 Chief Financial Officer
   Gary Barber (2).........   39 Director
   Ray Musci (1)...........   36 Director
   Garth Saloner (2).......   41 Director
   Jeff Scheinrock (1)(2)..   45 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  MARK DYNE. Mr. Dyne has served as the Chairman of the Board of Directors and as Chief Executive Officer of the Company since October 1996. Mr. Dyne has served as a joint managing director of Sega Ozisoft since its founding in 1982 by Mr. Dyne and Kevin Bermeister. Sega Ozisoft is now a majority owned subsidiary of Sega operating under the name of Sega Ozisoft. Mr. Dyne continues to own an equity interest in Sega Ozisoft. Sega Ozisoft is a distributor for many leading publishers including, among others, Virgin Interactive, Accolade, Microprose, Viacom, Interplay, Access, and Starwave. Mr. Dyne currently is Co-Chief Executive Officer with Kevin Bermeister of Sega Enterprises, a position he has held since June 1995, a director of Monto Holdings Pty. Ltd. ("Monto") and Consumer Electronics Pty. Ltd. ("Consumer Electronics"), and a co-owner of Packard Bell Pty. Ltd. ("Packard Bell Australia"). Sega Enterprises is a theme park developer which recently has launched the development of a $70 million interactive indoor theme park in Darling Harbor in Sydney, Australia. Sega Enterprises is owned jointly by
Mr. Dyne, Mr. Bermeister, Sega Enterprises Japan ("Sega Japan"), Mitsubishi Corp. and Mitsui Corp. Monto is a private investment holding company. Consumer Electronics is a South African based distributor of multi-media software products. Packard Bell Australia is one of the leading manufacturers and distributors of personal computers through the Australian mass merchant channel.

  KEVIN BERMEISTER. Mr. Bermeister has served as President of the Company since October 1996 and as a Director since August 1996. Mr. Bermeister is a joint managing director of Sega Ozisoft, a position he has held since 1982, and continues to own an equity interest in Sega Ozisoft. Mr. Bermeister currently is Co-Chief Executive Officer with Mr. Dyne of Sega Enterprises, a position he has held since June 1995, a director of Consumer Electronics and Jacfun Pty., Ltd. ("Jacfun"), and a co-owner and director of Packard Bell Australia. Mr. Bermeister also serves as a director of Jewish House of Sydney, Australia, a charitable organization. Sega Enterprises is a theme park developer which recently has launched the development of a $70 million interactive indoor theme park in Darling Harbor in Sydney, Australia. Sega Enterprises is owned jointly by Mr. Dyne, Mr. Bermeister, Sega Japan, Mitsubishi Corp. and Mitsui Corp. Consumer Electronics is a South African based distributor of multi-media software products. Jacfun is the owner of the Darling Harbor property occupied by the Sega Enterprises indoor theme park. Packard Bell Australia is one of the leading manufacturers and distributors of personal computers through the Australian mass merchant channel.

  MARK MILLER. Mr. Miller has served as Vice President, Production and Operations since October 1996 and as a Director of the Company since August 1996. Mr. Miller served as President and Chief Financial Officer of the Company from August 1996 through September 1996. Mr. Miller also is Managing Director of BII Australia, a position he has held since March, 1994. From February 1993 through December 1994, Mr. Miller was Managing Director of PIE, where he was primarily engaged in the development and maintenance of educational and multimedia software for use by schools and other educational institutions. Mr. Miller currently is a director of PIE. From 1989 through 1992, Mr. Miller was Director of Sales and Marketing of Dealing Information Systems Pty. Ltd., a developer of proprietary modular software treasury systems for managing financial transactions.

  ANTHONY ROSE. Anthony Rose has served as a consultant to SAND since April 1994 and currently serves as Vice President, Technology of the Company. Mr. Rose also is the owner and director of and, prior to April 1994 was employed by, A.R. Technology Pty. Ltd., an Australian company founded by Mr. Rose in 1988 which is involved in the design and manufacture of digital electronics hardware and software. A.R. Technology has completed design assignments for Apple, Epson, Panasonic and other corporations and government institutions. Mr. Rose holds several international patents relating to anti-virus hardware circuits for personal computers.

  DIANA MARANON. Ms. Maranon has served as Secretary of the Company since August 1996 and as a Director of the Company since October 1996. Ms. Maranon is the President and Managing Director of Averil Associates, Inc. ("Averil Associates"), a financial advisory firm. Prior to founding Averil Associates in 1994, Ms. Maranon was a Vice President with Wasserstein Perella & Co., Inc. ("Wasserstein"), an investment banking firm, with whom she started in 1988. At Wasserstein, Ms. Maranon was responsible for covering companies headquartered in the Western United States. From 1985 to 1988, Ms. Maranon practiced securities law with Skadden Arps Slate Meagher & Flom. Ms. Maranon is a member of the California Bar.

  MICHAEL OZEN. Mr. Ozen has served as Chief Financial Officer of the Company since October 1996. From May 1991 through June 1996, Mr. Ozen served as Manager--International Taxes at Coopers & Lybrand, LLP. In July 1996, Mr. Ozen became Director--International Taxes at Coopers & Lybrand, LLP, a position he held until October 1996.

  GARY BARBER. Mr. Barber has served as a Director of the Company since October 1996. Since May 1989, Mr. Barber has been Vice Chairman and Chief Operating Officer of Morgan Creek Productions, Inc. While at Morgan Creek, Mr. Barber has executive produced numerous feature films including Ace Ventura:
Pet Detective, Ace Ventura: When Nature Calls, Robin Hood: Prince of Thieves and currently is executive producer of the Ace Ventura animated television series that airs on CBS.

  RAY MUSCI. Mr. Musci has served as a Director of the Company since October 1996. From May 1990 to the present, Mr. Musci has served as the President, Chief Operating Officer and as a Director of Ocean of America, Inc., a company that develops, publishes and distributes software products. From September 1994 to July 1996, Mr. Musci served as a director of Ocean International, Ltd., the holding company of Ocean of America, Inc. From August 1985 to March 1990, Mr. Musci was Executive Vice President/General Manager of Data East USA, Inc., a subsidiary of Data East Corp., a Japanese company, where he established a consumer division to develop, manufacture, market and distribute consumer video games, entertainment software and coin-operated video arcade games and pinball machines.

  GARTH SALONER. Mr. Saloner has served as a Director of the Company since October 1996. From 1990 to the present, Mr. Saloner has served as the Robert
A. Magowan Professor of Strategic Management and Economics at the Graduate School of Business at Stanford University. He also has served as Associate Dean for Academic Affairs and Director of Research and Course Development at Stanford Graduate School of Business. From 1982 to 1990, Mr. Saloner taught as a professor in the Economics Department of the Massachusetts Institute of Technology. Mr. Saloner also is a director and a member of the audit committee of Quick Response Services, Inc., a corporation that provides electronic data interchange services in the retail market.

  JEFFREY SCHEINROCK. Mr. Scheinrock has served as a Director of the Company since October 1996. Since July 1, 1996, Mr. Scheinrock has been Vice Chairman, Chief Financial Officer and Assistant Secretary of Kistler Aerospace Corporation, a company involved in the development, marketing and manufacture of reusable satellite launch vehicles. From March 1, 1989 to July 1, 1996, Mr. Scheinrock was the Vice Chairman of Finance and Strategic Planning of Packard Bell NEC. Mr. Scheinrock is a director of SRS Labs, Inc. and SmarTalk TeleServices, Inc., corporations listed on the Nasdaq Stock Market's National Market. Mr. Scheinrock also is a director of various other private companies including MicroNet Technology, Inc., which is a California-based high technology company.

  The Company's Chief Executive Officer and Chairman, Mark I. Dyne, and its President, Kevin Bermeister, also are Joint Managing Directors of Sega Ozisoft. Messrs. Dyne and Bermeister are not required to spend a specific amount of time at the Company nor are they able to devote their full time and resources to the Company. There can be no assurance that the inability of Messrs. Dyne and Bermeister to devote their full time and resources to the Company will not adversely affect the Company's business, operating results or financial condition.

  Pursuant to the SAND Acquisition Agreement, the Company and Sega Ozisoft agreed that so long as Sega Ozisoft maintains ownership of at least 7% of the outstanding equity securities of the Company, the Company has agreed to use its best efforts to cause a nominee of Sega Ozisoft reasonably acceptable to the Company to be nominated by the Board of Directors of the Company for election as a director of the Company so that Sega Ozisoft either has one representative on the Board of Directors of the Company or one representative nominated for election at the succeeding annual stockholders meeting. Currently, Kevin Bermeister has been designated by Sega Ozisoft as its nominee on the Board of Directors.

  The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Gary Barber and Garth Saloner currently are the Class I directors. This class will stand for election at the 1997 annual stockholders meeting. Mark Miller, Ray Musci and Jeff Scheinrock currently are the Class II directors. This class will stand for election at the 1998 annual meeting. Mark Dyne, Kevin Bermeister and Diana Maranon currently are the Class III directors. This class will stand for election at the 1999 annual meeting. At each annual meeting of stockholders, successors of the class of directors whose term expires at that annual meeting are elected for a three-year term or until their successors have been elected and qualified. If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The authorized number of members of the Board of Directors currently is eight. Directors may be removed from office only for cause by the affirmative vote of a majority of the outstanding shares of Common Stock. Vacancies on the Board of Directors may be filled only by a majority of the directors then in office.

BOARD COMMITTEES

  The Company's Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with those accountants the plan and results of their audit of the financial statements and determining the independence of the accountants. The Compensation Committee reviews and makes recommendations with respect to compensation of officers and key employees, and is responsible for the grant of options and other awards under the Company's 1996 Plan. See "--Stock Option Plan."

DIRECTOR COMPENSATION

  Nonemployee directors of the Company currently are paid $1,500 for their personal attendance at any meeting of the Board and $500 for attendance at any telephonic meeting of the Board or at any meeting of a committee of the Board. Directors also are reimbursed for their reasonable travel expenses incurred in attending Board or committee meetings. In September 1996, the Company granted to each of Ms. Maranon and Messrs. Barber, Musci, Scheinrock and Garth Saloner effective upon commencement of service as a director, options to purchase 25,000 shares of Common Stock at an exercise price of $10.00 per share. In November 1996, the options were repriced to $4.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not have a compensation committee for the fiscal year ended June 30, 1996. For the year ended June 30, 1996, all decisions regarding executive compensation were made by Mr. Miller. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION

  The following table sets forth both cash and noncash compensation paid or to be paid by the Company to, Mark I. Dyne, Chief Executive Officer, Kevin Bermeister, and Mark Miller, President and Chief Financial Officer (the "Named Executive Officers"). No other officer received compensation in excess of $100,000 for the fiscal year ended June 30, 1996:

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                          FISCAL YEAR ANNUAL COMPENSATION     COMPENSATION
   NAME AND PRINCIPAL        ENDED    --------------------NUMBER OF SECURITIES   ALL OTHER
        POSITION           JUNE 30,     SALARY    BONUS   UNDERLYING OPTIONS(1) COMPENSATION
   ------------------     ----------- ---------- ------------------------------ ------------
Mark Dyne (2)                1996     $      --  $    --           --             $   --
 Chief Executive Officer
Kevin Bermeister,            1996            --       --           --                 --
 President (2)
Mark Miller, Vice            1996         69,263      --           --              21,224(4)
 President Production
 and Operations (3)

--------
(1) See "--Stock Option Plan."
(2) Messrs. Dyne and Bermeister will receive annual salaries of $225,000 and $225,000, respectively.
(3) During the Company's last fiscal year, Mr. Miller served as the Managing Director. Compensation amounts shown consist of consulting fees paid by BII Australia to PIE or Mr. Miller. See "--Employment Agreements with Executive Officers."
(4) Includes auto allowances, contributions to retirement benefits and profit included in payments to PIE for purchases of computer equipment.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

  Effective October 1, 1996, the Company entered into an employment agreement with Mr. Ozen pursuant to which Mr. Ozen serves as the Company's Chief Financial Officer and the Company will pay Mr. Ozen a base salary equal to $150,000 per year. Mr. Ozen received options to purchase an aggregate of 30,000 shares of Common Stock of the Company which vest in four equal annual installments commencing on the date of grant. Mr. Ozen's employment is terminable by the Company at will. In the event the Company terminates Mr. Ozen's employment without cause, Mr. Ozen is entitled to three months severance payment (the "Initial Payment") if termination occurs during the first or second year of employment (the "Initial Period"), and in addition to the Initial Payment, one month severance payment for each year served after the Initial Period, not to exceed an aggregate of 12 months severance payment, if termination occurs after the Initial Period. For purposes of the agreement, "cause" means the willful disregard of, or failure to perform, duties where such willful disregard or failure is not discontinued within a reasonable period of time from receipt of written notice relating thereto.

  A.R. Technology Limited, an Australian corporation of which Anthony Rose is the sole stockholder, will provide the services of Anthony Rose to BII Australia in exchange for $134,130 per year. The arrangement is terminable at will by either party upon 30 days prior written notice.

  PIE provides the services of Mark Miller to BII Australia. PIE was paid $0, $36,985 and $90,487 during the period from September 2, 1993 to June 30, 1994, and the years ended June 30, 1995 and 1996, respectively.

For the period from July 1, 1996 to September 30, 1996, BII Australia paid PIE $4,577 for the services of Mark Miller and paid directly to Mark Miller an additional $12,903 for his services. These amounts include auto allowances, contributions to retirement benefits and profit included in payments to PIE for purchases of computer equipment. This arrangement is terminable at will by either party upon 30 days prior written notice.

STOCK OPTION PLAN

  The Company adopted a Stock Option Plan (the "1996 Plan") in September 1996. Each director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 1,080,000, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan.

  The 1996 Plan will be administered by the Board of Directors or another committee of two or more non-employee directors appointed by the Board of Directors (the "Committee"), each of whom shall be an "outside director" for purposes of 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of the 1996 Plan, the Committee will have full and final authority to select the executives and other employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto.

  Awards. The 1996 Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (1) shares of Common Stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock, or
(3) any other security or benefit with a value derived from the value of the Common Stock. The maximum number of shares of Common Stock with respect to which options or rights may be granted under the 1996 Plan to any executive or other employee during any fiscal year is 100,000, subject to certain adjustments to prevent dilution.

  Awards under the 1996 Plan are not restricted to any specified form or structure and may include arrangements such as sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock or securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. An award may provide for the issuance of Common Stock for any lawful consideration, including services rendered or, to the extent permitted by applicable state law, to be rendered. Currently, Delaware law does not permit the issuance of common stock for services to be rendered.

  An award granted under the 1996 Plan may include a provision conditioning or accelerating the receipt of benefits, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction. Any stock option granted may be an incentive stock option within the meaning of Section 422 of the Code or a nonqualified stock option.

  An award under the 1996 Plan may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant to the award, and/or to pay all or part of the recipient's tax withholding obligations with respect to such issuance, by delivering previously owned shares of capital stock of the Company or other property, or by reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option granted under the 1996 Plan permitted the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the option may grant the recipient the right to "pyramid" his or her previously owned shares, i.e., to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each transaction to pay the purchase price of the shares acquired in the following transaction, to exercise the option for a larger number of shares with no more investment than the original share or shares delivered.

  Plan Duration. The 1996 Plan became effective upon its adoption by the Board of Directors on September 13, 1996, and was approved by the Company's stockholders on September 13, 1996. As of November 18, 1996, the Board had granted options covering an aggregate of 185,000 shares of Common Stock to certain directors of the Company and to Messrs. Ozen and Rose, with an exercise price of $10.00 per share. In November 1996, the options were repriced to $4.00 per share. The directors' options were granted effective at such time as each director joins the Board of Directors and will be immediately fully vested. The options granted to Mr. Ozen vest in four equal annual installments commencing on the date of grant. Mr. Rose's options vest in 48 equal monthly installments commencing on the date of grant. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award made after September 13, 2006. See "Principal Stockholders."

  Amendments. The Committee may amend or terminate the 1996 Plan at any time and in any manner, subject to the following: (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (2) if any rule or regulation promulgated by the Securities and Exchange Commission (the "Commission"), the Internal Revenue Service or any national securities exchange or quotation system upon which any of the Company's securities are listed requires that any such amendment be approved by the Company's stockholders, then such amendment will not be effective until it has been approved by the Company's stockholders.

  Form S-8 Registration. The Company intends to file a registration statement under the Securities Act to register the 1,080,000 shares of Common Stock reserved for issuance under the 1996 Plan. Such registration statement is expected to be filed shortly following the date of this Prospectus and will become effective immediately upon filing with the Commission. Shares issued under the 1996 Plan after the effective date of such registration statement generally will be available for sale to the public without restriction, except for the 180-day lock-up provisions and except for shares issued to affiliates of the Company, which will remain subject to the volume and manner of sale limitations of Rule 144. See "Shares Eligible For Future Sale."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation and its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may otherwise be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  The Company's Certificate of Incorporation also provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

  The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Company and certain of its officers (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Company has agreed to indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  PIE and Mark Miller:

  Since March 1994, PIE has made periodic cash advances to BII Australia for working capital purposes. On October 24, 1994, PIE and BII Australia entered into a loan agreement to reflect the parties' lending relationship. The maximum principal amount BII Australia may borrow from PIE pursuant to the loan agreement is $631,125. The note bears interest at the rate of 12.5% per annum and was due and payable on December 31, 1994. By written agreement (the "Note Extension") dated September 13, 1996, the maturity date of the note was extended until the earlier to occur of the closing of the Offering or December 31, 1996. Pursuant to the Note Extension, PIE and BII Australia increased the maximum amount BII Australia may borrow under the loan agreement to $710,000. As of June 30, 1995 and 1996, BII Australia owed PIE $606,152 (including accrued interest in the amount of $46,427), and $670,488 (including accrued interest of $149,389), respectively. As of September 30, 1996, the amount outstanding was $701,128, including accrued interest of $169,478. The Company intends to apply a portion of the proceeds of the Offering to repay all amounts owed to PIE. See "Use of Proceeds."

  BII Australia periodically purchases certain computer equipment from PIE. For the period from September 2, 1993 (inception) to June 30, 1994 and the fiscal years ended June 30, 1995 and 1996 and the quarter ended September 30, 1996, BII Australia's purchases totaled $0, $15,356, $15,792 and $8,330, respectively.

  Mark Miller is a director and shareholder of Multimedia Connexion Pty. Ltd. BII Australia periodically purchases hardware and software from Multimedia Connexion Pty. Ltd. For the period from September 2, 1993 (inception) to June 30, 1994 and the fiscal years ended June 30, 1995 and 1996, BII Australia purchased computer equipment totaling $0, $12,304 and $15,724, respectively. No purchases were made during the quarter ended September 30, 1996.

  Sega Ozisoft, Mark Dyne and Kevin Bermeister:

  In December 1994, BII Australia entered into a Software License Agreement (the "Sega Agreement") with Sega Ozisoft. Mark Dyne and Kevin Bermeister are directors and shareholders of Sega Ozisoft and of the

Company. Pursuant to the terms of the Sega Agreement, Sega Ozisoft became the exclusive distributor in Australia and New Zealand of certain CD-ROM software products developed by BII Australia. Pursuant to the terms of the Sega Agreement, BII Australia received non-refundable advances totaling $71,040 from Sega Ozisoft in the fiscal year ended June 30, 1995. In addition, BII Australia is entitled to receive royalty payments of $6.31 per net unit sold, after Sega Ozisoft recoups the advance. Such royalty is reducible to $4.73 per net unit sold after 2000 units have been sold for each title. The non-refundable advances are recoupable from the royalties earned by BII Australia under the Sega Agreement. As of September 12, 1996, other than its non-refundable advance, BII Australia had received no royalty payments relating to the Sega Agreement. The Sega Agreement expires on December 15, 1996.

  Kevin Bermeister is a director and each of Kevin Bermeister and Mark Dyne is a shareholder of Packard Bell Australia. Between February 1994 and June 30, 1996, BII Australia purchased an aggregate of approximately $38,124 in goods from Packard Bell Australia. During the quarter ended September 30, 1996, BII Australia purchased an additional $6,045 in goods from Packard Bell Australia.

  In January 1996, BII Australia entered into a Multimedia Software Development and Production Agreement (the "Development Agreement") with Sega Ozisoft for Cyberswine. Pursuant to the terms of the Development Agreement, BII Australia is entitled to receive $165,690 for certain assistant production services. Amounts are payable by Sega Ozisoft upon attainment of mutually determined milestones. In addition, BII Australia is entitled to 2.5% in royalties on net revenues, as defined by the agreement. As of June 30, 1996, Brilliant had received $120,396 and had recorded a receivable of $52,146, which was received in July and August 1996. As of September 30, 1996, the Company had no additional receivable recorded for this agreement.

  On September 13, 1996 the Company and Sega Ozisoft entered into the SAND Acquisition Agreement. Mark Dyne and Kevin Bermeister both currently serve as directors of Sega Ozisoft and are significant minority shareholders of Sega Ozisoft. Pursuant to the SAND Acquisition Agreement, the Company acquired all of the assets of SAND and in consideration therefor issued a one year $1,500,000 mandatorily convertible note to Sega Ozisoft. The SAND Note bears interest at a rate of 8% per annum. Concurrent with the closing of the Offering, the SAND Note automatically will be converted into 780,001 shares of Common Stock. The terms of the SAND Acquisition were determined by negotiations between Messrs. Dyne and Bermeister and Averil Associates, Inc. on behalf of the Company and by the Board of Directors of Sega Ozisoft, with Messrs. Dyne and Bermeister abstaining, on behalf of Sega Ozisoft. See "The Company."

  The Sand Acquisition Agreement also provides that the Company shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the Cyberswine multipath movie. "Adjusted Gross Receipts" is defined as the gross receipts received by the Company on the Cyberswine multipath movie after deducting any royalties and fees payable to Cyberswine licensors. Pursuant to an agreement between Sega Ozisoft and the licensor of the characters and content of Cyberswine, the Company will be required to pay to the Cyberswine licensor a royalty of 2% of gross revenues less cost of goods on all sales of Cyberswine products. In addition, so long as Sega Ozisoft maintains ownership of at least 7% of the outstanding equity securities of the Company, the Company has agreed to use its best efforts to cause a nominee of Sega Ozisoft reasonably acceptable to the Company to be nominated by the Board of Directors of the Company for election as a director of the Company so that Sega Ozisoft either has one representative on the Board of Directors of the Company or one representative nominated for election at the succeeding annual stockholders meeting. Kevin Bermeister has been nominated by Sega Ozisoft to serve on the Board of Directors.

  Pursuant to the SAND Acquisition Agreement, Sega Ozisoft has agreed to fund certain development expenses of the Company prior to the closing of the Offering; and the Company has agreed to reimburse Sega Ozisoft from the proceeds of the Offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,175 per month advanced by Sega Ozisoft for August, September and October 1996. As of September 30, 1996 the Company had incurred a total obligation of $36,605 pursuant to the SAND Acquisition Agreement.

  Monto, an investment holding company in which Messrs. Dyne and Bermeister hold significant equity interests, has entered into a multimedia production agreement with BII Australia dated March 14, 1995 whereby

Monto paid BII Australia $180,000 to be used to develop a series of two CD-ROM interactive magazine programs based on the Beyond 2000 television series. BII Australia will secure publication and distribution of the completed software packages and is obligated to pay to Monto 50% of the net receipts from the commercialization of the Beyond 2000 product. As of June 30, 1996, net receipts totaled approximately $24,624 and payments to Monto totaled $12,312. In addition, a liability to Monto for $7,425 was recorded at June 30, 1996. In the quarter ended September 30, 1996, no additional receipts or payments were made pursuant to this agreement.

  In November 1995, BII Australia entered into a Distribution Agreement (the "Consumer Electronics Agreement") with Consumer Electronics. Each of Mark Dyne and Kevin Bermeister is a director and significant shareholder of Consumer Electronics. BII Australia developed, pursuant to the Consumer Electronics Agreement, several CD-ROM software entertainment products to be distributed by Consumer Electronics in South Africa and neighboring territories. In addition, BII Australia granted to Consumer Electronics certain bundling rights to the software products in the same territories. Pursuant to the Consumer Electronics Agreement, BII Australia is entitled to a non-refundable advance of $84,700, of which $21,175 was paid in fiscal year ended June 30, 1996. In September 1996, the Company agreed to reduce the remaining advance by 25% in exchange for an immediate payment of the balance due. On October 15, 1996, the Company received $47,643 representing the full amount due pursuant to the re-negotiated terms. The Company anticipates no further receipts pursuant to the Consumer Electronics Agreement, which expires on December 6, 1996.

  Other:

  In September 1995, BII Australia entered into a Distribution Agreement (the "Ocean Agreement") with Ocean of America, Inc. ("Ocean"). Ray Musci, a director of the Company, is currently a director and significant shareholder of Ocean. BII Australia granted to Ocean certain retail distribution and bundling rights in North America and Europe to the software products developed by BII Australia. Pursuant to the terms of the Ocean Agreement, BII Australia was entitled to receive a non-refundable advance from Ocean of approximately $825,000 in 1996. In addition, BII Australia is entitled to receive royalty payments in exchange for a percentage of Net Revenues generated from distribution sales of the CD-ROM entertainment software products and a percentage of Net Revenues received by Ocean from bundling of the software products, after Ocean recoups the advance. "Net Revenues" are defined as gross receipts less returns and certain other expenses. Through October 23, 1996, Ocean had paid approximately $572,000 against the non-refundable advance. Royalties have not yet been accrued in connection with this distribution arrangement. The Ocean Agreement expires on September 29, 1997, subject to a two year extension under certain circumstances.

  In August 1996, the Company issued an aggregate of 1,000,000 shares of its Common Stock to the two stockholders of BII Australia, PIE and Reefknot, in exchange (the "Exchange") for all of the capital stock of BII Australia held by each of PIE and Reefknot. As a result of the Exchange, the Company acquired all of the outstanding capital stock of BII Australia, PIE was issued 117,650 shares of Common Stock and Reefknot was issued 882,350 shares of Common Stock.

  Between September and November 1996, the Company executed three promissory notes in favor of Reefknot in the principal amounts of $150,000, $50,000 and $150,000. These notes bear interest at the rate of 10% per annum and are due and payable on the earlier to occur of the closing of the Offering and the first anniversary of the date of issuance of each note.

  Averil Associates, Inc. ("Averil Associates"), a financial advisory firm founded and controlled by Diana Maranon, has, since November 1995, performed various services for the Company including investigation of strategic alternatives and assistance with the Offering. As consideration for such services, the Company has paid to Averil Associates the aggregate amount of $25,000, plus out of pocket expenses. The Company has granted to Chloe Holdings, Inc. ("Chloe"), an affiliate of Averil Associates, currently exercisable warrants to purchase 40,222 shares of Common Stock with an exercise price of $.0326 per share and has committed to a cash payment of $200,000 payable upon consummation of the Offering. The Company has entered into an indemnification agreement with Averil Associates pursuant to which the Company will indemnify Averil Associates, Chloe, and Ms. Maranon against any amounts these parties may become obligated to pay in connection with Ms. Maranon's service as Secretary and as a Director of and consultant to the Company. The Company plans to continue to engage Averil Associates; however, the Company is unable to currently estimate the extent to which it will use Averil Associates in the future.

  Certain of the Company's directors and officers, including Mark Dyne and Kevin Bermeister, are also directors or officers of potential competitors and/or strategic partners of the Company. These relationships may give rise to conflicts of interest between the Company, on the one hand, and one or more of the directors, officers, and/or their affiliates, on the other hand. The Company's Certificate of Incorporation provides that Mark Dyne and Kevin Bermeister are required to present to the Company any corporate opportunities for the development of any type of interactive digital entertainment with the exception of opportunities for participation in the development by others of interactive digital entertainment where publishing and/or distribution rights for the product to be developed are offered to Messrs. Dyne and/or Bermeister solely for Australia, New Zealand and/or Southern Africa. See "Risk Factors-- Conflicts of Interest."

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 18, 1996 and as adjusted to reflect the sale of 2,000,000 shares of Common Stock offered hereby, for
(i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. The address of each person listed is in care of the Company, 6355 Topanga Canyon Boulevard, Suite 513, Woodland Hills, California 91367, unless otherwise set forth below such person's name.

                          SHARES BENEFICIALLY OWNED     SHARES BENEFICIALLY OWNED
                            PRIOR TO OFFERING (1)         AFTER THE OFFERING (1)
                          ----------------------------  ----------------------------
                             NUMBER         PERCENT        NUMBER         PERCENT
NAME AND ADDRESS            OF SHARES       OF CLASS      OF SHARES       OF CLASS
----------------          --------------- ------------  --------------- ------------
Insinger Group, as man-
 ager of the Reefknot
 Limited (2)............        1,822,118         35.0%       1,822,118         25.3%
One Stokes Place
St. Stephens Green
Dublin 2
Republic of Ireland
Mark Dyne...............          795,600         15.3          795,600         11.0
Kevin Bermeister........          795,600         15.3          795,600         11.0
Sega Ozisoft Pty. Ltd...          780,001         15.0          780,001         10.8
Bldg. A, Southern Indus-
 trial Estates,
200 Coward Street, Mas-
 cot, NSW
2020 Australia
Packard Bell NEC (3)....          600,000         10.3          600,000          7.7
One Packard Bell Way
Sacramento, California
 95828
PIE (4).................          500,013          9.6          500,013          6.9
17 the Corso
Manly, NSW, Australia
 2095
Safcor, Inc. ...........          486,669          9.4          486,669          6.8
8474 Commerce Ave.
Suite B
San Diego, CA 92121
Morgan Creek (5)........           85,000          1.6           85,000          1.2
4000 Warner Boulevard
Building 76
Burbank, California
 91522
Diana Maranon (6).......           65,222          1.2           65,222           *
Gary Barber (7).........           25,000           *            25,000           *
Ray Musci (7)...........           25,000           *            25,000           *
Garth Saloner (7).......           25,000           *            25,000           *
Jeff Scheinrock (7).....           25,000           *            25,000           *
Anthony Rose (8)........           20,000           *            20,000           *
All of the directors and
 executive officers as a
 group  (10 persons)
 (9)....................        2,283,935         42.5        2,283,935         31.0

                                                   (footnotes on following page)

--------
 * Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 16, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

(2) Insinger Group is the manager of Reefknot Limited, and as such, controls the disposition and voting of the shares of Common Stock held by Reefknot.

(3) Consists of 600,000 shares of Common Stock underlying warrants which are or will become exercisable on or prior to December 23, 1996. See "Description of Capital Stock--Warrants."

(4) Includes 70,000 shares of Common Stock held by the Mark Miller Family Trust, of which PIE is trustee. Mark Miller and his wife, are the sole stockholders of PIE.

(5) Consists of 85,000 shares of Common Stock underlying warrants which are or will become exercisable on or prior to December 23, 1996. See "Description of Capital Stock--Warrants."

(6) Consists of (i) 25,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to December 23, 1996; and (ii) 40,222 shares of Common Stock underlying warrants which are or will become exercisable on or prior to December 23, 1996. See "Description of Capital Stock-- Warrants."

(7) Consists of 25,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to December 23, 1996.

(8) Consists of 20,000 shares of Common Stock registered in the name of HiTech Corporation Limited over which Mr. Rose has exclusive voting and investment power.

(9) Includes (i) 132,500 shares of Common stock of the Company reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to December 23, 1996; and (ii) 40,222 shares of Common Stock underlying warrants which are or will become exercisable on or prior to December 23, 1996. See "Description of Capital Stock-- Warrants."

                         DESCRIPTION OF CAPITAL STOCK

  The total number of shares that the Company is authorized to issue is 31,000,000, consisting of 30,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

  At November 18, 1996, the Company had 4,420,000 shares of Common Stock outstanding held by approximately seven holders of record of the Company's Common Stock. After the Offering there will be 7,200,001 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

  The holders of Common Stock have no preemptive or conversion rights and they are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are, and the Common Stock issuable pursuant to this Prospectus will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

WARRANTS

  In connection with its strategic relationships with Packard Bell NEC and Morgan Creek (See "Business--Strategic Relationships"), on September 14, 1996 the Company issued to each of Packard Bell NEC and Morgan Creek warrants to purchase 600,000 shares and 85,000 shares of the Common Stock of the Company, respectively.

  The warrant issued to Packard Bell NEC was purchased for $100.00 and is exercisable in full upon the closing of the Offering at 100% of the initial public offering price of the Common Stock per share and expires three years from the date of grant. The warrant provides for piggyback registration rights. See "--Registration Rights."

  On or after the first anniversary of the closing of the Offering, the Company has the right to redeem all, but not less than all, of the warrant issued to Packard Bell NEC at a price of $0.001 per share by written notice mailed 30 days prior to the redemption date. Such notice may be given within 20 days following any period of 15 consecutive trading days during which the shares to be issued to Packard Bell NEC are publicly tradeable and the high closing bid of the shares of Common Stock on the American Stock Exchange exceeds a per share price equal to 125% of the exercise price.

  The warrants issued to Morgan Creek were purchased in the aggregate for $100.00. Warrants to purchase 35,000 shares of Common Stock issued to Morgan Creek are immediately exercisable at $4.00 per share and warrants to purchase the additional 50,000 shares of Common Stock are immediately exercisable at $5.20 per share. Each of these warrants expire three years from the date of grant. Each warrant provides for piggyback registration rights. See "--Registration Rights." The Company has the right to redeem all, but not less than all, of the warrants at a price of $0.001 per share by written notice mailed 30 days prior to the redemption date. Such notice may be given within 20 days following any period of 15 consecutive trading days during which the shares to be issued to Morgan Creek are publicly tradable and the closing sale price of the shares of Common Stock on the American Stock Exchange exceeds a per share price equal to 125% of the respective warrant exercise prices.

  Pursuant to its agreement with Averil Associates, the Company issued to Chloe warrants to purchase 40,222 shares of Common Stock with an exercise price of $0.0326 per share. In the event the shares of Common Stock underlying the warrants are not freely tradeable pursuant to an exemption from registration under the Securities Act, the Company has agreed to register these shares on Form S-8. Additionally, these warrants provide for piggyback registration rights. See "--Registration Rights." These warrants expire on September 14, 1999.

  All of the warrants granted to Packard Bell NEC, Morgan Creek and Chloe are entitled to equitable adjustments in the purchase price and in the number of shares of Common Stock and/or other securities deliverable upon exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation provides that the Company's Board of Directors is classified into three classes of directors. The Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the Company's Certificate of Incorporation and Bylaws provide that only the Company's Chief Executive Officer, President or a majority of the members of the Company's Board of Directors may call a special meeting of stockholders. In addition, directors may not be removed without cause. The Company also has the authority to issue one or more series of "blank check" preferred stock. See "Preferred Stock." These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

REGISTRATION RIGHTS

  After the Offering, the holders of 780,001 shares of Common Stock and the holders of warrants to purchase 725,222 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act at least 180 days subsequent to the Offering, Sega Ozisoft, with respect to the shares of Common Stock issuable upon exercise of the SAND Note and Common Stock issuable to Packard Bell NEC, Morgan Creek and Chloe, are entitled to notice of such registration and are entitled to include the shares received upon conversion of the SAND Note and underlying the warrants, respectively, in such registration, provided among other conditions, that the underwriters of any offering have the right to limit the number of shares included in such registration. In the event the shares of Common Stock underlying the warrant issued to Chloe are not freely tradeable pursuant to an exemption from registration under the Securities Act, the Company has agreed to register these shares on Form S-8.

TRANSFER AGENT

  The Company's transfer agent and registrar for its Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204-2991.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no public market for the Company's Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

  Upon completion of the Offering, based on the number of shares outstanding as of November 18, 1996, the Company will have outstanding an aggregate of 7,200,001 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 2,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 5,200,001 shares of Common Stock held by existing shareholders are "restricted" securities within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

  All holders of the Company's securities outstanding prior to the Offering will, prior to the Offering, be subject to "lock-up" provisions providing that such holders will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to, any shares of Common Stock, or any options or warrants to purchase Common Stock, or any securities convertible into or exercisable for Common Stock, of the Company for 180 days, and in the case of Mr. Dyne and Mr. Bermeister, one year, after the effective date of the Offering without the prior written consent of the representatives of the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, no shares will be eligible for immediate sale on the effective date of the Offering and, unless earlier released from the lock-up provisions, 2,322,131 currently outstanding shares of Common Stock will be eligible for sale 180 days after the effective date of the Offering, subject in all cases to the volume limitations of Rules 144 and 701 summarized below.

  Additionally, pursuant to Rules 144 and 701, beginning 180 days after the effective date of the Offering, upon the expiration of contractual lock-up provisions with the Company, an aggregate of approximately 132,500 shares will be vested and eligible for sale upon the exercise of outstanding stock options.

  In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years but less than three years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 72,000 shares immediately after the Offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to

Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. In general, under Rule 701 under the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of the Offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

  At November 18, 1996, the Company had reserved an aggregate of 1,080,000 shares of Common Stock for issuance pursuant to the 1996 Plan, and options to purchase 185,000 shares were outstanding under the 1996 Plan. The Company intends to file a registration statement under the Securities Act to register the 1,080,000 shares of Common Stock reserved for issuance under the 1996 Plan. Such registration statement is expected to be filed shortly following the date of this Prospectus and will become effective immediately upon filing with the Securities and Exchange Commission. Shares issued under the 1996 Plan after the effective date of such registration statement generally will be available for sale to the public without restriction, except for shares issued to affiliates of the Company, which will remain subject to the volume and manner of sale limitations of Rule 144 and the 180 day lock-up provisions. See "Underwriting." Additionally, after the Offering, the holders of 780,001 shares of Common Stock and the holders of warrants to purchase 685,000 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated November 21, 1996 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom CS First Boston Corporation and Cruttenden Roth Incorporated are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                NUMBER OF SHARES
      UNDERWRITERS                                              TO BE PURCHASED
      ------------                                              ----------------
   CS First Boston Corporation.................................      936,000
   Cruttenden Roth Incorporated................................      624,000
   Alex. Brown & Sons Incorporated.............................       80,000
   Cowen & Company.............................................       40,000
   Furman Selz LLC.............................................       40,000
   Josephthal Lyon & Ross Incorporated.........................       40,000
   Oppenheimer & Co., Inc......................................       80,000
   Piper Jaffray Inc...........................................       40,000
   Robertson, Stephens & Company LLC...........................       80,000
   Volpe, Welty & Company......................................       40,000
                                                                   ---------
   Total.......................................................    2,000,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of the Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 300,000 additional shares at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $0.225 per share, and the Underwriters and such dealers may allow a discount of $0.10 per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares being offered hereby.

  The Company has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of its Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Common Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The shares of Common Stock have been approved for listing on the American Stock Exchange subject to official notice of issuance, under the symbol "BDE."

  Prior to the Offering, there has been no public trading market for the Common Stock. The initial public offering price for the Common Stock offered hereby has been determined by negotiation between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the market valuation of comparable companies; market conditions for initial public offerings; the history of, and the prospects for, the Company's business; the Company's past and present operations; the Company's current financial position; an assessment of the Company's management; and the general condition of the securities markets.

  Pursuant to the terms of lock-up provisions, all officers, directors and all securityholders of the Company will have agreed that, until 180 days, and in the case of Mr. Dyne and Mr. Bermeister, one year, after the effective date of the Registration Statement of which this Prospectus is a part (the "lock-up period"), they will not offer, sell, contract to sell or otherwise dispose of or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of the Representatives of the Underwriters. Approximately 2,322,131 shares of Common Stock subject to the lock-up provisions will become eligible for immediate public sale following expiration of the lock-up period, subject to the provisions of Rule 144. The Representatives of the Underwriters may, in their sole discretion, and at any time without notice, release all or a portion of the securities subject to the lock-up provisions. See "Shares Eligible for Future Sale." In addition, the Company has agreed that until the expiration of the lock-up period, the Company will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock, other than the Company's sales of shares in this Offering, the issuance of shares of Common Stock upon the exercise of outstanding options, the grant of options to purchase shares or the issuance of shares of Common Stock without the prior written consent of the Representatives of the Underwriters.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such Company or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of the Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

  Counsel for the Company, Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California, have rendered an opinion to the effect that the Common Stock offered by the Company upon sale will be duly and validly issued, fully paid and non-assessable. Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California, has acted as counsel to the Underwriters in connection with certain legal matters relating to the Offering.

                                    EXPERTS

  The consolidated financial statements of Brilliant Digital Entertainment, Inc. at June 30, 1996 and 1995, and for each of the two years in the period ended June 30, 1996 and for the period from September 2, 1993 (inception) to June 30, 1994, as well as the financial statements of Sega Australia New Developments (a development stage business unit of Sega Ozisoft Pty. Ltd.) as of June 30, 1996 and 1995 and for each of the two years in the period ended June 30, 1996 and the period from March 1, 1993 (inception) through June 30, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditor, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the shares offered hereby, reference is hereby made to the Registration Statement and exhibits thereto. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

  Upon consummation of the Offering, the Company will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission in accordance with its rules. Such reports and other information concerning the Company may be inspected and copied at the public reference facilities referred to above as well as certain regional offices of the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS OF BRILLIANT DIGITAL ENTERTAINMENT,
 INC.
Report of Independent Auditors...........................................   F-2
Consolidated Balance Sheets as of June 30, 1995 and 1996 and September
 30, 1996 (unaudited)....................................................   F-3
Consolidated Statements of Operations for the period from September 2,
 1993 (inception) to June 30, 1994, for the years ended June 30, 1995 and
 1996 and for the three months ended September 30, 1996 (unaudited)......   F-4
Consolidated Statements of Stockholders' Deficiency for the period from
 September 2, 1993 (inception) to June 30, 1994, for the years ended June
 30, 1995 and 1996, and the three months ended September 30, 1996
 (unaudited).............................................................   F-5
Consolidated Statements of Cash Flows for the period from September 2,
 1993 (inception) to June 30, 1994, for the years ended June 30, 1995 and
 1996 and for the three months ended September 30, 1996 (unaudited)......   F-6
Notes to Consolidated Financial Statements...............................   F-8
FINANCIAL STATEMENTS OF SEGA AUSTRALIA NEW DEVELOPMENTS
Report of Independent Auditors...........................................  F-19
Balance Sheets as of June 30, 1995 and 1996..............................  F-20
Statements of Operations and Business Unit Deficit for the period from
 March 1, 1994 (inception) to June 30, 1994 and for the years ended June
 30, 1995 and 1996.......................................................  F-21
Statements of Cash Flows for the period from March 1, 1994 (inception) to
 June 30, 1994 and for the years ended June 30, 1995 and 1996............  F-22
Notes to Financial Statements............................................  F-23
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Introduction to Unaudited Pro Forma Financial Information................  F-25
Unaudited Pro Forma Balance Sheet as of September 30, 1996...............  F-26
Unaudited Pro Forma Statement of Operations for the three months ended
 September 30, 1996......................................................  F-27
Unaudited Pro Forma Statement of Operations for the year ended September
 30, 1996................................................................  F-28
Notes to Pro Forma Financial Statements..................................  F-29

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Brilliant Digital Entertainment, Inc.

  We have audited the accompanying consolidated balance sheets of Brilliant Digital Entertainment, Inc. as of June 30, 1996 and 1995, and the related statements of operations, stockholders' deficiency, and cash flows for the period from September 2, 1993 (inception) to June 30, 1994 and for each of the two years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brilliant Digital Entertainment, Inc. at June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1996 and for the period from September 2, 1993 to June 30, 1994, in conformity with generally accepted accounting principles.

  The accompanying consolidated financial statements have been prepared assuming that Brilliant Digital Entertainment, Inc. will continue as a going concern. As more fully described in Note 1, Brilliant Digital Entertainment, Inc. has a working capital deficiency and an accumulated stockholders' deficit. These conditions raise substantial doubt about Brilliant Digital Entertainment, Inc.'s ability to continue as a going concern. Management's plans in regards to these matters are also described in Notes 1 and 10. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          Ernst & Young LLP

September 13, 1996
Los Angeles, California

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                 JUNE 30,
                                           ---------------------  SEPTEMBER 30,
                                             1995        1996         1996
                                           ---------  ----------  -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............... $  49,283  $   53,061   $    85,941
  Accounts receivable.....................       --      657,550       628,756
  Other assets............................     6,386       6,863         7,633
                                           ---------  ----------   -----------
Total current assets......................    55,669     717,474       722,330
Property, plant and equipment, net........   171,898     198,272       181,064
Other assets..............................       --          --        295,000
                                           ---------  ----------   -----------
Total assets.............................. $ 227,567  $  915,746   $ 1,198,394
                                           =========  ==========   ===========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable and accrued expenses... $  45,012  $   88,389   $   125,524
  Deferred revenue........................   193,725     213,003       213,570
  Notes payable, related party............   628,986     732,989       900,434
  Note payable............................       --          --      1,500,000
  Other...................................     6,796      10,798        13,621
                                           ---------  ----------   -----------
Total current liabilities.................   874,519   1,045,179     2,753,149
Commitments and contingencies
Stockholders' deficiency:
  Preferred Stock, ($0.001 par value;
   1,000,000 shares authorized; no shares
   issued or outstanding).................       --          --            --
  Common Stock ($0.001 par value;
   30,000,000 shares authorized, 4,473,040
   shares issued and outstanding at June
   30, 1995; and 4,420,000 shares issued
   and outstanding at June 30, 1996 and
   September 30, 1996)....................     4,473       4,420         4,420
  Additional paid-in capital..............    10,262      10,163     1,106,163
  Accumulated deficit.....................  (673,333)   (119,921)   (2,656,759)
  Cumulative translation adjustment.......    11,646     (24,095)       (8,579)
                                           ---------  ----------   -----------
Total stockholders' deficiency............  (646,952)   (129,433)   (1,554,755)
                                           ---------  ----------   -----------
Total liabilities and stockholders' defi-
 ciency................................... $ 227,567  $  915,746   $ 1,198,394
                                           =========  ==========   ===========

                            See accompanying notes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           PERIOD FROM
                           SEPTEMBER 2,
                               1993                                THREE MONTHS ENDED
                          (INCEPTION) TO  YEAR ENDED JUNE 30,        SEPTEMBER 30,
                             JUNE 30,    ----------------------  -----------------------
                               1994         1995        1996        1995        1996
                          -------------- ----------  ----------  ----------  -----------
                                                                      (UNAUDITED)
Revenues:
  Royalties from
   licensing
   arrangements.........    $   10,977   $  752,108  $1,291,015  $   47,286  $    35,255
  Development fees......           --        88,800     585,743      94,069      244,031
  Software sales........           --         1,888     177,119         --         1,884
                            ----------   ----------  ----------  ----------  -----------
    Total revenues......        10,977      842,796   2,053,877     141,355      281,170
Costs of revenues:
  Royalties from
   licensing
   arrangements.........       211,712      594,719     254,510     157,502       19,354
  Development fees......           --        60,234     455,414      77,850      119,732
  Software sales........           --           986      28,918         --           785
                            ----------   ----------  ----------  ----------  -----------
    Total costs of
     revenue............       211,712      655,939     738,842     235,352      139,871
                            ----------   ----------  ----------  ----------  -----------
Gross profit............      (200,735)     186,857   1,315,035     (93,997)     141,299
Operating expenses:
  Sales and marketing...         2,100      116,435     163,038      11,396      968,755
  General and adminis-
   trative..............        19,458      223,470     365,491      86,227      139,861
  Research and develop-
   ment.................        14,594      183,000     174,395      61,163    1,518,337
  Depreciation..........         9,816       43,379     101,824      22,769       30,714
                            ----------   ----------  ----------  ----------  -----------
    Total operating ex-
     penses.............        45,968      566,284     804,748     181,555    2,657,667
                            ----------   ----------  ----------  ----------  -----------
Income (loss) from oper-
 ations.................      (246,703)    (379,427)    510,287    (275,552)  (2,516,368)
Other income (expense):
  Export market develop-
   ment grant...........           --           --      122,488         --           --
  Gain on foreign
   exchange
   transactions.........           --           --       13,382      16,846          --
  Interest income.......           --           707       2,017          92          411
  Interest expense......        (2,777)     (45,133)    (94,762)    (23,417)     (20,881)
                            ----------   ----------  ----------  ----------  -----------
    Total other income
     (expense)..........        (2,777)     (44,426)     43,125      (6,479)     (20,470)
                            ----------   ----------  ----------  ----------  -----------
Income (loss) before in-
 come taxes.............      (249,480)    (423,853)    553,412    (282,031)  (2,536,838)
Provision for income
 taxes..................           --           --          --          --           --
                            ----------   ----------  ----------  ----------  -----------
Net income (loss).......    $ (249,480)  $ (423,853) $  553,412  $ (282,031) $(2,536,838)
                            ==========   ==========  ==========  ==========  ===========
Net income (loss) per
 share..................    $    (0.06)  $    (0.09) $     0.12  $    (0.06) $     (0.56)
                            ==========   ==========  ==========  ==========  ===========
Common shares used in
 computing net income
 (loss) per share.......     4,503,960    4,508,380   4,557,000   4,557,000    4,503,960
                            ==========   ==========  ==========  ==========  ===========

                            See accompanying notes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                            COMMON STOCK                   RETAINED
                          -----------------  ADDITIONAL    EARNINGS   CUMULATIVE
                          NUMBER OF           PAID-IN    (ACCUMULATED TRANSLATION
                           SHARES    AMOUNT   CAPITAL      DEFICIT)   ADJUSTMENT    TOTAL
                          ---------  ------  ----------  ------------ ----------- ----------
Balance at September 2,
 1993 (Inception).......        --   $ --    $     --     $      --     $   --    $      --
  Proceeds from issuance
   of shares............  4,420,000  4,420      10,140           --         --        14,560
  Foreign exchange
   translation..........        --     --          --            --      (2,771)      (2,771)
  Net loss..............        --     --          --       (249,480)       --      (249,480)
                          ---------  -----   ---------    ----------    -------   ----------
Balance at June 30,
 1994...................  4,420,000  4,420      10,140      (249,480)    (2,771)    (237,691)
  Proceeds from sale of
   shares to employees..     53,040     53         122           --         --           175
  Foreign exchange
   translation..........        --     --          --            --      14,417       14,417
  Net loss..............        --     --          --       (423,853)       --      (423,853)
                          ---------  -----   ---------    ----------    -------   ----------
Balance at June 30,
 1995...................  4,473,040  4,473      10,262      (673,333)    11,646     (646,952)
  Repurchase of shares..    (44,200)   (44)       (108)          --         --          (152)
  Cancellation of
   shares...............     (8,840)    (9)          9           --         --           --
  Foreign exchange
   translation..........        --     --          --            --     (35,741)     (35,741)
  Net income............        --     --          --        553,412        --       553,412
                          ---------  -----   ---------    ----------    -------   ----------
Balance at June 30,
 1996...................  4,420,000  4,420      10,163      (119,921)   (24,095)    (129,433)
 Grant of warrants (un-
  audited)..............        --     --    1,096,000           --         --     1,096,000
 Foreign exchange
  translation
  (unaudited)...........        --     --          --            --      15,516       15,516
 Net loss (unaudited)...        --     --          --     (2,536,838)       --    (2,536,838)
                          ---------  -----   ---------    ----------    -------   ----------
Balance at September 30,
 1996 (unaudited).......  4,420,000  4,420   1,106,163    (2,656,759)    (8,579)  (1,554,755)
                          =========  =====   =========    ==========    =======   ==========



                            See accompanying notes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           PERIOD FROM
                           SEPTEMBER 2,                             THREE MONTHS
                               1993                                     ENDED
                          (INCEPTION) TO  YEAR ENDED JUNE 30,       SEPTEMBER 30,
                             JUNE 30,    ---------------------  ----------------------
                               1994         1995       1996       1995        1996
                          -------------- ----------  ---------  ---------  -----------
                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......    $(249,480)   $ (423,853) $ 553,412  $(282,031) $(2,536,838)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Depreciation and
   amortization.........        9,816        43,379    101,824     22,769       30,714
  Effect of warrants
   granted..............          --            --         --         --     1,096,000
  Effect of SAND Note...          --            --         --         --     1,350,000
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........          --            --    (633,461)    (7,914)      30,311
    Accounts payable and
     accruals...........       48,806        (3,181)    37,471     11,631       36,663
    Other assets........          --         (6,577)      (152)       177         (746)
    Deferred revenue....      131,040        66,510        --         --           --
    Other liabilities...          --          7,000      3,203      4,905        2,774
                            ---------    ----------  ---------  ---------  -----------
Net cash provided by
 (used in) operating
 activities.............      (59,818)     (316,722)    62,297   (250,463)       8,878
INVESTING ACTIVITIES
Purchases of equipment..      (60,854)     (168,619)  (110,753)   (52,375)     (13,112)
                            ---------    ----------  ---------  ---------  -----------
Net cash used in
 investing activities...      (60,854)     (168,619)  (110,753)   (52,375)     (13,112)
FINANCING ACTIVITIES
Proceeds from issuance
 of shares..............       14,560           175        --         --           --
Repurchase of shares....          --            --        (152)       --           --
Costs relating to
 offering...............          --            --         --         --      (145,000)
Increase in note
 payable, related
 party..................      126,354     1,075,660    711,686    311,335      178,721
Repayments of note
 payable, related
 party..................          --       (555,870)  (672,018)   (30,164)     (13,345)
                            ---------    ----------  ---------  ---------  -----------
Net cash provided by
 financing activities...      140,914       519,965     39,516    281,171       20,376
                            ---------    ----------  ---------  ---------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............       20,242        34,624     (8,940)   (21,667)      16,142
Translation
 adjustments............       (2,771)       (2,812)    12,718     17,750       16,738
Cash and cash
 equivalents at
 beginning of period....          --         17,471     49,283     49,283       53,061
                            ---------    ----------  ---------  ---------  -----------
Cash and cash
 equivalents at end of
 period.................    $  17,471    $   49,283  $  53,061  $  45,366  $    85,941
                            =========    ==========  =========  =========  ===========
Supplemental disclosure
 of cash flow
 information:
  Cash paid during the
   year for:
    Interest............    $     --     $      --   $     --   $     --   $       --
                            =========    ==========  =========  =========  ===========
    Income taxes........    $     --     $      --   $     --   $     --   $       --
                            =========    ==========  =========  =========  ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:

  In September 1996, the Company acquired SAND and in consideration therefor issued a one-year $1,500,000 convertible promissory note, which was included in Notes Payable at September 30, 1996. (See Note 10 of the Notes to Consolidated Financial Statements.) The purchase price was allocated to in-process research and development ($1,350,000), which amount was included in operating expenses for the three months ended September 30, 1996 and to certain assets ($150,000), which amount was included in other assets at September 30, 1996.




                            See accompanying notes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN ISSUES

  In August 1996, a newly formed holding company, Brilliant Digital Entertainment, Inc. (the "Company"), issued an aggregate of 1,000,000 shares of its Common Stock in exchange for all of the capital stock of Brilliant Interactive Ideas, Pty. Ltd., a company incorporated in the State of New South Wales, Australia ("BII Australia") (the "Exchange"). BII Australia develops, produces and markets interactive multimedia titles for the education and entertainment markets. BII Australia operates principally in the computer software industry, predominantly in Australia with significant exports to the United States.

  On September 13, 1996, the Company effected a 4.42 to 1 stock split (the "Stock Split") resulting in a 3,420,000 increase in the number of shares of Common Stock outstanding.

  These financial statements have been restated to give retroactive effect to the Exchange, the subsequent consolidation of the Company and BII Australia, and the Stock Split.

  The Company has entered into, and continues to negotiate, strategic agreements intended to secure quality content for its digital entertainment products. The Company has contracted to acquire the rights to proprietary software tools which are designed to allow it to both develop a new genre of digital entertainment products, and to produce ancillary products cost effectively. These issues are discussed more fully under the heading "Business" elsewhere in this Prospectus.

  The Company is dependent upon continued financing to complete its research and development programs, commercialize its technologies, and to finance the planned growth of the Company's business. Management intends to raise additional equity through an initial public offering of its common stock as contemplated by this Prospectus (the "Offering"). To the extent the Company is not able to raise the amounts of funds anticipated by the Offering, management will investigate other financing alternatives such as privately placed third party capital or other capital infusions. Reference is made to "Risk Factors" appearing elsewhere in this Prospectus, which contains a detailed discussion of certain risks associated with the Company's business.

2. SIGNIFICANT ACCOUNTING POLICIES

 Foreign Currency Translation

  The functional currency of BII Australia is its local currency, Australian dollars. Assets and liabilities of BII Australia are translated into U.S. dollars (the reporting currency) using current exchange rates ($0.718 at June 30, 1995, $0.789 at June 30, 1996, and $0.791 at September 30, 1996), and
revenues and expenses are translated into U.S. dollars using average exchange rates ($0.72 for the period from September 2, 1993 to June 30, 1994, $0.739 for the year ended June 30, 1995, $0.760 for the year ended June 30, 1996 and $0.785 for the three months ended September 30, 1996). The effects of foreign currency translation adjustments are deferred and included as a component of stockholders' equity.

  Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Foreign currency transaction gains (losses) are included in the statements of operations.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants (using the treasury stock method) have

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)

been included in the computation when dilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, all common and common equivalent shares issued by the Company at an exercise price below the assumed public offering price during the twelve-month period prior to the offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method at an initial public offering price of $6.00 per share for stock options and warrants).

  After giving effect to the acquisition of SAND and the conversion of the SAND Note (See Note 10) into 780,001 shares of common stock, net loss per share would be $(0.15) for the year ended June 30, 1996, based on 5,337,001 shares outstanding, and $(0.48) for the three months ended September 30, 1996, based on 5,283,961 shares outstanding.

 Income Taxes

  The Company uses the liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that will be in effect when the differences are expected to reverse.

 Research and Development Costs

  The Company incurs research and development costs relating to the development of traditional CD-ROM software tools which provide the technical infrastructure for production of CD-ROM titles produced by the Company. The Company incurred research and development costs of $14,594, $183,000, $174,395 and $1,543,837 for the period from September 2, 1993 to June 30, 1994 and the fiscal years ended June 30, 1995 and 1996 and the quarter ended September 30, 1996, respectively. The amount for the quarter ended September 30, 1996 includes $1,350,000 of in-process research and development attributable to SAND (see Note 10).

  The Company's accounting policy follows Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), which provides for the capitalization of certain software development costs once technological feasibility is established. The Company also evaluates the estimated net realizable value of new and unproven products and the evidence of the extent of any established market for the products. Capitalized costs are amortized on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever is greater. As of September 30, 1996, technological feasibility of the Company's software had not been established. Therefore, in accordance with SFAS No. 86, software

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)

development costs have been included in Research and Development Expenses. No software development costs were capitalized in the period from September 2, 1993 to June 30, 1994, the fiscal years ended June 30, 1995 and 1996, or the quarter ended September 30, 1996.

 Revenue Recognition

  Royalties: The Company grants distribution rights to its CD-ROM products to distributors in exchange for a non-refundable recoupable advance and a percentage of sales of the products. Revenue related to the non-refundable advance is recognized when the CD-ROM master is delivered to the customer. Revenue related to a percentage of sales is recognized upon notification by the distributor that a royalty has been earned by the Company.

  Development Fees: In exchange for the development of CD-ROM products pursuant to an agreement with a software customer, the Company receives development fees. The software development agreements generally specify certain "milestones" which must be achieved throughout the development process. As these milestones are achieved, the Company recognizes the portion of the development fee allocated to each milestone.

  Software Sales: Software sales result from the Company selling to customers completed software products developed by the Company. Software sales revenues are recognized upon shipment of product.

  It is the Company's policy to provide for estimated returns at the time software sales revenue is recognized. For the years ended June 30, 1995 and 1996 and the quarter ended September 30, 1996, the Company had experienced no returns on software sales.

 Cost of Revenues

  Cost of revenues related to royalties consists primarily of royalty obligations to third parties. Cost of revenues related to development fees consists primarily of salaries, benefits and overhead associated with the development of specific software products to customer specifications, as well as costs of outside contractors engaged from time to time in creating aspects of software products such as animation, voice recording and music. Cost of revenues related to software sales consists primarily of royalties to third parties and the direct costs and manufacturing overhead required to reproduce and package software products.

 Deferred Revenues

  Cash advances are received by the Company to develop software for third parties. If such advances are refundable, they are included in Deferred Revenue until the software is completed and delivered to the customer.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Equivalents

  BII Australia considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, short-term investments and accounts receivable. The Company has investment policies that limit investments to short-term investment grade securities. Accounts receivable are principally from distributors and retailers of the Company's products.

  The Company analyzes customer receivables to determine the necessity of an allowance for doubtful accounts. For the period from September 2, 1993 through June 30, 1994, the years ended June 30, 1995 and 1996 and the quarter ended September 30, 1996, no such allowance was considered necessary.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives ranging up to three years.

3. RELATED PARTY TRANSACTIONS

  Pacific Interactive Education Pty. Ltd. ("PIE") entered into an oral agreement with BII Australia whereby Mark Miller, a shareholder and director of PIE and a director of BII Australia, provides consulting services to BII Australia. Pursuant to the oral agreement, PIE was paid $0, $23,209, $69,263 and $4,577 for the period from September 2, 1993 to June 30, 1994, the fiscal years ended June 30, 1995 and 1996 and the quarter ended September 30, 1996, respectively, for such services.

  Since March 1994, PIE has made periodic cash advances to BII Australia for working capital purposes. On October 24, 1994, PIE and BII Australia entered into a formal loan agreement to reflect the parties' lending relationship. The maximum amount BII Australia may borrow from PIE pursuant to the loan agreement is $631,125. The note bears interest at an annual rate of 12.5% and was due and payable on December 31, 1994. By written agreement (the "Note Extension") dated September 13, 1996, the maturity of the note was extended until the earlier to occur of the closing of the Offering or December 31, 1996. Pursuant to the Note Extension, PIE and BII Australia increased the maximum amount BII Australia may borrow under the loan agreement to $710,000. As of June 30, 1995, BII Australia owed PIE $606,152, including accrued interest of $46,427. As of June 30, 1996, BII Australia owed PIE $670,488, including accrued interest in the amount of $149,389. As of September 30, 1996, BII Australia owed PIE $701,128, including accrued interest in the amount of $169,478.

  BII Australia periodically purchases certain computer equipment from PIE. For the period from September 2, 1993 (inception) to June 30, 1994, the fiscal years ended June 30, 1995 and 1996 and the quarter ended September 30, 1996, BII Australia's purchases totaled $0, $15,356, $15,792 and $8,330, respectively.

  Mark Miller is a shareholder of Multimedia Connexion Pty. Ltd. BII Australia periodically purchases hardware and software from Multimedia Connexion Pty. Ltd. For the period from September 2, 1993 (inception) through June 30, 1994 and the fiscal years ended June 30, 1995 and 1996, BII Australia purchased computer equipment totaling $0, $12,304 and $15,724, respectively. No purchases were made during the quarter ended September 30, 1996.

  Peter Dodds was a shareholder of BII Australia from inception to May 10, 1996. Mr. Dodds is also a shareholder of Andwhen Pty. Limited ("Andwhen"). Mr. Dodds provided consulting services to BII Australia

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)

in 1995 and 1996. In exchange for such services, fees of $0, $70,849 and $50,663 were paid to Andwhen for the period from September 2, 1993 through June 30, 1994 and the years ended June 30, 1995 and 1996, respectively.

  Certain equipment owned by Andwhen was leased to BII Australia pursuant to an agreement dated March 1, 1994. Under the lease arrangements, BII Australia made lease payments to Andwhen in the amount of $4,200, $3,997 and $0 for the four month period ended June 30, 1994 and the years ended June 30, 1995 and 1996, respectively. At June 30, 1995, BII Australia owed Andwhen $22,834 pursuant to the lease. On May 10, 1996, the agreement was terminated. As a result, the equipment was transferred to BII Australia and BII Australia agreed to pay to Andwhen a total amount of approximately $87,000 for the purchase of such equipment. Of this amount, $20,000 was paid upon termination of the agreement. The balance is due in equal monthly installments of approximately $4,500 each. As of June 30, 1996 and September 30, 1996, approximately $62,500 and $49,000, respectively, was payable under the terms of the agreement. One half of the outstanding amount becomes due upon a change of ownership.

  In December 1994, BII Australia entered into a Software License Agreement (the "Sega Agreement") with Sega Ozisoft Pty. Ltd. ("Sega Ozisoft"). Mark Dyne and Kevin Bermeister are directors and shareholders of Sega Ozisoft and nominees for director and stockholders of the Company. Pursuant to the terms of the Sega Agreement, Sega Ozisoft became the exclusive distributor in Australia and New Zealand of certain CD-ROM products developed by BII Australia. Pursuant to the terms of the Sega Agreement, BII Australia received non-refundable advances totaling $71,040 from Sega Ozisoft in the fiscal year ended June 30, 1995. In addition, BII Australia is entitled to receive royalty payments of $6.31 per net unit sold. Such royalty is reducible to $4.73 per net unit sold after 2000 units have been sold for each title. The non-refundable advances are recoupable from the royalties earned by BII Australia under the Sega Agreement. As of September 30, 1996, BII Australia has received no royalty payments relating to the Sega Agreement. The Sega Agreement expires on December 15, 1996. See Note 10 regarding a subsequent agreement between Sega Ozisoft and the Company.

  In November 1995, BII Australia entered into a Distribution Agreement (the "Consumer Electronics Agreement") with Consumer Electronics Pty. Ltd. ("Consumer Electronics"). Mark Dyne and Kevin Bermeister are each a director and shareholder of Consumer Electronics. BII Australia developed, pursuant to the Consumer Electronics Agreement, several CD-ROM products to be distributed by Consumer Electronics in South Africa and neighboring territories. In addition, BII Australia granted to Consumer Electronics certain bundling rights to the CD-ROM products in the same territories. Pursuant to the Consumer Electronics Agreement, BII Australia is entitled to receive a non-refundable advance of $84,700, of which $21,175 was paid in the fiscal year ended June 30, 1996. In September 1996, the Company agreed to reduce the remaining advance by 25% in exchange for an immediate payment of the balance due. On October 15, 1996, the Company received $47,643 representing the full amount due pursuant to the re-negotiated terms. The Company anticipates no further receipts pursuant to the Consumer Electronics Agreement, which expires on December 6, 1996.

  Kevin Bermeister and Mark Dyne are directors and shareholders of Packard Bell Pty. Ltd. Between February 1994 and June 30, 1996, BII Australia purchased an aggregate of approximately $38,124 in goods from Packard Bell Pty. Ltd. During the quarter ended September 30, 1996, BII Australia purchased an additional $6,045 in goods from Packard Bell Pty. Ltd.

  In January 1996, BII Australia entered into a Multimedia Software Development and Production agreement (the "Development Agreement") with Sega Ozisoft for Cyberswine. Pursuant to the terms of the Development Agreement, BII Australia is entitled to receive $165,690 for certain assistant production services. Amounts are

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)

payable by Sega Ozisoft upon attainment of mutually determined milestones. Subsequent to June 30, 1996, the Company entered into the SAND Acquisition Agreement (see Note 10) which provided for additional payments for production services. In addition, BII Australia is entitled to 2.5% in royalties on net revenues as defined by the agreement. As of June 30, 1996, the Company had received $120,396 and had recorded a receivable of $52,146, which was received in July and August 1996. As of September 30, 1996 the Company had no receivable associated with this agreement.

  Mark Dyne is a director of Monto Holdings Pty. Ltd. ("Monto"). Monto entered into a multimedia production agreement with BII Australia dated March 14, 1995 whereby Monto paid BII Australia $180,000 to be used to develop a series of two CD-ROM interactive magazine programs based on a television series. BII Australia has arranged for publication and distribution of the completed software packages and is obligated to pay to Monto 50% of the net receipts from the sale of the software packages. As of June 30, 1996, net receipts totaled approximately $24,624 and payments to Monto totaled $12,312. In addition, a liability to Monto for $7,425 was recorded at June 30, 1996. In the quarter ended September 30, 1996, no additional receipts or payments were made pursuant to this agreement.

  Diana Maranon is the Secretary of the Company. Averil Associates, Inc. ("Averil Associates"), a financial advisory firm founded and controlled by Ms. Maranon, has, since November 1995, performed services for the Company including investigation of strategic alternatives and assistance with the Offering. As consideration for such services, the Company has paid to Averil Associates the aggregate amount of $25,000, plus out of pocket expenses. The Company has granted to Chloe Holding, Inc. ("Chloe"), an affiliate of Averil Associates, currently exercisable warrants to purchase 40,222 shares of Common Stock with an exercise price of $0.0326 per share and has committed to a cash payment of $200,000 payable upon consummation of the Offering.

  In September 1995, BII Australia entered into a Distribution Agreement (the "Ocean Agreement") with Ocean of America, Inc. ("Ocean"). Ray Musci became a director of the Company on October 1, 1996, and is currently a director and significant shareholder of Ocean. BII Australia granted to Ocean certain retail distribution and bundling rights in North America and Europe to the software products developed by BII Australia. Pursuant to the terms of the Ocean Agreement, BII Australia was entitled to receive a non-refundable advance from Ocean of approximately $825,000 in 1996. In addition, BII Australia is entitled to receive royalty payments in exchange for a percentage of Net Revenues generated from distribution sales of the CD-ROM entertainment software products and a percentage of Net Revenues received by Ocean from bundling of the software products, after Ocean recoups the advance. "Net Revenues" are defined as gross receipts less returns and certain other expenses. Through September 30, 1996, Ocean had paid approximately $492,000 against the non-refundable advance. In October, Ocean paid an additional $80,000 against the non-refundable advance. Royalties have not yet been accrued in connection with this distribution arrangement. The Ocean Agreement expires on September 29, 1997, subject to a two year extension under certain circumstances.

4. STOCKHOLDERS' DEFICIENCY

 Common Stock

  The Company is authorized to issue 30,000,000 shares of Common Stock, par value $0.001 per share. In August 1996, the Company issued an aggregate of 1,000,000 shares of its Common Stock in exchange for all of the capital stock of BII Australia. As a result of the Exchange, the Company acquired all of the outstanding common stock of BII Australia. Simultaneously with the Exchange, BII Australia canceled 200 shares of Common Stock of BII Australia held by an employee of BII Australia.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)


  The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

  The holders of Common Stock have no preemptive or conversion rights and they are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are, and the Common Stock issuable pursuant to this Prospectus will be, when issued, fully paid and nonassessable.

 Preferred Stock

  The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.001 per share. As of June 30, 1995 and 1996 and September 30, 1996, no shares were issued or outstanding. The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Company's Common Stock.

5. CONTINGENCIES

  In March 1995, BII Australia entered into an agreement with Monto whereby Monto paid BII Australia a nonrefundable fee of approximately $180,000 to develop a series of two CD-ROM interactive magazine programs based on a television series. BII Australia will distribute the completed software packages and is obligated to pay to Monto 50% of the net receipts from the sale of the software packages. As of June 30, 1996, net receipts totaled $24,624 and payments to Monto totaled $12,312. In addition, a liability to Monto of $7,425 was recorded at June 30, 1996. In the quarter ended September 30, 1996, no additional receipts or payments were made pursuant to this agreement.

  In 1995, Pick Two Limited ("Pick Two"), advanced $193,725 to BII Australia to develop certain software. In 1996, Pick Two advanced an additional $19,278 to BII Australia. These advances are non-interest bearing and will be repaid from proceeds from the sales of the completed software. As of June 30, 1996, the software development has not been completed and no sales have been made. As of June 30, 1995 and 1996 and September 30, 1996, the total advances have been included in deferred revenues.

6. INCOME TAXES

  The Company has adopted the liability method of accounting for income taxes. Income tax expense shown in the income statements is calculated on the operating profit before tax, adjusted for items which, due to treatment under income tax legislation, create permanent differences between accounting profit and taxable income. Deferred income taxes under FAS No. 109 reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)


  The Company's net losses in the period from September 2, 1993 to June 30, 1994 and the fiscal year ended June 30, 1995, and net income for fiscal year ended June 30, 1996 are related to the Australian operations of BII Australia. As a result, no provision has been made for United States federal income taxes. Due to BII Australia's net losses for 1994 and 1995, net operating loss carryforwards ("NOL's") were generated for Australian tax purposes. A portion of these Australian NOL's were offset against BII Australia's taxable income for fiscal year ended June 30, 1996. At June 30, 1996 BII Australia had NOL's remaining of $3,000, which can be offset against Australian taxable income in the future and which expire in 2010. No tax benefit has been recorded for these Australian NOL's.

  In the future, a portion of the Company's taxable income will be subject to federal and state income tax in the United States and may be subject to higher tax rates than those used to calculate any taxes due in Australia. Some of the Company's taxable income will remain subject to Australian taxation.

  Significant components of the Company's deferred tax benefits as of June 30, 1996 are as follows:

      Deferred tax assets:
        Development costs............................................. $ 36,240
        Valuation allowance for deferred tax assets...................  (36,240)
                                                                       --------
      Net deferred tax assets......................................... $      0
                                                                       ========

7. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                   JUNE 30,
                                              -------------------  SEPTEMBER 30,
                                                1995      1996         1996
                                              --------  ---------  -------------
                                                                    (UNAUDITED)
      Computers and equipment................ $216,395  $ 350,162    $ 362,779
      Furniture and fixtures.................    8,698     12,295       13,855
                                              --------  ---------    ---------
                                               225,093    362,457      376,634
      Less accumulated depreciation..........  (53,195)  (164,185)    (195,570)
                                              --------  ---------    ---------
                                              $171,898  $ 198,272    $ 181,064
                                              ========  =========    =========

8. OTHER INCOME AND EXPENSE

  Other income for the fiscal year ended June 30, 1996, includes an export market development grant of $122,000 from the Australian Trade Commission for participating in certain export activities. Interest expense for the period from September 2, 1993 to June 30, 1994, for each of the years ended June 30, 1995 and 1996 and for the quarters ended September 30, 1995 and 1996, related to the note payable to PIE (see Note 3).

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)


9. GEOGRAPHICAL INFORMATION AND MAJOR CUSTOMERS

  The Company's operations for the period from September 2, 1993 to June 30, 1994, the years ended June 30, 1995 and 1996 and the quarter ended September 30, 1996 consisted solely of the operations of BII Australia. The operations of BII Australia are in Australia, with significant exports to the United States. The following schedule sets forth the revenues and accounts receivable of BII Australia by geographic area:

                                                    UNITED
                                                    STATES   AUSTRALIA  OTHER
                                                  ---------- --------- --------
Period September 2, 1993 through June 30, 1994:
  Revenues from unaffiliated customers........... $      --  $ 10,977  $    --
  Revenues from affiliated customers.............        --       --        --
                                                  ---------- --------  --------
  Total revenues................................. $      --  $ 10,977  $    --
                                                  ========== ========  ========
Year ended June 30, 1995:
  Revenues from unaffiliated customers........... $   46,240 $  1,888  $    --
  Revenues from affiliated customers.............    634,828  159,840       --
                                                  ---------- --------  --------
  Total revenues................................. $  681,068 $161,728  $    --
                                                  ========== ========  ========
Year ended June 30, 1996:
  Revenues from unaffiliated customers........... $  931,797 $257,993  $234,679
  Revenues from affiliated customers.............    316,167  263,742    49,499
                                                  ---------- --------  --------
  Total revenues................................. $1,247,964 $521,735  $284,178
                                                  ========== ========  ========
Three months ended September 30, 1996:
  Revenues from unaffiliated customers........... $   60,016 $132,996  $    --
  Revenues from affiliated customers.............        --    62,323    25,835
                                                  ---------- --------  --------
  Total revenues................................. $   60,016 $195,319  $ 25,835
                                                  ========== ========  ========
Accounts receivable as of:
  June 30, 1994.................................. $      --  $    --   $    --
                                                  ========== ========  ========
  June 30, 1995.................................. $      --  $    --   $    --
                                                  ========== ========  ========
  June 30, 1996.................................. $  413,333 $223,042  $ 21,175
                                                  ========== ========  ========
  September 30, 1996............................. $  414,433 $167,059  $ 47,264
                                                  ========== ========  ========

  For each of the periods shown above, all of the operating expenses of the Company were incurred and paid in Australia. The identifiable assets of the Company, other than accounts receivable, are predominantly related to the operations in Australia.

  In the period from September 2, 1993 to June 30, 1994, no single customer accounted for more than 10% of total revenues. In the fiscal year ended June 30, 1995, two customers accounted for more than 10% of total revenues (Packard Bell Electronics, Inc., 75% or $635,000 and Monto, a related party, 11% or $89,000). In the fiscal year ended June 30, 1996, three customers accounted for more than 10% of total revenues (Packard Bell Electronics, Inc., 15% or $316,000; Shortland Publications, 11% or $226,000; and Ocean of America, Inc., 40% or $813,000). In the three months ended September 30, 1996, three customers accounted for more than 10% of total revenues (Interplay Productions, Inc., 21% or $60,000; Sega Ozisoft, 22% or $62,000; and Golden Dolphin Productions Pty. Ltd., 43% or $122,000).

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)


10. SUBSEQUENT EVENTS

  In June 1996, the Company entered into a Memorandum of Understanding with Sega Ozisoft to acquire Sega Australia New Developments ("SAND"), a division of Sega Ozisoft. In September 1996, the Company and Sega Ozisoft entered into an Asset Purchase Agreement (the "SAND Acquisition Agreement") which superseded the Memorandum of Understanding. Pursuant to the SAND Acquisition Agreement, the Company acquired SAND and in consideration therefor issued a one-year $1,500,000 convertible promissory note (the "SAND Note") to Sega Ozisoft. The SAND Note bears interest at a rate of 8% per annum. Upon the completion of the Offering, the SAND Note will be automatically converted into 780,001 shares of Common Stock of the Company.

  SAND was created to develop state-of-the-art technology for interactive, digital, Multipath Movies. SAND was in the development stage, devoting substantially all of its efforts to research and development. During its development stage, SAND incurred significant costs to develop proprietary software tools to be used in the creation and development of a new genre of interactive digital entertainment called "Multipath Movies." (Through the date of the SAND Acquisition, SAND had incurred research and development expenses of approximately $1,563,000.)

  The SAND Acquisition Agreement also provides that the Company shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the Cyberswine Multipath Movie. Adjusted Gross Receipts is gross receipts received by the Company on the Cyberswine Multipath Movie after deducting any royalties and fees payable to Cyberswine licensors. Pursuant to an agreement between Sega Ozisoft and the licensor of the characters and content of Cyberswine, the Company will be required to pay to the Cyberswine licensor a royalty of 2% of gross revenues less cost of goods on all sales of Cyberswine products.

  Pursuant to the SAND Acquisition Agreement, Sega Ozisoft has agreed to fund certain development expenses of the Company prior to the closing of the Offering; and the Company has agreed to reimburse Sega Ozisoft from the proceeds of the Offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,175 per month advanced by Sega Ozisoft for August, September and October 1996. As of September 30, 1996, the Company had incurred a total obligation of $36,605 pursuant to this agreement.

  Between September and November 1996, the Company executed three promissory notes in favor of Reefknot in the principal amounts of $150,000, $50,000 and $150,000. The notes bear interest at the rate of 10% per annum and are due and payable on the earlier to occur of the closing of the Offering or the first anniversary of the date of issuance of each note.

  In September 1996, the Company entered into strategic relationships with Crawford Productions Pty., Ltd. ("Crawford") and Morgan Creek Interactive, Inc. ("Morgan Creek") to provide creative product for the Company's Multipath Movies. Pursuant to the agreement between the Company and Crawford, the Company is obligated to contribute up to one half of the costs incurred to develop and produce each project selected by the parties, if any, for development into Multipath Movie titles, which total cost per film is anticipated to be approximately $789,000. Pursuant to the agreement between the Company and Morgan Creek, the Company is obligated to fund entirely the development of two Multipath Movies.

  During September 1996 the Company entered into two strategic agreements with terms that provided for the issuance of warrants to purchase a total of 685,000 shares of the Company's Common Stock. Warrants to purchase 600,000 shares of Common Stock are exercisable at $10.00 per share or the initial public offering price of the Company's Common Stock. Additionally, 35,000 and 50,000 of the warrants are exercisable at $4.00 and $5.20, respectively. The warrants expire in September 1999. The value of the warrants is calculated to be

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                 JUNE 30, 1996

        (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                   SUBSEQUENT TO JUNE 30, 1996 IS UNAUDITED)

approximately $1,096,000 and this value represented an expense charge to operations with a corresponding credit to stockholders' deficiency in the quarter ended September 30, 1996.

  The Company adopted a Stock Option Plan (the "1996 Plan") which became effective on September 13, 1996. Each director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 1,080,000, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan. The maximum number of shares of Common Stock with respect to which options or rights may be granted under the 1996 Plan to any executive or other employee during any fiscal year is 100,000, subject to certain adjustments to prevent dilution.

  As of October 23, 1996, the Board had granted options covering an aggregate of 185,000 shares of Common Stock to certain directors and employees of the Company, with an exercise price of $10 per share. In November 1996, the options were repriced to $4.00 per share. The directors options were granted effective as each director joins the Board of Directors and will be immediately fully vested. The options granted to employees vest over a four year period. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award made after September 13, 2006.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Brilliant Digital Entertainment, Inc.

  We have audited the accompanying balance sheets of Sega Australia New Developments (a development stage business unit of Sega Ozisoft Pty. Ltd.) as of June 30, 1996 and 1995, and the related statements of operations and business unit deficit, and cash flows for each of the two years in the period ended June 30, 1996 and the period from March 1, 1994 (inception) through June 30, 1994. These financial statements are the responsibility of the business unit's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sega Australia New Developments at June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1996 and the period from March 1, 1994 (inception) through June 30, 1994, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Sega Australia New Developments will continue as a going concern. As more fully described in Note 1, the business unit has a working capital deficiency and an accumulated deficit. These conditions raise substantial doubt about the business unit's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          Ernst & Young LLP

September 13, 1996
Los Angeles, California

                        SEGA AUSTRALIA NEW DEVELOPMENTS
         (A DEVELOPMENT STAGE BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

                                 BALANCE SHEETS

                                                              JUNE 30,
                                                        ----------------------
                                                          1995        1996
                                                        ---------  -----------
      ASSETS
        Total assets..................................  $     --   $       --
                                                        =========  ===========
      LIABILITIES AND DEFICIT ACCUMULATED DURING THE
       DEVELOPMENT STAGE
      Liabilities:
        Due to parent company.........................  $ 472,318  $ 1,306,331
                                                        ---------  -----------
      Total liabilities...............................    472,318    1,306,331
      Deficit accumulated during the development
       stage:
        Deficit accumulated during the development
         stage........................................   (485,839)  (1,244,209)
        Cumulative translation adjustment.............     13,521      (62,122)
                                                        ---------  -----------
      Total deficit accumulated during the development
       stage..........................................   (472,318)  (1,306,331)
                                                        ---------  -----------
      Total liabilities and deficit accumulated during
       the development stage..........................  $     --   $       --
                                                        =========  ===========


                            See accompanying notes.

                        SEGA AUSTRALIA NEW DEVELOPMENTS
         (A DEVELOPMENT STAGE BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

               STATEMENTS OF OPERATIONS AND BUSINESS UNIT DEFICIT

                                 PERIOD FROM
                                  MARCH 1,                         CUMULATIVE
                                    1994                          MARCH 1, 1994
                                 (INCEPTION)                       (INCEPTION)
                                   THROUGH   YEAR ENDED JUNE 30,     THROUGH
                                  JUNE 30,   --------------------   JUNE 30,
                                    1994       1995       1996        1996
                                 ----------- --------  ---------- -------------
Expenses:
General and administrative
 expenses......................    $   --    $ 43,871  $   89,903  $  133,774
Research and development
 expenses......................     11,095    430,873     668,467   1,110,435
                                   -------   --------  ----------  ----------
  Total expenses...............     11,095    474,744     758,370   1,244,209
Beginning deficit accumulated
 during the development stage..        --      11,218     472,318         --
Translation adjustment.........        123    (13,644)     75,643      62,122
                                   -------   --------  ----------  ----------
Ending deficit accumulated
 during the development stage..    $11,218   $472,318  $1,306,331  $1,306,331
                                   =======   ========  ==========  ==========


                            See accompanying notes.

                        SEGA AUSTRALIA NEW DEVELOPMENTS
         (A DEVELOPMENT STAGE BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

                            STATEMENTS OF CASH FLOWS

                                PERIOD FROM                       CUMULATIVE
                                 MARCH 1,                          MARCH 1,
                                   1994                              1994
                                (INCEPTION)                       (INCEPTION)
                                  THROUGH   YEAR ENDED JUNE 30,     THROUGH
                                 JUNE 30,   --------------------   JUNE 30,
                                   1994       1995       1996        1996
                                ----------- ---------  ---------  -----------
OPERATING ACTIVITIES
Net loss.......................  $(11,095)  $(474,744) $(758,370) $(1,244,209)
                                 --------   ---------  ---------  -----------
Net cash used in operating
 activities....................   (11,095)   (474,744)  (758,370)  (1,244,209)
FINANCING ACTIVITIES
Increase in amounts due to
 parent company................    11,095     474,744    758,370    1,244,209
                                 --------   ---------  ---------  -----------
Net cash provided by financing
 activities....................    11,095     474,744    758,370    1,244,209
                                 --------   ---------  ---------  -----------
Increase in cash...............       --          --         --           --
Cash at beginning of period....       --          --         --           --
                                 --------   ---------  ---------  -----------
Cash at end of period..........  $    --    $     --   $     --   $       --
                                 ========   =========  =========  ===========

                        SEGA AUSTRALIA NEW DEVELOPMENTS
            (A DEVELOPMENT BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The financial statements include the assets, liabilities, revenues and expenses of Sega Australia New Developments ("SAND"), a business unit of Sega Ozisoft Pty. Ltd. ("Sega Ozisoft"). SAND was created to develop state-of-the-art technology for interactive, digital, Multipath Movies. In June 1996, Sega Ozisoft and Brilliant Digital Entertainment, Inc. (the "Company") entered into a Memorandum of Understanding and in September 1996, Sega Ozisoft and the Company entered into an asset purchase agreement, whereby the Company agreed to purchase certain assets of SAND. See Note 3 for a discussion of these transactions.

  The accompanying financial statements reflect the "carved-out" financial position and results of operations of SAND as if SAND had been operating as a company separate from Sega Ozisoft. Certain corporate, general and administrative expenses of Sega Ozisoft have been allocated to SAND on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable for management to estimate, the level of expenses which might have been incurred had SAND been operating as a separate company.

  SAND is in the development stage devoting substantially all of its efforts to research and development. During its development stage, SAND has incurred cumulative net losses of approximately $1,300,000 through June 30, 1996, and expects to incur substantial and increasing additional development costs. SAND will require substantial additional funds in order to complete the research and development activities currently contemplated and to commercialize its proposed products. Without additional funding, SAND may be required to delay, reduce the scope of or eliminate one or more of its research or development programs, or obtain funds through arrangements with collaborative partners or others which may require SAND to relinquish rights to certain of its technologies, product candidates or products that SAND would otherwise seek to develop or commercialize on its own.

 Research and Development Costs

  SAND has incurred significant costs to develop proprietary software tools to be used in the creation and development of a new genre of interactive digital entertainment called "Multipath Movies". SAND recorded research and development expenses of $11,095, $430,873 and $668,467 for the four month period ended June 30, 1994 and the fiscal years ended June 30, 1995 and 1996, respectively.

  SAND's accounting policy follows Statement of Financial Accounting Standards No. 86 (SFAS No. 86), which provides for the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever is greater. No software development costs were capitalized in the four month period ended June 30, 1994 or the fiscal years ended June 30, 1995 and 1996.

 Foreign Currency Translation

  The functional currency of SAND is its local currency, Australian dollars. Assets and liabilities of SAND are translated into U.S. dollars (the reporting currency) using current exchange rates ($0.718 at June 30, 1995 and $0.789 at June 30, 1996), and revenues and expenses are translated into U.S. dollars using the average exchange rate ($0.72 for the period from March 1, 1993 to June 30, 1994, $0.739 for the year ended June 30, 1995 and $0.760 for the year ended June 30, 1996).

                        SEGA AUSTRALIA NEW DEVELOPMENTS
         (A DEVELOPMENT STAGE BUSINESS UNIT OF SEGA-OZISOFT PTY. LTD.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1996

2. RELATIONSHIP AND TRANSACTIONS WITH SEGA OZISOFT

  The financial statements include allocations to SAND of certain administrative costs incurred by Sega Ozisoft related to accounting, human resources and certain other corporate expenses. These expenditures were $0, $29,111 and $43,924 for the four month period ended June 30, 1994 and years ended June 30, 1995 and 1996, respectively.

  In the opinion of management, these allocations were made on a reasonable basis. However, they are not necessarily indicative of the level of expenditures which may have been experienced on a standalone basis. The amounts that would have or will be incurred on a separate company basis could differ significantly from the allocated amounts due to economies of scale, differences in management and/or operational practices or other factors.

3. SUBSEQUENT EVENTS

  In June 1996, the Company entered into a Memorandum of Understanding with Sega Ozisoft to acquire SAND, a division of Sega Ozisoft. In September 1996, the Company and Sega Ozisoft entered into an Asset Purchase Agreement (the "SAND Acquisition Agreement") which superseded the Memorandum of Understanding. Pursuant to the SAND Acquisition Agreement, the Company acquired SAND and in consideration therefor issued a one-year $1,500,000 convertible promissory note (the "SAND Note") to Sega Ozisoft. The SAND Note bears interest at a rate of 8% per annum. Upon the completion of the Offering, the SAND Note will be automatically converted into 780,001 shares of Common Stock of the Company.

  The SAND Acquisition Agreement also provides that the Company shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the Cyberswine Multipath Movie. Adjusted Gross Receipts is gross receipts received by the Company on the Cyberswine Multipath Movie after deducting any royalties and fees payable to Cyberswine licensors.

  Pursuant to the SAND Acquisition Agreement, Sega Ozisoft has agreed to fund certain development expenses of the Company prior to the closing of the Offering; and the Company has agreed to reimburse Sega Ozisoft from the proceeds of the Offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,175 per month advanced by Sega Ozisoft for August, September and October 1996.

           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Financial Information") of the Company has been derived by the application of pro forma adjustments to the historical financial statements of the Company and SAND for the periods indicated. The adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable.

  The Unaudited Pro Forma Financial Information gives effect to (i) the acquisition by the Company of SAND in exchange for the SAND Note and the conversion of the SAND Note into 780,001 shares of Common Stock, (ii) the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $5.00 per share after deducting underwriting discounts and commissions and estimated offering expenses and
(iii) the repayment of $900,434 of short-term obligations as if these transactions had occurred as of September 30, 1996, for purposes of the balance sheet data, and as of the beginning of the period presented, for purposes of the statements of operations data. The Unaudited Pro Forma Financial Information does not give effect to any transactions other than those discussed above and in the accompanying notes. The Unaudited Pro Forma Financial Information is provided for informational purposes only and does not purport to represent the results of operations or financial position of the Company had the transactions in fact occurred on such dates, nor does it purport to be indicative of the financial position or results of operations as of any future date or for any future period.

  The Unaudited Pro Forma Financial Information and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this Prospectus.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET

                               SEPTEMBER 30, 1996

                                                                                            PRO FORMA
                                       BRILLIANT    PRO FORMA    PRO FORMA     OFFERING    AS ADJUSTED
                                      AS REPORTED  ADJUSTMENTS  CONSOLIDATED  ADJUSTMENTS  CONSOLIDATED
                                      -----------  -----------  ------------  -----------  ------------
                                                    (NOTE 1)                   (NOTE 2)
ASSETS
Current assets:
 Cash and cash equivalents..........  $    85,941  $       --   $    85,941   $7,304,566   $ 7,390,507
 Accounts receivable................      628,756          --       628,756          --        628,756
 Other current assets...............        7,633          --         7,633          --          7,633
                                      -----------  -----------  -----------   ----------   -----------
 Total current assets...............      722,330          --       722,330    7,304,566     8,026,896
Capitalized software costs..........      295,000          --       295,000          --        295,000
Property, plant and equipment, net..      181,064          --       181,064          --        181,064
                                      -----------  -----------  -----------   ----------   -----------
 Total assets.......................  $ 1,198,394  $       --   $ 1,198,394   $7,304,566   $ 8,502,960
                                      ===========  ===========  ===========   ==========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
Current liabilities:
 Accounts payable and accrued
  expenses..........................  $   125,524  $       --   $   125,524   $      --    $   125,524
 Deferred revenue...................      213,570          --       213,570          --        213,570
 Notes payable, related party.......      900,434          --       900,434     (900,434)          --
 Note payable.......................    1,500,000   (1,500,000)         --           --            --
 Other current liabilities..........       13,621          --        13,621          --         13,621
                                      -----------  -----------  -----------   ----------   -----------
 Total current liabilities..........    2,753,149   (1,500,000)   1,253,149     (900,434)      352,715
Stockholders' equity (deficiency):
 Common Stock (.001 par value)......        4,420          780        5,200        2,000         7,200
 Additional paid-in capital.........    1,106,163    1,499,220    2,605,383    8,203,000    10,808,383
 Accumulated deficit................   (2,656,759)         --    (2,656,759)         --     (2,656,759)
 Cumulative translation adjustment..       (8,579)         --        (8,579)         --         (8,579)
                                      -----------  -----------  -----------   ----------   -----------
 Total stockholders' equity
  (deficiency)......................   (1,554,755)   1,500,000      (54,755)   8,205,000     8,150,245
                                      -----------  -----------  -----------   ----------   -----------
 Total liabilities and stockholders'
  equity (deficiency)...............  $ 1,198,394  $       --   $ 1,198,394   $7,304,566   $ 8,502,960
                                      ===========  ===========  ===========   ==========   ===========


            See Notes to Unaudited Pro Forma Financial Information.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     THREE MONTHS ENDED SEPTEMBER 30, 1996

                          BRILLIANT    PRO FORMA                OFFERING    PRO FORMA
                         AS REPORTED  ADJUSTMENTS  PRO FORMA   ADJUSTMENTS AS ADJUSTED
                         -----------  ----------- -----------  ----------- -----------
                                       (NOTE 1)                 (NOTE 2)
Revenues:
  Development fees...... $   244,031    $   --    $   244,031   $     --   $   244,031
  Royalties.............      35,255        --         35,255         --        35,255
  Software sales........       1,884        --          1,884         --         1,884
                         -----------    -------   -----------   ---------  -----------
    Total revenues......     281,170        --        281,170         --       281,170
Cost of revenues........     139,871        --        139,871         --       139,871
                         -----------    -------   -----------   ---------  -----------
                             141,299        --        141,299         --       141,299
Operating expenses:
  Sales and marketing...     968,755        --        968,755         --       968,755
  General and
   administrative.......     139,861        --        139,861         --       139,861
  Research and
   development..........   1,518,337        --      1,518,337         --     1,518,337
  Depreciation..........      30,714        --         30,714         --        30,714
                         -----------    -------   -----------   ---------  -----------
                           2,657,667        --      2,657,667         --     2,657,667
Income (loss) from
 operations.............  (2,516,368)       --     (2,516,368)        --    (2,516,368)
Other:
  Interest income.......         411        --            411         --           411
  Interest expense......     (20,881)       --        (20,881)        --       (20,881)
                         -----------    -------   -----------   ---------  -----------
                             (20,470)       --        (20,470)        --       (20,470)
Loss before income
 taxes..................  (2,536,838)       --     (2,536,838)        --    (2,536,838)
Provision for income
 taxes..................         --         --            --          --           --
                         -----------    -------   -----------   ---------  -----------
Net loss................ $(2,536,838)   $   --    $(2,536,838)  $     --   $(2,536,838)
                         ===========    =======   ===========   =========  ===========
Net loss per share...... $     (0.56)             $     (0.48)             $     (0.35)
                         ===========              ===========              ===========
Common shares used in
 calculating net loss
 per share..............   4,503,960    780,001     5,283,961   2,000,000    7,283,961
                         ===========    =======   ===========   =========  ===========

            See Notes to Unaudited Pro Forma Financial Information.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1996

                           BRILLIANT    SAND AS      PRO FORMA     PRO FORMA               OFFERING    PRO FORMA
                          AS REPORTED  REPORTED     ADJUSTMENTS   ADJUSTMENTS PRO FORMA   ADJUSTMENTS AS ADJUSTED
                          -----------  ---------  --------------- ----------- ----------  ----------- -----------
                                                  (NOTES 1 AND 3)  (NOTE 4)
Revenues:
 Development fees.......  $  585,743   $     --      $     --      $(172,542) $  413,201   $     --   $  413,201
 Royalties..............   1,291,015         --            --            --    1,291,015         --    1,291,015
 Software sales.........     177,119         --            --            --      177,119         --      177,119
                          ----------   ---------     ---------     ---------  ----------   ---------  ----------
 Total revenues.........   2,053,877         --            --       (172,542)  1,881,335         --    1,881,335
Cost of revenues........     738,842         --            --            --      738,842         --      738,842
                          ----------   ---------     ---------     ---------  ----------   ---------  ----------
                           1,315,035         --            --       (172,542)  1,142,493         --    1,142,493
Operating expenses:
 Sales and marketing....     163,038         --            --            --      163,038         --      163,038
 General and
  administrative........     365,491      89,903       (89,903)          --      365,491         --      365,491
 Research and
  development...........     174,395     668,467       681,533      (172,542)  1,351,853         --    1,351,853
 Depreciation...........     101,824         --            --            --      101,824         --      101,824
                          ----------   ---------     ---------     ---------  ----------   ---------  ----------
                             804,748     758,370       591,630      (172,542)  1,982,206         --    1,982,206
Income (loss) from
 operations.............     510,287    (758,370)     (591,630)          --     (839,713)        --     (839,713)
Other:
 Gain on foreign
  exchange
  transactions..........      13,382         --            --            --       13,382         --       13,382
 Export market
  development grant.....     122,488         --            --            --      122,488         --      122,488
 Interest income........       2,017         --            --            --        2,017         --        2,017
 Interest expense.......     (94,762)        --            --            --      (94,762)        --      (94,762)
                          ----------   ---------     ---------     ---------  ----------   ---------  ----------
                              43,125         --            --            --       43,125         --       43,125
Income (loss) before
 income taxes...........     553,412    (758,370)     (591,630)          --     (796,588)        --     (796,588)
Provision for income
 taxes..................         --          --            --            --          --          --          --
                          ----------   ---------     ---------     ---------  ----------   ---------  ----------
Net income (loss).......  $  553,412   $(758,370)    $(591,630)    $     --   $ (796,588)  $     --   $ (796,588)
                          ==========   =========     =========     =========  ==========   =========  ==========
Net income (loss) per
 share..................  $     0.12                                          $    (0.15)             $    (0.11)
                          ==========                                          ==========              ==========
Common shares used in
 calculating net income
 (loss) per share.......   4,557,000                   780,001                 5,337,001   2,000,000   7,337,001
                          ==========                 =========                ==========   =========  ==========


            See Notes to Unaudited Pro Forma Financial Information.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                              AS OF JUNE 30, 1996

NOTE 1:

  Reflects the immediate conversion of the SAND Note into 780,001 shares of $.001 par value common stock. As a result, the SAND Note will be reduced to $0. Common Stock will be increased by $780 and additional paid in capital will increase by $1,499,220.

NOTE 2:

  Reflects the Offering contemplated in this Prospectus assuming the following:

   Number of shares to be issued....................................  2,000,000
   Issue price per share............................................ $     5.00
   Par value of shares issued.......................................      0.001
   Costs related to the Offering....................................  1,795,000

  It is also assumed that the notes to related parties of $900,434 will be repaid from the proceeds of the Offering.

  Based on the above assumptions, at the closing of the Offering:

   Cash will increase by............................................ $7,304,566
   Notes payable to related parties will decrease by................    900,434
   Common Stock will increase by....................................      2,000
   Additional paid in capital will increase by......................  8,203,000

NOTE 3:

  SAND incurred $758,370 in total expenses for the year ended June 30, 1996. In order to reflect the allocation of $1,350,000 of the SAND purchase price to in-process research and development costs, total expenses have been increased by $591,630.

NOTE 4:

  Reflects the elimination of revenues recorded by the Company relating to development fees paid by SAND during the fiscal year ended June 30, 1996. SAND recorded research and development expenses when the payment was made to the Company. Therefore, development fees will be reduced and research and development costs will be reduced by $172,542.

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 -------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
The Company..............................................................   6
Risk Factors.............................................................   8
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Dilution.................................................................  21
Capitalization...........................................................  22
Selected Historical and Pro Forma Consolidated Financial Data............  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  31
Management...............................................................  50
Certain Relationships and Related Transactions...........................  56
Principal Stockholders...................................................  60
Description of Capital Stock.............................................  62
Shares Eligible For Future Sale..........................................  64
Underwriting.............................................................  66
Notice to Canadian Residents.............................................  68
Legal Matters............................................................  69
Experts..................................................................  69
Additional Information...................................................  69
Index to Consolidated Financial Statements............................... F-1

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 UNTIL DECEMBER 17, 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                    [LOGO]
                               2,000,000 Shares
                                 Common Stock

                                  PROSPECTUS

                                CS First Boston

                                Cruttenden Roth
                                 Incorporated

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